UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Exchange Act of 1934

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SouthState Corporation

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1101 First Street South

Winter Haven, Florida 33880

March 11, 2025

To Our Shareholders:

You are cordially invited to attend our Annual Shareholders’ Meeting on Wednesday, April 23, 2025, at 9:00 a.m., Eastern daylight time, at Rivergate Tower, 400 North Ashley Drive, 29th Floor, Tampa, Florida 33602.

We have enclosed a Notice of Annual Meeting of Shareholders and Proxy Statement that cover the details of matters to be presented at the meeting. We have also enclosed a copy of our 2024 Annual Report on Form 10-K which reviews SouthState’s performance and discusses our strategy and outlook. The Board of Directors recommends that you vote “FOR” each of the matters presented by the Company at the Annual Meeting.

As always, your vote is important, and whether or not you plan to attend the Annual Meeting, we strongly encourage you to follow the telephone or internet voting instructions or complete the enclosed proxy card or voting instruction form and return it in the enclosed business reply envelope.

John C. Corbett
Chief Executive Officer

NOTICE OF 2024 ANNUAL MEETING OF SHAREHOLDERS

NOTICE OF 2024 ANNUAL MEETING OF SHAREHOLDERS

Date and Time April 23, 2025 9:00 a.m., Eastern daylight time	Place Rivergate Tower 400 North Ashley Drive, 29th Floor Tampa, Florida 33602

Matters to be Voted on:
● Electing the 15 directors named in the proxy statement
● Approving our executive compensation (an advisory, non-binding “Say on Pay” resolution)
● Approving the change in domicile of the Company from South Carolina to Florida
● Ratifying the appointment of our independent registered public accounting firm for 2025
● Any other business that may properly come before our annual meeting

Record date:

We have set the close of business on February 24, 2025, as the record date for our annual meeting. SouthState shareholders as of the close of business on February 24, 2025, will be entitled to vote at our annual meeting and any adjournments or postponements of the meeting.

Your vote is very important:

Please submit your proxy as soon as possible by the Internet, telephone, or mail. Submitting your proxy by one of these methods will ensure your representation at the annual meeting regardless of whether you attend the meeting.

Please refer to pages 81 through 83 of this Proxy Statement for additional information on how to vote your shares and attend our annual meeting.

By order of the Board of Directors,

Beth S. DeSimone
General Counsel and Corporate Secretary

March 11, 2025

Important notice regarding the availability of proxy materials for the annual meeting of shareholders to be held on April 23, 2025:

We commenced providing and making available this 2025 Proxy Statement on March 11, 2025. Our 2025 Proxy Statement and 2024 Annual Report to shareholders are available at www.proxyvote.com.

Proxy Statement Summary

PROXY STATEMENT SUMMARY

How to vote your shares

You may vote if you were a shareholder as of the close of business on February 24, 2025.

Online www.proxyvote.com	By Mail Complete, sign, date, and return your proxy card in the envelope provided
By Phone Call the phone number located on the top of your proxy card	In Person Attend our annual meeting and vote by ballot

Your vote is important.

Proposals for your vote		Board voting recommendation	Page
1.	Electing Directors	✓ FOR each nominee	2
2.	Approving Our Executive Compensation (an Advisory, Non-binding “Say on Pay” Resolution)	✓ FOR	31
3.	Approving a Change in Domicile of the Company from South Carolina to Florida	✓ FOR	63
4.	Ratifying the Appointment of Our Independent Registered Public Accounting Firm for 2025	✓ FOR	77

If you are a beneficial (or street name) holder and you would like to vote in person at the meeting, you must also present a written legal proxy from the broker, bank, or other nominee. See “Voting and Other Information” beginning on page 81 for more information on voting your shares.

To review our 2025 Proxy Statement, 2024 Annual Report, and other information relating to our 2025 Annual Meeting online, go to www.proxyvote.com.

Annual meeting admission

Annual meeting admission is limited to our registered holders and beneficial owners as of the record date and persons holding valid proxies from these shareholders. Admission to our annual meeting requires proof of your stock ownership as of the record date and valid, government-issued photo identification. The use of cameras, recording devices, phones, and other electronic devices is prohibited. See “Voting and Other Information—Attending our Annual Meeting” on page 82.

2025 PROXY STATEMENT i

Proxy Statement Summary

2024 Accomplishments

Acquired Independent Bank Group, Inc., creating a $65 billion regional bank with 343 branches and expanded banking operations in eight states, including Texas and Colorado.

Earned net income of $535 million, or $6.97 per diluted share, or adjusted net income of $553 million, or $7.21 per diluted share, excluding merger-related and other one-time costs, earned pre-provision net revenue (“PPNR”) of $740 million and PPNR per share of $9.64, experiencing net charge offs of average loans of only 6 basis points, down from 8 basis points for 2023 (1)

Achieved return on average tangible common equity of 15%, adjusted return on average tangible common equity (“ROATCE”) of 15.5%, and total tangible book value per share of $51.11 as of December 31, 2024, a 10.3% increase from $46.32 as of December 31, 2023 (1)

Increased stock value by 18% in 2024 and outperformed the Keefe Bruyette & Woods Regional Bank Index (i) by 8% in 2024, (ii) by 25% in the 2-year lookback period, and (iii) by 29% in the 3-year lookback period (2)

Experienced 4.7% annualized loan growth, 2.7% annualized deposit growth, and net interest margin of 3.43% in 2024 (1)
Continued employee engagement of 83%, as reported through our 2024 employee engagement survey, as compared to 75% of engagement in the financial services industry generally
Named by TIME and Statista as one of America’s best midsize companies in 2024, and listed by American Banker as a 2024 best bank to work for (3)
(1)	Adjusted net income, PPNR, and ROATCE are Non-GAAP measures that exclude the impact of merger, branch consolidation and severance related expense, gains or losses on AFS securities and other one-time adjustments such as FDIC special assessment, net of tax. In addition, PPNR excludes income taxes and provision for credit losses. ROATCE also excludes after - tax amortization of intangibles. See reconciliation of GAAP to Non-GAAP measures in Appendix A.
(2)	The KBW Nasdaq Regional Banking Index is a modified market capitalization weighted index designed to track the performance of U.S. regional banks or thrifts that are publicly traded in the U.S. February 5, 2025, www.kbw.com/capabilities/indexes-etfs/.
(3)	TIME, https://time.com/collection/americas-best-mdisize-companies-2024/; Kline, Allissa, “Best Banks to Work For 2024”, American Banker, November 12, 2024, www.americanbanker.com/list/best-banks-to-work-for-2024.

Strategic Objectives

We operate our company under the guiding principles of soundness, profitability, and growth, while expecting our teams to lead with integrity and accountability. At SouthState, our goal is to take advantage of opportunities to provide a best-in-class customer experience that is balanced by our responsibility to do the right thing. We want to provide freedom within a framework: being nimble with accountability. To do this, we have adopted certain cultural cornerstones to guide our actions.

ii SOUTHSTATE

Proxy Statement Summary

Cultural Cornerstones

The Why: To invest in the entrepreneurial spirit, pursue excellence and inspire a greater purpose.

We believe that SouthState is a platform to make our communities better. Our Core Values express to our employees, customers, shareholders, and the communities we serve how we will implement our guiding principles in our daily business.

The WHAT: Guiding Principles	The HOW: Core Values

Local Market Leadership

Our business model supports the unique character of the communities we serve and encourages decision making by the banker that is closest to the customer.

Long-Term Horizon

We think and act like owners and measure success over entire economic cycles. We prioritize soundness before short-term profitability and growth.

Remarkable Experiences

We will make our customers’ lives better by anticipating their needs and responding with a sense of urgency. Each of us has the freedom, authority, and responsibility to do the right thing for our customers.

Meaningful and Lasting Relationship

We communicate with candor and transparency. The relationship is more valuable than the transaction.

Greater Purpose

We enable our team members to pursue their ultimate purpose in life—their personal faith, their family, their service to community.

Compensation Highlights

2024 was another exciting year for SouthState. The Company closed its acquisition of Independent Bank Group, Inc. (“Independent) on January 1, 2025, through the merger of Independent with and into SouthState (the “Independent Merger”) and immediately thereafter, the merger of Independent’s subsidiary bank, Independent Bank, with and into SouthState Bank, N.A. (the "Bank"). As a result of these transactions, the Company expanded its presence in Texas, entered Colorado, and increased its asset size to approximately $65 billion.

We continued to maintain a performance-based executive compensation program that we adopted in January 2021 that applies to our Named Executive Officers (the “NEOs”) including our CEO. This performance-based approach continues to drive and underscore our pay for performance philosophy. As a result, our 2024 executive compensation plan included a performance-based program consisting of:

o
0% based on adjusted pre-tax pre-provision net revenue, or PPNR, less Net Charge-offs
o

●
o
0% in the form of performance share units (“PSUs”) based on the following two performance metrics:
(1)
 period
(2)
o
0% in the form of time-based restricted share units (“RSUs”), vesting ratably over three years

●
Annual cash-based incentive compensation based on the following metrics:
o
80% based on adjusted pre-tax pre-provision net revenue, or PPNR, less Net Charge-Offs
o
20% based on our non-performance assets, or NPAs, to loans plus other real estate owned (or OREO) ratio on an absolute level and as compared to our peers

●
Long-term equity-based incentive compensation consisting of the following awards:
o
60% in the form of performance share units (“PSUs”) based on the following two performance metrics:
(1)
compound tangible book value (“TBV”) growth per share plus cumulative dividends over a three-year performance period
(2)
adjusted return on average tangible common equity, compared to peers, over the three-year performance period
o
40% in the form of time-based restricted share units (“RSUs”), vesting ratably over three years

2025 PROXY STATEMENT iii

Proxy Statement Summary

We believe this performance-based compensation program reflects our guiding principles of soundness, profitability and growth, and aligns our executive compensation with shareholder return based on our overall profitability on both a short-term and long-term basis, while including metrics that will discourage our NEOs from pursuing strategies that would expose the Company to excessive risk.

For the full discussion of the executive compensation program, please see the Company’s “Compensation Discussion and Analysis” which begins on page 32.

Corporate Governance

We and our Board focus on corporate governance and how we can improve upon it. We believe a diverse and independent Board is an essential component of strong corporate performance that allows us to serve our customers and enhance shareholder value.

Key statistics about our director nominees

3.8 years average tenure of independent directors, below the 7.9-year S&P 500 average (1)	13 of 15 or 87% are independent	4 of 15 or 27% are women	2 of 15 or 13% are ethnically diverse	8 of 15 or 53% have CEO-level experience	4 of 15 or 27% have senior executive experience at financial institutions
(1)	Our independent director nominees’ average tenure is calculated by full years of completed service based on date of initial election as of our annual meeting date; source for S&P 500 average: 2024 Spencer Stuart Board Index.

Our key corporate governance policies include:

An annually elected Board, with directors serving one-year terms
A majority independent Board, with entirely independent Audit, Compensation, Governance and Nominating, and Risk Committees
Separate roles of CEO and Independent Board Chair with clearly defined responsibilities
Executive sessions of independent directors at regularly scheduled Board and Board Committee meetings
Board review and oversight of current and potential risks facing the Company and its business
Annual Board self-assessment coordinated by the Independent Board Chair and the Governance and Nominating Committee and annual Board committee performance evaluations coordinated by each committee
At least six (6) hours of required director education annually
Stock ownership requirements for directors and executive officers and insider trading guidelines

Insider Trading Policy designed to promote compliance with insider trading laws, rules and regulations and NYSE rules, with prohibitions on directors, officer and employees from engaging in hedging or pledging transactions; publicly available under the “Investor Relations” tab at the Bank’s website, www.southstatebank.com

Compensation Recoupment Policies, one compliant with SEC and NYSE Rules on recouping certain executive compensation paid to executive officers in the event of certain accounting restatements and one covering employees and triggering events beyond those required by SEC and NYSE rules

No poison pill
Shareholders owning 10% or more of the Company’s common stock can call a special meeting of shareholders
Mandatory director retirement age of 72 years
Code of Ethics applicable to all directors, officers, and employees

Whistleblower Hotline available on our public facing website as a confidential mechanism to report concerns regarding accounting, internal controls, auditing matters, securities law compliance, or any provision of federal law relating to fraud against shareholders, publicly available under the “Investor Relations” tab at the Bank’s website, www.southstatebank.com

iv SOUTHSTATE

Proxy Statement Summary

Additional Corporate Governance Information

More information about our corporate governance practices, documents and policies can be found on our website at https://www.southstatebank.com/ under the Corporate Governance tab of the Corporate Overview section under “Investor Relations,” including our: (i) Corporate Governance Guidelines; (ii) Code of Ethics; (iii) the charters of each of our Board committees and (iv) Insider Trading Policy. The Amended and Restated Bylaws of the Company were filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on August 4, 2023. We will disclose any future amendments to these documents, as well as any waivers to our Code of Ethics, on our website as promptly as practicable, as and to the extent required under the NYSE listing standards and applicable SEC rules.

This information is also available in print, free of charge, upon written request addressed to our Corporate Secretary at 1101 First Street South, Winter Haven, Florida 33880. Neither our website nor any of the documents noted above or available therein are incorporated by reference to this proxy statement.

Internet Availability of Proxy Materials

We mailed or emailed to most of our shareholders a Notice of Internet Availability of our proxy materials with instructions on how to access our proxy materials online and how to vote. If you are a registered holder and would like to change the method of delivery of your proxy materials, please contact our transfer agent, Computershare, P.O. Box 505000, Louisville, Kentucky 40233-5000; Toll free: (800) 568-3476; Foreign (781) 575-2879; or at www.computershare.com/investor. You may do the same as a beneficial owner by contacting the bank, broker, or other nominee where your shares are held.

Proxy Statement Availability

We are providing or making available this proxy statement to solicit your proxy to vote on the matters presented at our annual meeting. We commenced providing and making available this proxy statement on March [●], 2025. Our Board requests that you submit your proxy by the Internet, telephone, or mail so that your shares will be represented and voted at our annual meeting.

We will pay the cost of solicitation of proxies. Solicitation of proxies may be made in person or by mail, telephone or other means by directors, officers, and regular employees of the Company without receiving additional compensation. We may also request banking institutions, brokerage firms, custodians, nominees, and fiduciaries to forward solicitation materials to the beneficial owners of our common stock held of record by such persons, and we will reimburse the reasonable forwarding expenses.

2025 PROXY STATEMENT v

4

1 SOUTHSTATE

Proposal 1: Electing Directors

PROPOSAL 1: ELECTING DIRECTORS

Our Board is presenting fifteen (15) nominees for election as directors at our annual meeting. All nominees currently serve as directors on our Board. Each director elected at the meeting will serve until the 2026 annual meeting of shareholders or until a successor is duly elected and qualified. Each director nominee has consented to being named in this proxy statement and to serving as a director if elected. If any nominee is unable to stand for election for any reason, the shares represented at our annual meeting may be voted for another candidate proposed by our Board, or our Board may choose to reduce its size.

Nominee	Age (1)	Principal occupation	Director since	Independent	Other Current Listed Company Boards	Committee Membership 2024 (C = Chair) (2)
David R. Brooks (3)	66	Former Chairman and Chief Executive Officer, Independent	2025	N		(4)
Ronald M. Cofield, Sr.	66	Retired, Audit Partner, PricewaterhouseCoopers L.L.P.	2022	Y		Audit – C Risk
Shantella E. Cooper	57	Founder and Chief Executive Officer, Journey Forward Strategies, LLC	2022	Y	Intercontinental Exchange, Inc.; Southern Company	Risk Governance and Nominating
John C. Corbett	56	Chief Executive Officer, SouthState and President and Chief Executive Officer of the Bank, Winter Haven, FL	2020	N
Jean E. Davis	69	Retired, Head of Operations, Technology and E-Commerce, Wachovia Corporation, Charlotte, NC	2017	Y		Compensation Governance and Nominating
Martin B. Davis	62	Executive Vice President, Southern Company Services, and Chief Information Officer, Southern Company, Atlanta, GA	2016	Y		Risk – C Audit
Janet P. Froetscher (3)	65	Board Chair and Senior Advisor, J.B and M.K. Pritzker Family Foundation	2025	Y	Cboe Global Markets, Inc.	(4)
Douglas J. Hertz (5)	72	President and Chief Executive Officer, United Distributors, Inc.	2022	Y		Compensation
Merriann Metz (6)	50	Senior Vice President, General Counsel, Chief Compliance Officer, and Secretary, Publix Super Markets, Inc.	2024	Y		(4)
G. Ruffner Page, Jr.	65	President and Chief Operating Officer, O’Neal Industries, Inc.	2020	Y		Audit
William Knox Pou, Jr.	68	Retired, Executive Vice President and Chairman, W.S. Badcock Corporation (dba Badcock Home Furniture & More), Mulberry, FL	2020	Y		Governance and Nominating – C Risk
James W. Roquemore	70	Retired, Chief Executive Officer and Chairman, Patten Seed Company, Super Sod	2022	Y		Audit Risk
David G. Salyers	66	Retired, Executive responsible for Growth and Hospitality, Chick-Fil-A, Inc., Atlanta, GA	2020	Y		Risk
G. Stacy Smith (3)	57	Partner, Trinity Investment Group; Managing Partner, Stillwater Mountain Ranch LLC	2025	Y		(4)
Joshua A. Snively	60	President, ADM Global Citrus Platform and President, Florida Chemical Company, LLC, Winter Haven, FL	2020	Y		Compensation – C Audit
(1)	Age as of the annual meeting.
(2)	The composition of each Board committee can be found on our website at https://www.southstatebank.com/ under the Committee Charting tab of the Corporate Overview section under “Investor Relations.”
(3)	Appointed to the Board in connection with the Independent Merger effective as of January 1, 2025.
(4)	Expected to be appointed to one or more Board Committees in April 2025.
(5)	Independent Chair of the Board, effective April 26, 2023.
(6)	Appointed to the Board in July 2024.

2025 PROXY STATEMENT 2

proposal 1: electing directors

Our Directors

Our directors represent a diverse range of qualifications and skills:

✓	Strategic Vision. They are seasoned leaders who have held an array of diverse leadership positions and have practical insight into the skills needed to advance the Company’s corporate strategy.
✓	Leadership. They have served as chief executives and in senior positions in the areas of risk, operations, finance, technology, and human resources.
✓	Risk Management. Through their experience in complex regulatory, technology, operational, and risk environments (including banks and other financial services organizations), they understand the skillful oversight needed to identify, evaluate, and prioritize risk.
✓	Human Capital Management. With directors experienced in leading corporate culture and Human Resources initiatives and departments, they understand the need for ongoing, consistent talent development and the Company’s commitment to making SouthState a great place to work.
✓	Cybersecurity. A cybersecurity expert chairs our Risk Committee and provides technology-related insight and guidance to the Company.
✓	Customer Experience. They are customer-centric, with expertise in enhancing and transforming customer service experiences.
✓	Diverse Attributes. They represent diverse backgrounds, in terms of gender, race, ethnicity, and experience, thereby contributing to diverse viewpoints.
✓	Perspectives. They strengthen our Board’s oversight capabilities by having varied lengths of tenure that provide historical and new perspectives about our Company.

Our Board recommends a vote “for” each of the 15 nominees listed below for election as a director (Proposal 1).

Set forth below are each nominee’s name, age as of our annual meeting date, principal occupation, business experience, and U.S.-listed public company directorships held during the past five years. We also discuss the qualifications, attributes, and skills that led our Board to nominate each for election as a SouthState director.

David R. Brooks	Age: 66	Director since: 2025
Former Chairman and Chief Executive Officer, Independent

Mr. Brooks was appointed to our Board of Directors on January 1, 2025, in connection with the Independent Financial Merger. Prior to the Merger, Mr. Brooks served as Chairman and CEO of Independent Financial, originally Independent Bank, since 1988. Prior to founding Independent, he served as President/CEO of Texas Commerce Bank-Brookhollow, now part of JP Morgan Chase, in the mid-1980s. He began his banking career in the early 1980s with a large regional bank in Dallas, Texas that later merged into what is now Bank of America. Mr. Brooks currently serves as Chairman of the Board at Capital Southwest Corporation and is on the Board of Regents for Baylor University. Mr. Brooks has been extensively involved in community and industry leadership over the years, having served as President of the Board of Trustees of the McKinney Independent School District and as a member of the McKinney City Council. He has also served on the boards of McKinney Economic Development Corporation, the McKinney Chamber of Commerce, and the Independent Bankers Association. Mr. Brooks served as Chief Financial Officer at Baylor University (2000 to 2004) and later served on the Board of Trustees at Houston Baptist University (2006 to 2012), including two years as Board Chairman. His vast knowledge of banking in Texas and Colorado, coupled with his involvement with numerous civic and educational organizations, will serve our Board well as we continue to grow and expand into new markets.

Other Listed Company Boards: Independent (2002 to 2024).

3 SOUTHSTATE

Proposal 1: Electing Directors

Ronald M. Cofield, Sr.	Age: 66	Director since: 2022
Retired, Audit Partner, Pricewaterhouse-Coopers L.L.P.

Mr. Cofield is a retired audit partner from PricewaterhouseCoopers L.L.P. (“PwC”). During his 38-year career with PwC, he served as managing partner of its Orlando and Birmingham offices, Carolinas practice (Charlotte, Raleigh, Greensboro, and Spartanburg offices) and Atlanta Assurance practice (Atlanta, Nashville, and Birmingham offices), all key markets of the Bank. Mr. Cofield served as audit partner for multiple public companies, including other financial institutions. Mr. Cofield has served as Director or Executive Committee Member to numerous charitable and civic organizations in Orlando, Birmingham, Charlotte, and Atlanta, including the Atlanta Symphony Orchestra, Charlotte Arts and Science Council, and Operation New Birmingham. He currently works with the Tech Transformation Academy at City of Refuge, a not-for-profit organization located in one of Atlanta’s most economically challenged neighborhoods, where his responsibilities include professional life skills training, corporate outreach, and placement. He is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants. Mr. Cofield’s accounting knowledge, experience serving as audit partner for large financial institutions, and leadership experience in certain of our markets provides our Board with useful accounting-related insight.

Shantella E. Cooper	Age: 57	Director since: 2022
Former Executive Director, Atlanta Committee for Progress

Ms. Cooper is the founder and Chief Executive Officer of Journey Forward Strategies, LLC, consulting with Fortune 500 companies and not-for-profit organizations in the areas of executive coaching, leadership and culture development, and business transformation. Ms. Cooper served as the former Executive Director for the Atlanta Committee for Progress, a coalition of leading CEOs focused on critical development and inclusion for the city of Atlanta (October 2018 to February 2022). Prior to joining Atlanta Committee for Progress, Ms. Cooper served as Chief Transformation Officer for WestRock Company, a corrugated package company (2016 to 2018), and Vice President and General Manager of Lockheed Martin Aeronautics Company (2011 to 2016). During her time at Lockheed Martin, Ms. Cooper also served as Vice President of Human Resources and Vice President of Ethics for the Aeronautics Division. Ms. Cooper is active in her community, serving on various for-profit and not-for-profit boards, including Emory University where she served as Vice Chair, Georgia Tech Research Institute, Grady Healthcare System, and Georgia Historical Society. Ms. Cooper’s in-depth knowledge of business operations and strategy, together with her leadership in economic growth, risk management, change management, and community affairs, will enhance the Board’s ability to position the Company for future growth and success.

Other Listed Company Boards: Atlantic Capital (2019 to 2022); Intercontinental Exchange, Inc. (2020 to present); Verativ Corporation (2020 to 2023). Southern Company (2023 to present).

2025 PROXY STATEMENT 4

proposal 1: electing directors

John C. Corbett	Age: 56	Director since: 2020
Chief Executive Officer, SouthState; Chief Executive Officer and President of the Bank

Mr. Corbett was appointed as the Chief Executive Officer of the Company, the President and Chief Executive Officer of the Bank, and to our Board of Directors on June 7, 2020, in connection with the merger (the “CenterState Merger”) of the Company and CenterState Bank Corporation (“CenterState”). Before that, he served as the President and Chief Executive Officer of CenterState since July 2015 and was its Executive Vice President from 2007 to 2015. He also served as the Chief Executive Officer and as a director of CenterState Bank, N.A. (“CenterState Bank” and now known as the Bank) (2003 to June 2020) and was CenterState Bank’s Executive Vice President and Chief Credit Officer from 2000 to 2003. Prior to joining CenterState Bank in 1999, he was Vice President of Commercial Banking at First Union National Bank in Florida (1990 to 1999). Mr. Corbett is the brother-in-law of Mr. Young, our Chief Strategy Officer. Mr. Corbett, as a founding leader of CenterState and a strategic leader as Chief Executive Officer of the Company, brings to our Board a strong historical perspective and forward strategic vision for the Company, which we believe will continue to provide considerable value as part of our strategic deliberations and decision-making process.

Other Listed Company Boards: CenterState (2011 to 2020).

Jean E. Davis	Age: 69	Director since: 2017
Retired, Head of Operations, Technology and e-Commerce, Wachovia Corporation

Ms. Davis retired as the head of Operations, Technology and e-Commerce of Wachovia Corporation in 2006. She previously served as the Head of Operations and Technology, Head of Human Resources, Head of Retail Banking, and in several other executive, regional executive and corporate banking roles for Wachovia. Ms. Davis brings to our Board extensive knowledge of bank operations and technology, as well as human resources, which are important to our long-term success. In addition, she brings a strong background in retail banking, merger due diligence and merger integration experience.

Other Listed Company Boards: Park Sterling Corporation (2011 to 2017).

Martin B. Davis	Age: 62	Director since: 2016
Executive Vice President, Southern Company Services, and Chief Information Officer, Southern Company

Mr. Davis has spent over 35 years leading complex technology organizations in highly regulated environments. Since 2015, Mr. Davis has served as Executive Vice President of Southern Company Services and Chief Information Officer of Southern Company where he leads a team of over 2,000 experts in information technology strategy development, operations, and delivery supporting nine subsidiaries across the Southeast. Prior to his current role, Mr. Davis held several technology-related roles with Wells Fargo and its predecessor organizations, including serving as the head of Enterprise Technology Services, Chief Technology Officer, and Executive Vice President (2012-2014), where he provided executive leadership for key enterprise technology functions including information security. He has been recognized as one of the “50 Most Important African Americans in Technology” by U.S. Black Engineers & Information Technology magazine and one of the “75 Most Powerful African Americans in Corporate America” by Black Enterprise. Mr. Davis was also named one of the “Most Influential Blacks in Corporate America” by Savoy magazine in 2019 and 2020. Most recently, he was named the 2021 TechBridge Ed Steinike CIO of the Year. Mr. Davis serves on the Board of Directors of the American Heart Association’s Southeast Region (2015 to present) and Piedmont Healthcare (2020 to present), and he previously served on the Board of Trustees of Winston-Salem State University (2006 to 2013). Mr. Davis’s technology-related experience provides our Board with useful insight regarding this area of increasing strategic importance to bank marketing and operations.

5 SOUTHSTATE

Proposal 1: Electing Directors

Janet P. Froetscher	Age: 65	Director since: 2025
Board Chair and Senior Advisor, J.B and M.K. Pritzker Family Foundation

Ms. Froetscher was appointed to our Board of Directors on January 1, 2025, in connection with the Independent Financial Merger. She currently serves as Chair of the Board and Senior Advisor of the J.B and M.K. Pritzker Family Foundation, a private foundation. She was formerly President of the Foundation, a position she held since 2016. Previously, Ms. Froetscher was the Chief Executive Officer of Special Olympics (2013 to 2016), where she led a global team with operations and affiliates in more than 170 countries. Prior her role with the Special Olympics, Ms. Froetscher served as President and Chief Executive Officer of the National Safety Council (2008-2013), and Chief Executive Officer of the United Way of Metropolitan Chicago (2003 to 2008). In addition, she previously served as Chief Operating Officer of the Aspen Institute and as Executive Director of the non-profit consulting arm of the Commercial Club of Chicago. Her corporate experience includes account management, credit and syndications roles at Bankers Trust Company and First National Bank of Chicago. She is a Board member of the Cboe Global Markets, Inc. Ms. Froetscher's widespread business capabilities, board experience, and background in banking and finance at the corporate level make her a valuable asset to our Board of Directors.

Other Listed Company Boards: Independent (2023 to 2024); Cboe Global Markets, Inc. (2010 to present).

Douglas J. Hertz	Age: 72	Director since: 2022
Chief Executive Officer and President, United Distributors, Inc.

Mr. Hertz began his professional career with KPMG, LLP in its accounting and consulting services area. He later joined United Distributors, Inc., a privately held beverage distributor, and was named President and Chief Executive Officer in 1984. He currently sits on the Board of Directors for Georgia Ports Authority and a number of not-for-profit institutions, including Woodruff Arts Center, and he currently serves as the Chairman of Camp Twin Lakes, a camping facility designed for chronically ill and disadvantaged children. Mr. Hertz is the past chair of the Tulane University and Children’s Healthcare of Atlanta Boards of Trustees and is a former member of the Board of Directors of Georgia Power Company. Mr. Hertz’s leadership as our independent board chair and lead independent director provides strategic oversight and his risk management experience, in addition to his knowledge of financial reporting and accounting, enhance his ability to provide strategic direction to the Board.

Other Listed Company Boards: Atlantic Capital (2011 to 2022).

err

Merriann Metz	Age: 50	Director since: 2024
Senior Vice President, General Counsel, Chief Compliance Officer, and Secretary for Publix Super Markets, Inc.

Since January 2022, Ms. Metz has served as Senior Vice President, General Counsel, Chief Compliance Officer, and Secretary for Publix Super Markets, Inc. (“Publix”). In this role, Ms. Metz is responsible for the legal, risk management, compliance, and environmental and sustainability functions for Publix. Prior to January 2022, Ms. Metz acted as Vice President, General Counsel, Chief Compliance Officer, and Secretary (2019 to 2022), Assistant General Counsel and Assistant Secretary (2016 to 2019) and Senior Attorney (2006 to 2016).  Publix operates over 1,300 supermarkets across an eight-state footprint of Florida, Georgia, Alabama, the Carolinas, Tennessee, Virginia, and Kentucky. Before joining Publix, Ms. Metz practiced law at Lowndes, Drosdick, Doster, Kantor and Reed, P.A., a law firm based in Orlando, Florida, where she practiced in the areas of commercial real estate transactions and real estate litigation. Ms. Metz actively supports her community through service to various non-profit organizations and has served as Director and Board Chair of Easter Seals Florida, Inc. Ms. Metz’s extensive legal, compliance and risk management background provides the Board with a valuable perspective and assists in positioning the Company for future success as a sound and profitable organization.

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proposal 1: electing directors

G. Ruffner Page, Jr.	Age: 65	Director since: 2020
President and Chief Operating Officer, O’Neal Industries

Mr. Page was appointed to our Board of Directors on June 7, 2020, in connection with the CenterState Merger. He is the President and Chief Operating Officer at O’Neal Industries. O’Neal Industries’ companies provide products and services across the metals industry, ranging from carbon and stainless steel, aluminum, and specialty alloy products to complex manufactured components and tubing. Mr. Page has served on the Board for O’Neal Industries since 2016. He retired in January 2022 from McWane, Inc. a global manufacturing business where he had served as President since 1999. He also previously served as Executive Vice President of National Bank of Commerce, a subsidiary of Alabama National Bancorporation, from 1989 until 1994, and served as a director for Alabama National BanCorporation from 1995 to 2008. Mr. Page’s experience as the President of one of the largest privately-owned metals service centers in the U.S. and understanding of banking as a former financial institution executive provides our Board with valuable strategic insights as we continue to evolve into a leading Southern regional bank.

Other Listed Company Boards: CenterState (2019 to 2020); National Commerce Corporation (“NCOM”) (Lead Independent Director) (2010-2019); and Alabama National Bancorporation (1995 to 2008).

William K. Pou, Jr.	Age: 68	Director since: 2020
Retired, Executive Vice President and Chairman, W.S. Badcock Corporation

Mr. Pou was appointed to our Board of Directors on June 7, 2020, in connection with the CenterState Merger. Until the 2021 sale of W.S. Badcock Corporation, Mr. Pou served as the Chairman of the Board, Executive Vice President and Chairman of the Compliance Committee of W.S. Badcock Corporation (dba Badcock Home Furniture & More), where he was responsible for the retail operations of over 373 stores in eight states throughout the Southeastern United States. From the 2021 sale through 2022, he served as an Executive Advisor to the company’s new management team. Mr. Pou spent his entire adult life with this organization and participated in all aspects of its operations including the consumer credit division as well as personally owning and operating several stores between 1979 and 1998 as an independent dealer. He was also a founding director of the First National Bank of Polk County in 1992, one of the initial three banks which were merged to form CenterState Bank. Mr. Pou is active in the community, currently serving on the Boards of Trustee for Florida Southern College Board (Lakeland, Florida), Lakeland Regional Health, and Mercer University (Macon, Georgia). Mr. Pou brings to our Board more than 30 years of experience and insight in consumer credit and collections, as well as experience and knowledge in operating multi-unit, multi-state operations.

Other Listed Company Boards: CenterState (2012 to 2020)

7 SOUTHSTATE

Proposal 1: Electing Directors

James W. Roquemore	Age: 70	Director since: 2022
Retired, Chief Executive Officer and Chairman, Patten Seed Company, Super Sod

Mr. Roquemore is the retired chief Executive Officer and Chairman of the Board of Directors of Patten Seed Company, Super Sod, where he served as Chief Executive Officer from 1995 until his retirement in September 2020. Currently, Mr. Roquemore serves as the President and Chairman of the Board of YC Holdings, Inc., a land holding and investment company that leases approximately 14,000 acres to Super Sod to produce turf grass and holds approximately 1,000 acres in developmental real estate. Active in his community, Mr. Roquemore currently serves as the Chairman of the Board of Directors of Orbis Health Solutions, a company dedicated to developing immunotherapy medicines to combat disease. Mr. Roquemore brings to the SouthState Board over 50 years of management, marketing, human resources, financial, operations and customer service experience. His business and personal experience in the communities in which SouthState is located provide him with an appreciation of markets that SouthState serves, and the relationships he has developed within those communities and as a result of serving on the Board of SouthState Corporation from 1994 to 2020 enhance his leadership and consensus-building ability.

David G. Salyers	Age: 66	Director since: 2020
Retired, Executive responsible for Growth and Hospitality, Chick-fil-A, Inc.

Mr. Salyers was appointed to our Board of Directors on June 7, 2020, in connection with the CenterState Merger. He is retired as the executive responsible for growth and hospitality for Chick-fil-A, Inc., the Atlanta based fast food restaurant chain, where he spent his entire 37-year career. From 2019 to 2020, Mr. Salyers served on the Board of Directors of Live Oak Banking Company. He also is active in community activities and has been involved in venture capital partnerships and technology ventures, as well as serves as a director for several start up organizations. Mr. Salyers serves as the Inaugural Start Up Mentor-In-Residence at the University of Georgia and is the author of the book, “Remarkable!” on company culture. Mr. Salyers’ experience in operating a national service-oriented business and leadership development is considered an asset to our Board as we continue to evolve into a leading Southeast regional community bank with a focus on our customer and employees and developing a distinctive and welcoming culture.

Other Listed Company Boards: CenterState (2017 to 2020) and Live Oak Bankshares Inc. (2019 to 2020).

G. Stacy Smith	Age: 57	Director since: 2025
Partner, Trinity Investment Group; Managing Partner, Stillwater Mountain Ranch LLC

Mr. Smith was appointed to our Board of Directors on January 1, 2025, in connection with the Independent Financial Merger. He is the Managing Partner and co-founder of Stillwater Mountain Ranch LLC, a private development in Whitefish, Montana. Mr. Smith is also co-founder and an active partner in Trinity Investment Group, which invests in private equity, public equity, and hard assets. In addition, he serves as an advisor of EAW Energy Partners, an oil and gas minerals acquisition firm. In 1997, Mr. Smith co-founded Walker Smith Capital, a long/short equity hedge fund based in Dallas, Texas, and he served as portfolio manager of that firm for sixteen years. He started his investment career as an energy analyst at Wasserstein Perella & Co., an international investment bank. Mr. Smith serves as a director of Whitehorse Finance, Inc., a closed-end management investment company. He is a member of the Salesmanship Club of Dallas, an association of business professionals that supports local charitable organizations. Mr. Smith’s extensive experience in overseeing the management of investment firms and knowledge of the Texas banking market will afford him the opportunity to make significant contributions to the Board in providing investor perspective and local market experience.

Other Listed Company Boards: Independent (2013 to 2024).

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proposal 1: electing directors

Joshua A. Snively	Age: 60	Director since: 2020
President, ADM Global Citrus Platform; President, Florida Chemical Company, LLC

Mr. Snively was appointed to our Board of Directors on June 7, 2020, in connection with the CenterState Merger. He is President of ADM Global Citrus Platform and President of Florida Chemical Company, LLC. ADM acquired Florida Chemical from Flotek Industries, Inc. (Flotek) in March 2019. ADM (NYSE: ADM) is a global leader in human and animal nutrition and the world’s premier agricultural origination and processing company. Prior to the acquisition, Mr. Snively was Executive Vice President of Operations for Flotek and President of its wholly owned subsidiary, Florida Chemical Company, Inc. Mr. Snively has been with Florida Chemical since 1995 and was instrumental in transforming the company from a family-owned and operated business to a professionally managed operation with an independent Board of Directors. Prior to joining Florida Chemical, Mr. Snively was Vice President of Commercial Agriculture Finance at SunTrust Bank and was a commercial lender for Farm Credit of Central Florida. He graduated with a B.S. in Finance and Citrus Management from Florida Southern College. Mr. Snively’s commercial finance experience and his understanding of family-owned businesses as well as his experience with global sales and procurement strategies provide unique insight into global economic activity, risk management, and best-in-class business strategies.

Other Listed Company Boards: CenterState (2012 to 2020).

9 SOUTHSTATE

Proposal 1: Electing Directors

Identifying and Evaluating Director Candidates

As a result of our work with an outside governance consultant in 2022 and early 2023, which included an assessment of skills and experience represented by the directors currently serving on our Board, we have commenced a formal director succession process whereby we identify candidates for potential Board membership, with a specific focus on identifying and interviewing diverse candidates that (i) represent the customers and markets we serve, (ii) have the requisite skillset and experience necessary to meet our identified needs, and (iii) reflect experience earned from working with companies that have larger market capitalization than the Company, including other public companies, both within and outside the financial services industry. In addition, if appointed, our formalized process anticipates, to the extent possible, outgoing and incoming directors to have a period of service overlap to provide onboarding, training, and information sharing opportunities.

While the Governance and Nominating Committee has not established any specific, minimum qualifications that must be met for a person to be nominated to serve as a director, it does consider many factors, including the following:

✓	Personal characteristics such as having an owner mentality, being committed and engaged, of high integrity and an independent thinker;
✓	Successful experience and expertise in relevant areas, including CEO or other c-suite experience at large publicly- and privately - owned companies, financial expertise, legal and risk management experience, audit/accounting expertise, HR/compensation expertise, entrepreneurial, and/or IT/FinTech experience; and
✓	Commitment to our success, reflected by the willingness and ability to commit the time necessary to perform the responsibilities of Board membership.

The Board believes the current directors nominated for election in this Proxy Statement meet these qualifications. Potential new candidates for the Board, including those identified through the process summarized above, will be reviewed by the Governance and Nominating Committee and selected based on a number of criteria, including a proposed nominee’s independence, age, skills, occupation, diversity, experience and any other factors beneficial to the Company in the context of the needs of the Board. When evaluating candidates recommended by others (including shareholders of the Company), the Governance and Nominating Committee may also consider whether the candidate would represent the interests of all shareholders and not serve for the purpose of favoring or advancing the interests of any particular shareholder group or other constituency. See the discussion on page 80 captioned “Shareholder Proposals and Nominations for our 2026 Annual Meeting” for additional information regarding nominating candidates for the Board of Directors.

Further, while our Board seeks representation across a range of attributes, including qualified candidates of different gender, race, ethnicity, and professional experience, the Governance and Nominating Committee has not adopted a formal policy with regard to the consideration of diversity in identifying director nominees. The Governance and Nominating Committee members generally conceptualize diversity expansively to include, without limitation, concepts such as race, gender, age, national origin, differences of viewpoints, education, work experiences professional skills and other qualities or attributes that contribute to Board heterogeneity when identifying and recommending director nominees. The Governance and Nominating Committee, which oversees current and emerging environmental, corporate stewardship, and governance matters, believes that the inclusion of diversity as one of many factors considered in selecting director nominees is consistent with the goal of creating a Board of Directors that best serves our needs and the interest of our shareholders.

The Governance and Nominating Committee will consider director nominees identified by its members, other directors, our officers and employees and other persons, including our shareholders. Any shareholder who wishes to recommend a director candidate for consideration by our Governance and Nominating Committee must submit a written recommendation to our Corporate Secretary at 1101 First Street South, Winter Haven, Florida 33880. For our 2026 annual meeting of shareholders, the Committee will consider recommendations received no earlier than December 24, 2025, and no later than January 23, 2026.

To be considered by the Governance and Nominating Committees, any recommendation by a shareholder of a candidate for director must contain the information called for by the Corporate Governance Guidelines, the Governance and Nominating Committee Charter, and the Bylaws of the Company, which includes all of the following information about the recommended candidate:

●	With respect to each such nominee, his or her name and age, all positions held with the Company, any other business experience, other directorships held, material legal proceedings within the past 10 years, the number of Company shares beneficially owned, and any transactions between the Company and such person;
●	a description of all relationships between the recommended candidate and the recommending shareholder or group and any agreements or understandings between the candidate and the recommending shareholder or group regarding the nomination;
●	a description of all known relationships between the recommended candidate and any of the Company’s competitors, customers, business partners or other persons who have a business relationship with the Company;
●	a statement of the recommended candidate’s qualifications for Board membership; and

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proposal 1: electing directors

●	a statement that the recommended candidate meets the independence requirements of the NYSE listing standards for Company directors and the independence requirements for the members of the Audit, Compensation, Risk, and Governance and Nominating Committees of the Board (or a description of each factor that could prevent the recommended candidate from meeting any such independence requirements).

The Governance and Nominating Committee may require that any recommended candidate complete one or more questionnaires or otherwise provide additional information. See page iv for information on how to obtain copies of our Corporate Governance Guidelines, the Governance and Nominating Committee Charter, and the Bylaws of the Company.

Communicating with our Board

Shareholders and other interested parties may communicate with our Board (including our Independent Board Chair). Communications should be addressed to our Corporate Secretary or by contacting our Independent Board Chair at 1101 First Street South, Winter Haven, Florida 33880. The Board has instructed the Corporate Secretary to promptly forward all such communications to the addresses indicated in such communications. Certain items that are unrelated to the duties and responsibilities of the Board will be excluded, such as: business solicitations; junk mail, mass mailings and spam; resumes and other employment inquiries; and surveys.

11 SOUTHSTATE

CORPORATE GOVERNANCE

CORPORATE GOVERNANCE

The Board of Directors directs the management of the business and affairs of SouthState. Through discussions with the independent Board Chair, the Chief Executive Officer and other executive officers, the review of materials provided to them, and participation in meetings of the Board and its committees, the Board reviews and oversees the business and affairs of the Company.

We believe that sound and effective corporate governance is the bedrock on which to build our corporate culture and communicate our commitment to the core values of the Company. In doing so, the Company continues to enhance the value it creates for its shareholders, employees, customers, and communities it serves. As a result, the Board has developed and adopted corporate governance policies and practices which the Board and senior management feel promote this philosophy. By way of example, the Company has implemented a number of corporate governance actions to reflect best governance practices, including those listed below and as further detailed in this Proxy Statement:

An annually elected Board, with directors serving one-year terms
A majority independent Board, with entirely independent Audit, Compensation, Governance and Nominating, and Risk Committees
Separate roles of CEO and Independent Board Chair with clearly defined responsibilities
Executive sessions of independent directors at regularly scheduled Board and Board Committee meetings
Board review and oversight of current and potential risks facing the Company and its business
Annual Board self-assessment coordinated by Independent Board Chair and the Governance and Nominating Committee, and annual Board committee performance evaluations coordinated by each committee
At least six (6) hours of required director education annually
Stock ownership requirements for directors and executive officers and insider trading guidelines

Insider Trading Policy designed to promote compliance with insider trading laws, rules and regulations and NYSE rules, with prohibitions on directors, officer and employees from engaging in hedging or pledging transactions; publicly available under the “Investor Relations” tab at the Bank’s website, www.southstatebank.com

Compensation Recoupment Policies, one compliant with SEC and NYSE Rules on recouping certain executive compensation paid to executive officers in the event of certain accounting restatements and one covering employees and triggering events beyond those required by SEC and NYSE rules

No poison pill
Shareholders owning 10% or more of the Company’s common stock can call a special meeting of shareholders
Mandatory director retirement age of 72 years
Code of Ethics applicable to all directors, officers, and employees

Whistleblower Hotline available on our public facing website as a confidential mechanism to report concerns regarding accounting, internal controls, auditing matters, securities law compliance, or any provision of federal law relating to fraud against shareholders, publicly available under the “Investor Relations” tab at the Bank’s website, www.southstatebank.com

Our Board of Directors

Our Board and its committees oversee:

●	Management’s development and implementation of a three-year strategic business plan and annual budget and our progress meeting these plans
●	Management’s identification, measurement, monitoring, and control of our Company’s material risks, including credit, market, operational (including integration, payments, conduct, model, climate, and cyber risks), price, liquidity, compliance (including consumer compliance and BSA/AML/OFAC risk), strategic, and reputational risks
●	Our Company’s establishment, maintenance, and administration of appropriately designed compensation programs and plans, including approving annual goals for executives, evaluating performance of executives, and setting compensation for executives
●	Our Company’s maintenance of high ethical standards and effective policies and practices to protect our reputation, assets, and business

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CORPORATE GOVERNANCE

●	Our Company’s corporate stewardship objectives and initiatives
●	Our corporate audit function, our independent registered public accounting firm, and the integrity of our consolidated financial statements
●	Formal evaluation process of our Board and its committees which includes a peer-to-peer evaluation
●	Director succession process that includes identification of director candidates, evaluation of such candidates, and nomination of qualified individuals for election to serve on our Board under a formal Governance and Nominating Committee process
●	Executive succession process, including CEO succession and other executive officer development

Director Independence

The NYSE listing standards require (a) a majority of our directors and (b) each member of our Audit Committee, Compensation Committee, and Governance and Nominating Committee to be independent. The Federal Reserve Board’s Enhanced Prudential Standards require the chair of our Risk Committee to be independent. In addition, our Corporate Governance Guidelines require a majority of our directors to be independent. Our Board considers directors or director nominees “independent” if they meet the criteria for independence in the NYSE listing standards (the “Listing Standards”).

On a quarterly basis, the Governance and Nominating Committee reviews the relevant relationships between each director/director nominee (and his or her immediate family members and affiliates) and the Company. The Governance and Nominating Committee also annually evaluates and affirms to the Board those directors that are considered independent under the Listing Standards. As a part of this evaluation process, the Governance and Nominating Committee considers, in addition to such other factors as it may deem appropriate, each director’s occupation, personal and affiliate transactions with the Company and its subsidiaries, and other relevant direct and indirect relationships with the Company that may affect independence.

Pursuant to the annual certification process, on February 20, 2025, the Board affirmatively determined that the following directors/director nominees were independent under the Listing Standards:

Ronald M. Cofield, Sr.	G. Ruffner Page, Jr.
Shantella E. Cooper	William K. Pou, Jr.
Jean E. Davis	James Roquemore
Martin B. Davis	David G. Salyers
Janet P. Froetscher	G. Stacy Smith
Douglas J. Hertz	Joshua A. Snively
Merriann Metz

In addition, the Board determined that each member of the Audit, Compensation, Governance and Nominating, and Risk Committees was independent in accordance with the Listing Standards, the Federal Reserve Board’s Enhanced Prudential Standards, the Company’s Corporate Governance Guidelines, and/or applicable law, as applicable. Mr. Corbett is not considered independent due to his employment by our Company, and Mr. Brooks is not considered independent due to his role as Chief Executive Officer of Independent prior to the Independent Merger.

In making its independence determinations, our Board considered the following ordinary course, non-preferential relationships that existed during the preceding three years and those transactions reported under “Related Person and Certain Other Transactions” on page 25 and determined that none of the relationships constituted a material relationship between the director/director nominee and our Company. We note that the Bank provided ordinary course financial products and services to our directors/director nominees, some of their immediate family members, and entities affiliated with some of them or their immediate family members. In each case, the fees we received for these products and services were below the thresholds of the applicable Listing Standards.

Board Leadership Structure

The Board appointed Douglas J. Hertz to serve as the Independent Chair of the Board beginning in April 2023. The Board believes that, at this time, its structure with an independent Chair of the Board who is not an executive officer best serves the Company by reinforcing the independence of the Board from management, creating an environment that encourages objective oversight of management performance, simplifying the governance culture, and enhancing the effectiveness of our Board as a whole, which enables our directors to continue serving the best interests of our shareholders. Further, the Board believes its approach to risk oversight, as more fully discussed below beginning on page 19, including (among other attributes) a standing Risk Committee of the Board and the authority of the Chief Risk Officer to present reports to the Board directly as appropriate, ensures that the Board can choose many leadership structures without experiencing a material impact on its oversight of risk.

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CORPORATE GOVERNANCE

Mr. Hertz’s responsibilities as the Independent Board Chair include the following:

Independent Board Chair Responsibilities
●
Provide advice and insights on strategic topics, including business development, capital allocation, potential mergers and acquisitions, and Board and executive succession.
●
Preside at Board and shareholder meetings and approve Board meeting schedules, agendas, and materials, with appropriate input from management, and the Chief Executive Officer
●
Preside over executive sessions of the independent directors
●
Provide input on meeting schedules and agendas proposed by the Chief Executive Officer and the information to be provided to the directors in conjunction with meetings
●
Serve as an advisor to the Board committees, chairs of the Board committees, and other directors
●
Ensure that he is available for consultation and direct communication with shareholders
●
Guide, with the Governance and Nominating Committee, the self-assessment of the Board

Board Meetings, Committee Membership, and Attendance

Directors are expected to attend our annual meetings of shareholders and our Board and committee meetings. Our directors attended 95% of meetings of the Board and the committees on which they served during 2024.

The Board held 10 Board meetings during 2024. Our independent directors have the opportunity to meet privately in executive session without our Chief Executive Officer or other members of management present as necessary at regularly scheduled Board meetings and held seven such executive sessions in 2024. Our Independent Board Chair leads these Board executive sessions. In addition to the number of formal meetings reflected from time to time, the Board and/or its committees also held educational and/or informational sessions and an annual strategic planning retreat.

Each Board committee holds meetings on a quarterly basis and schedules additional meetings as needed. In addition to scheduled separate meetings, the Board Risk and Audit Committees regularly hold joint meetings the week prior to the quarterly Board meeting to discuss matters important to both committees, including the economic and market environment, ALCO and credit risk trends, and regulatory and litigation updates. The membership of our committees during 2024 is detailed below.

	Audit Committee	Compensation Committee	Governance and Nominating Committee	Risk Committee
	Number of 2024 Meetings: 14 (1) (2)	Number of 2024 Meetings: 6	Number of 2024 Meetings: 5	Number of 2024 Meetings: 8 (2)
Composition of Board Committees (4)	Chair: Ronald M. Cofield (3)	Chair: Joshua A. Snively	Chair: William K. Pou, Jr.	Chair: Martin B. Davis
	Members: Martin B. Davis G. Ruffner Page, Jr. James W. Roquemore Joshua A. Snively	Members: Jean E. Davis Douglas J. Hertz	Members: Shantella E. Cooper Jean E. Davis	Members: Ronald M. Cofield, Sr. Shantella E. Cooper William K. Pou, Jr. James W. Roquemore David G. Salyers
(1)	Includes three meetings to review Quarterly Reports on Form 10-Q and one meeting to review the Annual Report on Form 10-K.
(2)	Includes four joint meetings that combined the members of the Board Risk and Board Audit Committees.
(3)	The Board has determined that Mr. Cofield is an “audit committee financial expert” for purposes of the rules and regulations of the SEC adopted pursuant to the Sarbanes-Oxley Act of 2002.
(4)	Ms. Metz, appointed to the Board in July 2024, and Ms. Froetscher and Messrs. Brooks and Smith, appointed to the Board effective January 1, 2025, in connection with the Independent Merger, are expected to be appointed to one or more Board committees in April 2025. The composition of the Board committees for 2025 may be further modified in connection with such appointments.

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CORPORATE GOVERNANCE

Charters describing the responsibilities of each of the Board committees can be found on our website under the Investor Relations link at https://www.southstatebank.com. Each member of the Audit, Compensation, Governance and Nominating, and Risk Committees is independent. The Board has the authority to establish additional committees as needed.

At each meeting, our Board committees report on their activities and make recommendations to the entire Board. Each committee may obtain advice from internal or external financial, legal, accounting, or other advisors at their discretion. Our Board, in considering the recommendations of our Governance and Nominating Committee, reviews our committee charters and committee membership at least annually. The duties of our committees are summarized below.

Audit Committee Key Responsibilities
Oversees the Company’s accounting and financial reporting processes and audits of the Company’s financial statements
Oversees the Company’s systems of internal controls regarding finance and accounting
Establishes and oversees the internal audit function and Chief Audit Executive
Supervises the appointment, compensation, retention, and work of the Company’s independent auditors

Reviews significant findings in internal audit reports and management responses, including any significant instance where employees have not adhered to laws or the Company’s policies, procedures, or internal controls

Meets with management, internal audit personnel and the Company’s independent auditors each quarter to review the earnings press release and Quarterly Reports on Form 10-Q and, annually, the Annual Report on Form 10-K

Has the opportunity to meet with the independent auditors privately without management present each quarter
Function as the Company’s Fiduciary Audit Committee and direct the Company’s Internal Audit Department to conduct and report on the annual audit of fiduciary activities
Oversees the Whistleblower hotline program and the Company’s Ethics program

Risk Committee Key Responsibilities
Exercises oversight for monitoring the quarterly risk profile of Company against the Board approved risk appetite statement
Oversees the Company’s risk management function and Chief Risk Officer

Oversees the Company’s policies and infrastructure for monitoring compliance risk, credit risk, operational risk, interest rate risk, liquidity risk, market risk, reputation risk, strategic risk, and risks associated with the Bank’s correspondent, mortgage, wealth, and factoring lines of business

Oversees the risk management policies, strategies and programs established by management to identify, measure, mitigate, monitor, and report major risks, including emerging risks, as well as stress testing and capital planning and management

Oversees all insurance programs, including D&O, liability, cyber insurance, and property and casualty insurance programs

15 SOUTHSTATE

CORPORATE GOVERNANCE

Oversees the Company’s cyber security and data security programs
Oversees the BSA/AML/OFAC, anti-fraud, compliance, fair lending, and credit risk review functions
Oversees the customer complaint function, including trends, root causes, and remediations
Oversees the General Loan Committee of the Company, including oversight and monitoring of the identification, assessment and management of credit risk, and review/approval of loans

Oversee the management asset-liability committee for the Company, including oversight and monitoring of the Company’s capital planning, interest rate risk management, liquidity risk management, and balance sheet management

Oversee the management correspondent banking committee of the Company, including oversight and monitoring of the Company’s Correspondent Banking Division operations and strategy
Oversee the management trust committee of the Company, including oversight and monitoring of the Company’s Wealth and Trust Division
Oversee the mortgage steering committee of the Company, including oversight and monitoring of the Bank’s mortgage division operations and strategy

Governance and Nominating Committee Key Responsibilities
Oversees the identification and assessment of individuals qualified to become Board members
Oversees the Board’s succession planning process
Annually recommends approval of the directors to be nominated to the Board
Oversees and monitors the independence of the Company’s directors
Oversees the Company’s corporate governance policies and practices
Facilitates the Board’s periodic review of performance by it, its committees, and the members of the Board

Oversees current and emerging governance matters, including the Company’s program to comply with applicable social responsibility standards, primarily climate disclosures, by assessing the Company‘s program compared to the existing and proposed applicable standards and working to enhance the Company’s program, including continuing to analyze transition and climate risk within our loan portfolio and determining our Scope 1 and Scope 2 emissions

Oversees director training and education

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CORPORATE GOVERNANCE

Compensation Committee Key Responsibilities
Oversees the duties of the Board related to executive compensation through establishing goals, evaluating performance, and setting compensation

Oversees the Company’s compensation (cash and equity) plans, policies and programs and assesses the risk of such programs on an annual basis to determine whether our compensation policy and incentive plans and practices create risks that are likely to have a material adverse effect or would cause plan participants to take excessive risks

Oversees the Company’s compensation principles and practices

Engages the services of an independent compensation consultant, which provides advice on the Company’s compensation programs and the amount and form of executive and director compensation, and the risks associated with such program

●
Meets with the compensation consultant, with management present and without management present
●
Reviews reports prepared by the compensation consultant and Chief Risk Officer relating to compensation-related risk
●
Assesses whether the Company’s compensation incentive programs encourage excessive or unnecessary risks that are reasonably likely to result in a material adverse effect on the Company or could threaten the value of the institution

Reviews and reports to the Board on CEO succession planning, including with respect to job description, responsibilities, competencies, and attributes
Oversees the administration of Company policies regarding the recoupment, repayment, or forfeiture of compensation
See the discussion beginning on page 37 captioned “Role of Compensation Consultant” regarding the services provided by the Compensation Committee’s independent compensation consultant in 2024.

Formal Board Self-Evaluation

On an annual basis, the Board and each of its committees evaluates its performance and identifies opportunities for improvement. The Board’s self-assessment process is managed by our Governance and Nominating Committee and the Independent Board Chair, and each committee conducts its performance evaluation, using a Governance and Nominating Committee approved template, in such manner as it deems appropriate and reports the evaluation results to the Board. To facilitate the Board’s evaluation process, directors respond with a written questionnaire requesting feedback from each director about his or her individual service and the effectiveness of the Board and each committee on which the director serves. The feedback collected from the questionnaires is discussed by the Governance and Nominating Committee and the full Board and the other committees, as applicable, in executive session. As part of the self-evaluation process, directors review the overall Board and committee structure, quality of meeting materials and presentations (both from management and outside advisors and experts), agenda topics, and other meeting processes. The 2024 evaluation process reflected overall satisfaction overall with Board performance in progressing to effective oversight of the Company and the Bank.

The Board recognizes that a robust and constructive evaluation process is an essential component of good corporate governance and Board and committee effectiveness. Through this process, directors provide feedback and assess Board, committee, and director performance, including areas where the Board believes it is functioning effectively and areas where the Board believes it can improve. The Board or the committees may engage outside third parties to help with this process.

To assess our corporate governance practices against best practices, including Board and committee evaluations, in 2022, the Governance and Nominating Committee engaged an outside consulting firm to review our charters, processes and evaluations and determine if changes should be made. As part of that process, the consultant interviewed each director and conducted a confidential one-on-one evaluation that it shared with each director. The consultant met with the Board in April 2023 to discuss its findings, which included, among other points, increased efficiency and effectiveness of the Board’s “right-sizing” exercise following the retirement of several board members in May 2022, improvement in the cohesiveness and culture of the Board, and potential opportunities for additional governance enhancements going forward. They also assisted in streamlining the Committee structure from six to four independent committees and provided a formal process for Board succession planning.

17 SOUTHSTATE

CORPORATE GOVERNANCE

Director Education

The Company is committed to providing educational opportunities for the Board through presentations by various speakers at regularly scheduled Board meetings, conferences, regulator-sponsored roundtables, online and virtual training and educational video series. Pursuant to the Company’s Corporate Governance Guidelines, the Company requires directors to complete a minimum of 6 hours of continuing education each year. Each director satisfied the 2024 continuing education requirement, which included outside-sponsored, regulator-sponsored, and Company - sponsored training related to regulatory and compliance developments, liquidity and market risk, including implications of Federal Home Loan Bank system reform proposals, payments risk, particularly instant payments developments, risk management, and market and economic developments. Each director exceeded the Company’s minimum annual training requirement in 2024.

Succession Planning

Board Leadership

The Governance and Nominating Committee is responsible for identifying and recommending director candidates to our Board for nomination using a director selection process after assessing the Company’s needs, evaluating the Board’s then-current composition, and recommending suggested enhancements.

Pursuant to our Corporate Governance Guidelines and Bylaws, except for any directors as to whom such age requirement has been waived, directors must not be over seventy-two (72) years of age at the time of the shareholders’ meeting at which the shareholders elect them. In the event that a director attains age seventy-two (72) during his or her term of office, he or she will serve until the end of his or her then-current term of office after his or her seventy-second (72nd) birthday.

Understanding that the Board and our directors are a strategic asset that necessitates a thoughtful approach to both identifying qualified candidates with the requisite character, integrity, and experience, and building a pipeline for leadership, the Company’s engagement of an outside governance consultant in 2022 included an assessment of the skills and experience represented by our directors to assist in implementing a succession plan for the Board of Directors that meets the needs of our Company.

As a result of our work with an outside governance consultant in 2022 and early 2023 which included an assessment of skills and experience represented by the directors currently serving on our Board, we implemented a formal Board succession process, under which we identify and interview candidates that (i) are representative of the customers and markets we serve, (ii) have the requisite skillset and experience necessary to meet our identified needs, and (iii) reflect experience earned from working at a C-Suite level at companies with market capitalizations larger than SouthState, including other public companies, both within and outside the financial services industry. In addition, our formalized process anticipates, to the extent possible, outgoing and incoming directors having a period of service overlap to provide onboarding, training, and information sharing opportunities.

Mr. Hertz, our Independent Board Chair, will be 72 years of age as of the date of the 2025 annual meeting, However, the Board has waived the retirement age for Mr. Hertz and recommends his nomination as a director and the Independent Board Chair, for a one-year period. Mr. Hertz has successfully chaired the Board since April 2023, including leading it through the Independent Merger, the largest transaction in the Company’s history. The Board believes that his continued leadership is crucial to both the successful integration and conversion of Independent in 2025 and the implementation of heightened regulatory standards following the Independent Merger. Mr. Hertz has agreed to continue in this role for a one-year period if his nomination to the Board is approved by the Company’s shareholders.

CEO and Senior Management

Our Board, with the support of the Compensation Committee, oversees CEO and senior management succession planning. At the 2023 annual Board retreat, the Board approved enhanced CEO and executive leadership succession plans which identified the appropriate skill sets and experience to address the succession needs of the Company. The succession plan is designed to provide the Company with continuity in management to preserve its safe and sound operation and minimize potential disruption or loss of continuity to its business and operations in the event of loss of the CEO or other key management roles. During 2024, the Board incorporated the approved succession plans into its oversight of the CEO and executive leadership team, including with respect to the Independent Merger-related leadership decisions.

2025 PROXY STATEMENT 18

CORPORATE GOVERNANCE

Board Oversight of Risk

Our Board and its committees play a key role in oversight of our culture, setting the “tone at the top” and holding management accountable for the maintenance of high ethical standards and effective policies and practices to protect our reputation, assets, and business. Our Board and its committees do this in a number of ways, including by focusing on the character, integrity, and qualifications of their respective members, and their respective leadership structures and composition; and overseeing management’s identification, measurement, monitoring, and control of our material risks. The Board also oversees risk through annual approval and oversight of the Risk Appetite Statement, and Enterprise Risk Management Framework and Program, Strategic Plan, and budget and through its independent standing committees, principally the Audit Committee, the Risk Committee and the Compensation Committee as described below.

Risk Governance Structure

Our Board provides objective, independent oversight of risk and:

●
receives quarterly updates from our Audit, Risk, Governance and Nominating, and Compensation Committees, providing our Board with a thorough understanding of how the Company manages risk;
●
receives quarterly risk reporting from management, including a report that addresses and provides updates on the Company’s compliance with its risk appetite, key and emerging risks, and risk management strategies to mitigate identified risks and issues;
●
oversees senior management's development and execution of the Enterprise Risk Management Framework and Program, Risk Appetite Statement, our capital, and strategic and financial operating plans, and our cyber security, Bank Secrecy, AML and OFAC and anti-fraud, compliance, customer complaint, and fair lending programs;
●
oversees directly and through committees our financial performance and the adequacy of internal controls as monitored by management; and
●
approves our Enterprise Risk Management Framework and Program and Risk Appetite Statement annually.

Audit Committee Provides primary oversight of financial and accounting reporting; additional risk management oversight by evaluating the effectiveness of the Company's internal controls

Risk Committee

Bears primary committee responsibility for overseeing the Enterprise Risk Management Framework and material risks facing the Company; receives regular updates from the Management Risk and Compliance Committees and their respective subcommittees on key and emerging risks

Compensation Committee

Oversees the development of the Company's compensation plans and practices with a goal of rewarding performance without encouraging employees to engage in excessive, risky practices

The full Board focuses on the risks that it believes to be the most significant facing the Company and our general risk management strategy. The full Board also seeks to ensure that risks undertaken by the Company are consistent with the Board’s approved risk appetite and risk management strategies. Through the oversight of the Company’s results compared to the Board-approved Strategic Plan and budget, the Board assesses whether management is implementing the Company’s strategy constituent with its core principles of soundness, profitability and growth and its other strategic priorities. While the Board oversees our risk management, management is responsible for the day-to-day risk management processes (first line), monitored by the independent risk management function (second line) and tested by internal audit (third line). We believe this division of responsibility is the most effective approach for addressing the risks facing our Company and that the Board’s leadership structure supports this approach.

Risk Governance Structure

Risk is inherent in all our business activities. As a result, we have developed a comprehensive approach to risk management by adopting a Risk Appetite Statement and an Enterprise Risk Management Framework supporting the Risk Appetite Statement.

The Risk Appetite Statement defines the aggregate levels and types of risk our Board and management believe appropriate to achieve our Company’s strategic objectives and business plan and has been set by our Board at an overall “Moderate” level.

The Enterprise Risk Management Framework sets forth clear roles, responsibilities, and accountability for the management of risk and describes how our Board oversees the monitoring of our risk appetite through the assessment of key risk indicators and performance factors. It outlines the eight types of risk that our Company faces: compliance risk, credit risk, operational risk (specifically including BSA/AML/OFAC and fraud risk, payments risk, cybersecurity risk and model risk), interest rate risk, liquidity risk, price risk, market risk,

19 SOUTHSTATE

CORPORATE GOVERNANCE

reputation risk, strategic risk and risks associated with the Bank’s correspondent, mortgage, factoring, and wealth lines of business. The Enterprise Risk Management Framework describes components of our risk management approach, including the adoption of the three lines governance model and the implementation of a culture of managing risk through our risk management processes, with a focus on the role of all employees in managing risk. It also outlines our risk management governance structure, including the roles of our Board, management, lines of business (including first line risk functions), independent risk management as the second line, and internal audit as the third line within the governance structure.

On a quarterly basis, we evaluate the existing risk profiles facing the Company by risk categories, against the Risk Appetite Statement to ensure that actual operations of the Company align within the Company’s risk appetite, both overall and on an individual risk category basis. The Risk Appetite Statement and Enterprise Risk Management Framework are reviewed and approved by the Board at least annually. Independent Board oversight of the Risk Appetite Statement and Enterprise Risk Management Framework and independent assessment by the Board of our risk profile against our Risk Appetite and Framework on a quarterly basis enable us to better serve our customers, deliver long-term value for our shareholders, and achieve our strategic objectives.

Our Chief Risk Officer, the Company’s senior-most risk manager, has a dual reporting structure, reporting both to the Chief Executive Officer of the Company and to the Board Risk Committee. The Chief Audit Executive reports to the Audit Committee and for administrative purposes, the Chief Executive Officer. This governance structure is designed to complement our Board’s commitment to maintaining an objective, independent Board and committee leadership structure over risk and controls.

Board Oversight of Cybersecurity Risk

Our Board recognizes the importance of protecting the data provided by the Company’s customers, clients, and employees and devotes significant time and attention to overseeing the strategies the Company employs to protect our data and systems and to mitigate against cybersecurity risk.

We have a cross-departmental approach to identifying, assessing, and managing cybersecurity risk, including input from employees and our Board of Directors (the "Board"). The Board and its Risk and Audit Committees (respectively, the “Risk Committee” and the “Audit Committee”), as well as senior management in, among other areas, the information security, information technology, operations, and risk management (including enterprise and operational risk) areas, devote significant resources to cybersecurity and risk management processes to adapt to the changing cybersecurity landscape and to identify and respond to cybersecurity threats and incidents in a timely and effective manner. Our cybersecurity risk management program leverages the National Institute of Standards and Technology (NIST) framework, which organizes cybersecurity risks into five categories: identify, protect, detect, respond, and recover. We regularly assess the threat landscape and take a holistic view of cybersecurity risks, with a layered cybersecurity strategy based on prevention, identification, and remediation. Our information technology and information security areas review enterprise risk management-level cybersecurity risks continually, and key cybersecurity risks are incorporated into the Company’s Enterprise Risk Management Framework that supports its Risk Appetite Statement. In addition, we have a set of Company-wide policies and procedures concerning cybersecurity matters, such as policies related to encryption standards, antivirus protection, remote access, multifactor authentication, confidential information, and the use of the internet, social media, email, and wireless devices. These policies go through an internal review process and are approved by appropriate members of management. On an annual basis, the Board approves the Company’s Information Security Policy and Program which provides a layered approach to cybersecurity, and includes administrative, technical, and physical safeguards designed to protect the security, confidentiality, and integrity of customer information in accordance with applicable law, and all material cybersecurity and information technology assets and applications.

The Company’s Chief Information Security Officer (“CISO”) is responsible for developing and implementing our information security program and reporting on cybersecurity matters to the Company’s Chief Risk Officer (“CRO”), who oversees and supervises the risk function, including the information security, compliance, legal, operational (which includes business continuity, model risk, and third-party risk functions) and enterprise risk areas. Our CISO has over 20 years of experience in information technology leadership, eight years of which is experience in leading information security oversight, and others on our information security team have various information security degrees and certifications within applicable disciplines. Our CISO receives reports from our information security team on a regular basis and monitors the prevention, detection, mitigation, and remediation of cybersecurity incidents. The Chief Information Officer is responsible for implementing layered cybersecurity safeguards on the Company’s IT assets and applications.

The Board includes a cybersecurity expert who chairs the Risk Committee and provides technology-related insight and guidance to the Company. As part of the Risk Committee’s responsibility for monitoring key business and regulatory risks, the Risk Committee receives from our CISO and Chief Information Officer quarterly reports and materials which include a review of the Company’s cyber maturity program, which has been a strategic initiative of the Company for the past two years, as well as cybersecurity and information technology key risk indicators, test results and related remediation, and any recent cybersecurity threats or incidents and how the Company is managing those threats or incidents. The Risk Committee also periodically reviews reports on the threat environment, vulnerability assessments, results of penetration testing, and potential cybersecurity and data privacy incidents, as well as information on ongoing employee training relating to data privacy and cybersecurity and how to protect data against cyber threats. Further, on a quarterly basis, our CRO presents to the Risk Committee updates from our Director of Enterprise and Operational Management on the Company’s business continuity program, which covers, among other things, outages and incidences and disaster recovery and business continuity testing. The Risk Committee also approves the annual risk assessment required by the Gramm-Leach-Bliley Act. Moreover, the CISO follows a risk-based escalation process to notify the Risk Committee outside of the cycle of regular updates when management has identified an emerging risk or material issue related to cybersecurity. The Risk Committee also reports material cybersecurity risks to the

2025 PROXY STATEMENT 20

CORPORATE GOVERNANCE

full Board, based on our CISO’s assessment of risk. In addition, the Audit Committee reviews reports of the Company’s internal audit department’s periodic audits of our information security area and various components thereof.

Board Oversight of Corporate Stewardship Matters

The Governance and Nominating Committee has been given responsibility for overseeing current and emerging environmental, corporate stewardship, and governance matters that are relevant to the business, operations, or public image of the Company or that are otherwise pertinent to the Company and its shareholders, employees, customers, and parties with whom it does business.

Recognizing the particular importance of attracting and retaining a diverse and talented workforce, the Company maintains a robust talent management program, offering training and career paths to all of its employees, as well as a Culture Council that oversees the Company’s cultural and human capital management initiatives, community service activities, and talent attraction, motivation and retention. The Company’s Director of Corporate Stewardship, who reports directly to our CEO, leads our environmental, corporate stewardship, and community development efforts and provides regular reports to the management executive committee. As a result of our efforts to make the Bank a place where employees can grow and learn, in 2024, the Bank was recognized in the following rankings: American Banker’s “Best Banks to Work For 2024, TIME magazine’s Best Midsize Companies in America in 2024, SC Biz News' Best Places to Work (South Carolina), Atlanta Business Chronicle’s Best Places to Work in Atlanta 2024, Career Source Polk’s Best Places to Work (Polk County, Florida), and Richmond Times Dispatch’s Top Workplaces (Richmond, Virginia). In addition, according to our annual employee engagement survey, 83% of our employees indicated that they are engaged, as compared to 75% of employees in the financial services industry generally in the United States.

In 2021, the Company adopted a three-year strategic plan built around three goals:

Since the plan’s adoption in 2021, the Company formed the Corporate Stewardship Council to provide oversight to its diversity and inclusion strategy and identify and address barriers that impact recruitment, retention, and advancement of diverse candidates. In 2022, we focused primarily on implementing our three-year plan, which included engaging leadership, developing trust with local market leadership, having meaningful conversations, assisting stakeholders in viewing diversity from a number of perspectives, and establishing a small working group to help develop programs, initiatives, and training in support of the action items outlined in the three-year strategic plan. In 2023, in collaboration with our Corporate Learning Department, we implemented unconscious bias training throughout the Company which has been completed by our Board, over 600 leaders, and a significant portion of our employee population. In 2024, we established a dashboard to track metrics related to representation, internal talent mobility, voluntary versus involuntary turnover, and recruitment. These metrics allow the Company to monitor recruitment, development, and retention of diverse talent, identify gaps, create opportunities for team members, and develop talent throughout the enterprise. Additionally, in 2024, the corporate stewardship team launched SouthState Connects Team Member Network Groups, starting with the Women’s Network Group, Women in Technology Network Group, and Military/Veterans Network Groups. These groups are designed to promote mentoring and networking relationships for employee groups to bolster professional development opportunities.

The Board Governance and Nominating Committee’s oversight also includes climate risk, and it receives regular reports on the progress of that implementation. In 2022, the Bank formed a climate steering committee composed of key finance, risk, credit, and governance internal stakeholders, the purpose of which is to develop an integrated approach to identifying, analyzing, and monitoring climate change and other governance factors relevant to the Bank and its operation, performance, and safety and soundness. In 2023, the climate steering committee continued to actively work toward developing the necessary structure to understand the Bank’s direct and indirect greenhouse gas scopes and emissions across the Company and to develop a process for undertaking climate risk assessments, and it engaged an outside consulting firm to assist it in developing this program. This consulting firm also assisted the Bank with identifying material social and governance topics to enhance strategy and future reporting, conducted a disclosure gap analysis, and offered recommendations to enhance the Bank’s overall social and governance performance. The work of the climate steering committee continued in 2024 and is ongoing, focusing on calculating and understanding the Company’s Scope 1 and 2 emissions.

In addition, the Bank has an active Business Continuity/Disaster Recovery Program designed to ensure the Bank’s capability to provide services for customers and to maintain viability before, during and after a business disruption. During 2024, the Business Continuity team

21 SOUTHSTATE

CORPORATE GOVERNANCE

monitored 18 named storms, and 3 of them impacted our Bank with little disruption in operations. Disaster recovery testing is conducted annually and tabletop exercises simulating climate, cyber, or other disruptive events are conducted each year with schedules varying by division.

Annually, the Company publishes a Corporate Social Responsibility Report setting forth its initiatives during the previous year. A copy of the report is available for viewing on the Bank’s website, www.southstatebank.com.

Board Oversight of Risks Related to Financial Crimes and Fraud

Our Board recognizes the importance of complying with laws and regulations, including those applicable to financial crimes and fraud. As a regulated and publicly traded institution, the Company has adopted policies, procedures and internal controls as required by law and regulation, including the requirements imposed by the Sarbanes Oxley Act, the Bank Secrecy Act (“BSA”), and others. The Bank’s Financial Intelligence Unit monitors its compliance with BSA and Anti-Money Laundering (“AML”) laws and regulations, as well as the requirements of the Office of Foreign Assets Control (“OFAC”) relating to, among others, sanctions compliance, and oversees our anti - fraud programs, including investigations, reporting, trend and root cause analyses and mitigation efforts. Our training program requires directors, officers, and employees to receive annual training on BSA, AML and OFAC policies and procedures in place to comply with these laws and regulations. As part of the Risk Committee’s responsibility for monitoring key business and regulatory risks, the Risk Committee reviews presentations and reports at each meeting on the Company’s BSA, AML and OFAC exposure, and its mitigation efforts. The Risk Committee also annually approves the Company’s BSA, AML, and OFAC Programs and the Company’s BSA/AML and OFAC Risk Assessment, setting forth the Company’s assessment of the risk of its operations, products, services, and footprint for BSA, AML and OFAC compliance.

Compensation Governance and Risk Management

Compensation Governance

The Compensation Committee oversees the Company’s compensation plans and practices. The fundamental philosophy underpinning the Compensation Committee’s governance process is to reward NEOs and other executives for their performance in meeting the Company’s guiding principles of soundness, profitability, and growth by pursuing strategies that are expected to maximize shareholder value over time without exposure to excessive risk. The Compensation Committee’s primary responsibilities include establishing goals, evaluating performance in light of the articulated goals and objectives, and setting compensation.

2025 PROXY STATEMENT 22

CORPORATE GOVERNANCE

Compensation Risk Management Policies and Practices

Our compensation governance structure allocates responsibility so that our Board, Compensation Committee, and the appropriate management-level governing body makes compensation decisions with documented input from the Risk Management, Legal and Compliance Departments. The Compensation Committee has adopted and annually reviews our Incentive Compensation Policy, which defines the framework for oversight of an enterprise-wide incentive program design and implementation.

Our Incentive Compensation Policy is designed to reward appropriately our employees in the business lines through responsible sales practices without encouraging excessive risks and recognizes that the effective management of incentive compensation is an essential component of safe and sound banking practices. Our Incentive Compensation Policy establishes frameworks for: the oversight and governance of incentive plans; internal controls put in place around the design, implementation and maintenance of plans; the balance between competitive compensation and risk; the scheduled assessment of risk associated with incentive plans; the ongoing monitoring incentive plans; and annual ethical sales training.

The Incentive Compensation Committee oversees the review and approval of all incentive plans and associated risk assessments and any material changes to existing incentive plans. This Incentive Compensation Committee is assisted in its responsibilities by an Incentive Working Group, represented by the Risk, Compliance and Legal Departments, which collaborates with the business lines in incentive plan design and risk assessment completion. On an annual basis, the Compensation Committee is presented with the incentive plan risk assessment analysis and Chief Risk Officer certification to enable the Compensation Committee to determine whether our compensation policy and incentive plans and practices create risks that are likely to have a material adverse effect or would cause plan participants to take excessive risks.

In 2023, the Company adopted a Compensation Recoupment Policy which is compliant with the requirements of Section 10D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Section 303A.14 of the NYSE Listed Company Manual. Effective as of October 2, 2023, this policy requires us to reasonably promptly recoup incentive - based compensation received by executive officers in the event of certain restatements of the Company’s financial statements due to material noncompliance with any financial reporting requirement under federal securities laws. A copy of this policy is attached as Exhibit 97.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on February 21, 2025. This Compensation Recoupment Policy complements a broader clawback policy, which has been in place since 2021, covering a broader scope of employees and compensation and other triggering events besides a restatement.

23 SOUTHSTATE

SHAREHOLDER ENGAGEMENT

SHAREHOLDER ENGAGEMENT

We regularly engage with our shareholders to provide meaningful information about our Company. Our Executive Leadership team, which consists of our CEO, Chief Strategy Officer, and Chief Financial Officer, along with our Director of Investor Relations and Balance Sheet Strategies, regularly communicates with investors, provides investor presentations, hosts quarterly earnings calls, and participates in virtual and in-person meetings and larger conferences with institutional shareholder representatives as requested.

We continue to be actively engaged in outreach to the investment community. During 2024, we participated in over 200 meetings with investors, including participation in ten investor conferences, events, and numerous other outreach efforts. Through these discussions, we facilitate communication with and obtain shareholder insight into, among other topics, the Company’s corporate governance, executive compensation, corporate stewardship, and other practices so that the Company can make deliberate, thoughtful, and balanced decisions that reflect the interests of our shareholder base. In 2024, investors were broadly supportive of our executive compensation program as evidenced by 86.4% of votes cast in support of our Say on Pay proposal at our 2024 annual meeting. Notwithstanding these positive results, we will continue to actively engage with investors to ensure their feedback is considered in our decision-making.

2025 PROXY STATEMENT 24

Related Person And Certain Other Transactions

RELATED PERSON AND CERTAIN OTHER TRANSACTIONS

The Bank has loan and deposit relationships with some of the directors of the Company and the Bank and loan, deposit, and fee-for-service relationships with some of the companies with which the directors are associated, as well as with some members of the immediate families of the directors. (The terms “members of the immediate families” or “immediate family members” for purposes of this section includes each person’s spouse, parent, stepparent, children, stepchild, sibling, mother and father-in-law, sons and daughters-in-law, and brothers and sisters-in-law, and any person sharing the same household of such person.) Such loan, deposit, or fee relationships were made in the ordinary course of business, were made on substantially the same terms, including interest rates, collateral and fee pricing, as those prevailing at the time for comparable transactions with other persons not related to the lender, and did not, at the time they were made, involve more than the normal risk of collectability or present other unfavorable features.

Our Code of Ethics contains written requirements for reviewing transactions between us and our directors and executive officers, their immediate family members, and entities with which they have a position or relationship. These requirements are intended to determine whether any such related person transaction impairs the independence of a director or presents a conflict of interest on the part of a director or executive officer. The Code also requires the Bank to comply with the Federal Reserve’s Regulation O, which requires extensions of credit to executive officers, directors, certain principal shareholders, and their related interests to (i) be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with third parties and (ii) not involve more than the normal risk of repayment or present other unfavorable features. Our corporate ethics officer monitors Company compliance with the Code of Ethics and sends periodic reports on such compliance to the Board’s Audit Committee and management’s Incentive Compensation Committee. All such reports during 2024 contained routine, nonmaterial, Human Resources - related matters that did not involve any director, executive officer, or members of their respective immediate families.

Since 2020, we have engaged the law firm of Burr & Forman LLPC in the ordinary course of business, among other law firms, as tax counsel and expect to continue engaging the firm during the current fiscal year. Two brothers-in-law of William E. Matthews V, the Company’s Chief Financial Officer, are partners in Burr & Forman in practice areas outside of tax. The Company paid Burr & Forman LLP approximately $275,000 for its representation in 2024. This amount did not exceed five percent (5%) of the law firm’s gross revenue.

Mr. Corbett, our Chief Executive Officer, is the brother-in-law of Mr. Young, our Chief Strategy Officer. For compensation paid to each such NEO during 2024, see the Summary Compensation Table set forth on page 48.

25 SOUTHSTATE

STOCK OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS, AND CERTAIN BENEFICIAL OWNERS

STOCK OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS, AND CERTAIN BENEFICIAL OWNERS

The following table shows the number of shares of our common stock beneficially owned as of February 20, 2025, by: (i) each director; (ii) each named executive officer; (iii) all directors and executive officers as a group; and (iv) beneficial owners of more than 5% of any class of our voting securities (as determined under SEC rules). As of that date, none of our directors and executive officers owned any shares of our common stock, other than as reported in the table below. Unless otherwise noted; all shares beneficially owned are held individually and not pledged as security; all shares of our common stock are subject to the sole voting and investment power of the directors and executive officers; and the address of each beneficial owner listed in the following table is c/o SouthState, 1101 First Street South, Suite 202, Winter Haven, Florida 33880.

	Common stock beneficially owned (1)	Other stock units		Total	Percent of Class
		Deferred director Stock Awards	Outstanding PSUs/RSUs (2)

Name
Directors
David R. Brooks (3)	428,026		267	428,293	*
Ronald M. Cofield, Sr. (4)	4,046	—	—	4,046	*
Shantella E. Cooper (5)	7,663	—	—	7,663	*
John C. Corbett (6)	135,796	—	89,258	225,054	*
Jean E. Davis (7)	17,219	—	—	17,219	*
Martin Bernard Davis (8)	8,503	—	—	8,503	*
Janet P. Froetscher (9)	1,972		267	2,239	*
Douglas J. Hertz (10)	27,776	—	—	27,776	*
Merriann Metz (11)	942		—	942	*
G. Ruffner Page Jr. (12)	217,333	—	—	217,333	*
William Know Pou Jr. (13)	33,456	—	—	33,456	*
James W. Roquemore (14)	51,794	—	—	51,794	*
David G. Salyers (15)	14,119	—	—	14,119	*
G. Stacy Smith (16)	33,679		267	33,946	*
Joshua A. Snively (17)	11,686	—	—	11,686	*
Named Executive Officers
William Matthews V (18)	42,784	—	23,084	65,868	*
Richard Murray IV (19)	69,099	—	19,967	89,066	*
Renee R. Brooks (20)	42,603	—	17,910	60,513	*
Stephen D. Young (21)	53,867	—	30,464	84,331	*
Other executive officers as a group (15 persons)	241,592	—	125,079	366,671	*
All directors and executive officers as a group (34 persons)	1,443,955	—	306,563	1,750,518	1.7
* Indicates less than 1%

7
Name	Common Stock Beneficially Owned (22)	Percent of Class (22)
Beneficial Owners Holding More than 5%
BlackRock, Inc. (23) 50 Hudson Yards New York, NY 10001	12,512,839	12.4
The Vanguard Group (24) 100 Vanguard Boulevard Malvern, PA 19355	8,448,323	11.07
State Street Corporation (25) One Congress Street, Ste. 1 Boston, MA02114	3,924,703	5.14

2025 PROXY STATEMENT 26

STOCK OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS, AND CERTAIN BENEFICIAL OWNERS

(1)	As reported to the Company by the directors, nominees, named executive officers, and other executive officers as a group. Includes the number of shares of which the named individual has the right to acquire ownership within 60 days of the date of this table pursuant to the below, including stock options that are or will become exercisable and restricted stock units that have or will become fully vested but not yet settled:

Name	Options	RSUs	Total
John C. Corbett	—	36,092	36,092
William E. Matthews V	—	8,677	8,677
Richard Murray IV	—	6,611	6,611
Renee R. Brooks	4,999	6,611	11,610
Stephen D. Young	—	11,602	11,602
Other executive officers as a group	—	26,630	26,630
All directors and executive officers as a group (8 persons)	4,999	96,223	101,222

(2)	Reflects outstanding and unvested RSUs and PSUs not considered beneficially owned assuming target performance for LTI plan years 2023, 2024 and 2025.
(3)	Includes 52,440 shares Mr. Brooks owns individually, 327,586 shares held by a limited liability partnership, and 48,000 shared owned by his family’s trusts.
(4)	Includes 4,046 shares Mr. Cofield owns individually.
(5)	Includes 7,663 shares Ms. Cooper owns individually.
(6)	Mr. Corbett is a Named Executive Officer for purposes of this proxy due to his role as Chief Executive Officer. Includes 1,347 shares owned by Mr. Corbett’s IRA account, and 134,399 shares owned individually.
(7)	Includes 17,219 shares Ms. Davis owns individually.
(8)	Includes 8,503 shares Mr. Davis owns individually.
(9)	Includes 1,972 shares Ms. Froetscher owns individually.
(10)	Includes 15,329 shares Mr. Hertz owns individually, and 12,447 shares held by his family trust.
(11)	Includes 942 shares Ms. Metz owns individually.
(12)	Includes 79,182 shares Mr. Page owns individually, 64,056 shares held by his children’s trusts, and 74,095 shares held by a limited liability company of which Mr. Page is the managing member.
(13)	Includes 2,278 shares Mr. Pou owns individually, 19,863 shares owned jointly with his spouse, and 11,315 shares owned by a revocable trust he controls.
(14)	Includes 35,827 shares Mr. Roquemore owns individually, and 15,967 shares owned by his spouse.
(15)	Includes 6,418 shares Mr. Salyers owns individually, and 7,701 shares owned jointly with his spouse.
(16)	Includes 33,679 shares Mr. Smith owns individually.
(17)	Includes 9,541 shares Mr. Snively owns individually, and 2,145 shares owned jointly with his spouse.
(18)	Includes 18,176 shares Mr. Matthews owns jointly with his spouse, and 24,605 shares Mr. Matthews owns individually.
(19)	Includes 6,611 shares Mr. Murray owns individually, 52,332 shares Mr. Murray owns jointly with his spouse, and 10,156 shares held within his IRA.
(20)	Includes 37,604 shares Ms. Brooks owns individually and 4,999 shares subject to exercisable stock options outstanding.
(21)	Includes 53,867 shares Mr. Young owns individually.
(22)	Figures as of December 31, 2024.
(23)	Beneficial ownership of BlackRock, Inc. is based on its Schedule 13G/A filed with the SEC with respect to the Company on February 7, 2025, in which it reported sole power to vote or to direct the vote of 12,401,461 shares of our common stock and sole power to dispose or direct the disposition of 12,512,839 shares of our common stock.
(24)	Beneficial ownership of The Vanguard Group is based on its Schedule 13G/A filed with the SEC with respect to the Company on February 13, 2024, in which it reported shared power to vote or direct the vote of 47,984 shares of our common stock, sole power to dispose or direct the disposition of 8,319,873 shares of our common stock, and shared power to dispose or direct the disposition of 128,450 shares of our common stock.
(25)	Beneficial ownership of State Street Corporation is based on its Schedule 13G filed with the SEC with respect to the Company on February 5, 2025, in which it reported shared power to vote or direct the vote of 498,826 shares of our common stock and shared power to dispose or direct the disposition of 3,924,703 shares of our common stock.

27 SOUTHSTATE

DIRECTOR COMPENSATION

DIRECTOR COMPENSATION

2024 Director Pay

The table below sets forth the annual compensation of our non-employee directors for fiscal year 2024. In May 2023, the Compensation Committee reviewed and performed an analysis of director compensation paid to our peers, as discussed on pages 44 and 45, and determined to adjust our director compensation to bring it in line with director compensation paid by such peers. In July 2024, the Compensation Committee again analyzed director compensation, and following such analysis, retained the director compensation initially approved in 2023 for the balance of 2024.

Cash Retainer (1)	Position
$75,000	Board Members
$80,000	Additional Fee to Chair of the Board
$15,000	Chairs of the Risk, Governance and Nominating, and Compensation Committees
$20,000	Chair of Audit Committee
$15,000	Committee Members of the Audit Committee
$10,000	Committee Members of the Risk, Governance and Nominating, and Compensation Committees

Director Equity Retainer
● $85,000 issued May 1, 2024, in the form of RSUs that vest six months following the grant date.

●  If Board service is terminated due to death, all unvested RSUs will fully vest as of the date of death. If Board service is terminated for any reason other than death, any unvested RSUs outstanding as of the date of termination would be forfeited.

● Upon a change of control, all unvested RSUs will become fully vested and settled in shares of SouthState common stock.
(1)	Directors may elect to receive equity in lieu of cash retainer payments.

For 2025, the Compensation Committee reviewed and performed an analysis of director compensation paid to our peers and determined to adjust our director compensation to bring it in line with director compensation paid by such peers. As a result of such analysis, effective January 1, 2025, the Compensation Committee increased the cash retainer to be paid to Board members from $75,000 to $80,000 and increased the equity retainer, to be awarded to directors in the form of RSUs that vest six months following the grant date of May 1, 2025, from $85,000 to $100,000. Mr. Corbett, who is both an employee and a director, is not eligible to receive any equity, retainer, or fees for his service on the Board.

2024 Director Compensation Review

The Compensation Committee is responsible for reviewing, on an annual basis, the compensation paid to our directors and making recommendations to the Board on any adjustments to it. Working with its independent compensation consultant, the Compensation Committee annually assesses SouthState’s director compensation program relative to our peers. In making this assessment, the Compensation Committee reviews (i) the individual pay components of our program relative to the pay components for directors at our peers, (ii) the average total compensation of our Board members relative to directors at our peers, and (iii) our aggregate Board compensation as compared to our peer group. As noted above, the Compensation Committee approved adjustments to director compensation in 2023 and in 2025, each time to bring director compensation levels in line with market practice among our peers.

Independent Bank Director Appointments

In connection with the Independent Merger, the Board approved the appointments of David R. Brooks, Janet P. Froetscher, and G. Stacy Smith to the Board (as well as the board of directors of the Bank), effective as of January 1, 2025. In connection with his appointment, Mr. Brooks entered into a transition agreement with the Company, which, among other things, provides for his service as a member of

2025 PROXY STATEMENT 28

DIRECTOR COMPENSATION

the Board until the 2027 annual shareholder meeting (subject to his election to the Board by our shareholders at the 2025 and 2026 annual shareholder meetings). On January 1, 2025, Mr. Brooks received a cash payment of $12,800,000, representing his contractual entitlement to certain cash payments under his change in control severance agreement with Independent, and in December 2024, he received a cash transaction bonus of $5,000,000. Mr. Brooks is otherwise eligible to receive the same compensation and benefits as other non-employee directors. Mr. Brooks is subject to restrictions on non-competition and non-solicitation for a period of two years and one year, respectively, following January 1, 2025, as well as on confidentiality and non-disparagement.

Director Deferral Plan

Non-employee directors are permitted to make elections to defer (i) up to 100% of their cash retainer into a deferred income plan account and (ii) the settlement date with respect to either 50% or 100% of their annual RSU grant. Deferrals are not credited under the deferred income plan in respect of deferred RSUs until such RSUs have vested, at which time the director’s account is credited with a deemed investment in the SouthState Corporation Stock Fund under the deferred income plan equal to the number of shares of Company common stock with respect to which the deferral election was made (net of any shares withheld in respect of applicable tax withholding obligations, if any, related to vesting).

Deferrals credited under the deferred income plan are fully vested at all times and are payable (a) with respect to cash retainers, in cash in annual installments for a period of up to 10 years and/or (b) with respect to amounts deemed to be invested in Company common stock (including through the SouthState Corporation Stock Fund and any RSU accounts), in the form of common stock, following the first to occur of the participant’s separation from service or a change in control, subject to the director’s deferral elections.

Stock Retention Requirements, 10b5-1 Plans, and Hedging and Pledging Prohibitions

Stock Ownership Requirements. Directors are required to beneficially own a minimum of five times the director’s annual base cash retainer in market value of the Company’s common stock by the end of the fifth anniversary of being elected to the Board. Restricted stock and stock underlying or issuable pursuant to RSUs or the deferred income plan are counted toward these thresholds. After the threshold is attained, future changes in market value do not require the director to purchase additional stock. As of the end of 2024, all our directors have met or exceeded, or are in line to meet or exceed, their required ownership levels before their fifth anniversary of service commencement. Beneficially owned shares for these purposes include shares held by a director outright as well as unvested shares of restricted stock as to which a director has full voting privileges.

Insider Trading Policy and 10b5-1 Rules. The Company has adopted policies and procedures reasonably designed to promote compliance with relevant insider trading laws, rules and regulations, and NYSE listing standards. Our Insider Trading Policy currently contains guidelines for director and officer trading in Company stock, including prohibiting trades if the director or officer possesses material inside information. Our Insider Trading Policy also provides guidance on the adoption of 10b5-1 plans for directors and officers. A copy of our Insider Trading Policy is filed as Exhibit 19.1 to the Company’s Annual Report on Form 10-K filed with the SEC on February 21, 2025. It is also available on our website at https://www.southstatebank.com/ under the Corporate Governance tab of the Corporate Overview under “Investor Relations.”

Anti-Hedging and Anti-Pledging Policies. Under our Insider Trading Policy, directors, officers and employees are prohibited from: (1) engaging in hedging, monetizing or similar transactions that are designed to offset a decrease in the market value of any securities of the Company and (2) holding securities of the Company in a margin account or otherwise pledging securities of the Company as collateral for a loan.

2024 Director Compensation

The following table shows the compensation paid to our 2024 non-management directors for their services in 2024:

	Fees earned or		All other
	paid in cash	Stock awards	compensation	Total
Director (1)	($) (2)	($) (3)	($)	($)
Ronald M. Cofield, Sr.	120,000	103,557.46 (4)	—	223,557.46
Shantella E. Cooper	95,000 (5)	103,557.46 (4)	—	198,557.46
Jean E. Davis	95,000	103,557.46	—	198,557.46
Martin B. Davis	115,000	103,557.46	—	218,557.46
Douglas J. Hertz	175,000 (6)	103,557.46	—	278,557.46
Merriann Metz (7)	21,250	97,657.14 (8)	—	118,907.14
G. Ruffner Page Jr.	100,000 (9)	103,557.46 (4)	—	205,227.46
William Knox Pou, Jr.	110,000	103,557.46	—	203,557.46
James W. Roquemore	100,000	103,557.46	—	203,557.46
David G. Salyers	85,000	103,557.46	—	188,557.46
Joshua A. Snively	115,000	103,557.46 (4)	—	218,557.46
(1)	Messrs. Brooks and Smith and Ms. Froetscher were appointed to the Board effective January 1, 2025.

29 SOUTHSTATE

DIRECTOR COMPENSATION

(2)	Includes total compensation earned through Board fees, retainers, and committee fees, whether paid or deferred. Refer to the “Director Compensation – 2024 Director Pay” section for more information regarding committee membership and fees.
(3)	RSUs were awarded to non-employee directors on May 1, 2024, in the amount of $85,000. These awards vested on November 1, 2024. The market value of the shares is determined by the closing market price of our common stock on the vesting date ($97.42 on November 1, 2024), computed in accordance with FASB ASC Topic 718. The assumptions used in the calculation of these amounts for awards granted in 2024 are included in Note 17 in the “Notes to Consolidated Financial Statements” included within the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024. None of our non-employee directors had any unvested stock awards outstanding as of December 31, 2024.
(4)	Reflects amounts deferred under Nonemployee Directors Deferred Income Plan. Please refer to the section captioned “Director Compensation – Director Deferral Plan” on page 29 for more information.
(5)	Reflects cash payment of $23,750 and equity in lieu of cash of $71,250 deferred under the Nonemployee Directors Deferred Income Plan. Please refer to the section captioned “Director Compensation – Director Deferral Plan” on page 29 for more information.
(6)	Includes equity in lieu of cash of $131,250.
(7)	Appointed to the Board effective July 24, 2024.
(8)	Pro-rated RSUs in the amount of $70.83, based on the 30-day average price of the stock as of June 28, 2024, were awarded to Ms. Metz upon her appointment to the Board. These awards vested on January 24, 2025. The market value of the shares is determined by the closing market price of our common stock on the vesting date ($103.67 on January 24, 2025).
(9)	Reflects cash payment of $25,000 and equity in lieu of cash of $75,000 deferred under the Nonemployee Directors Deferred Income Plan. Please refer to the section captioned “Director Compensation – Director Deferral Plan” on page 29 for more information.

2025 PROXY STATEMENT 30

PROPOSAL 2: APPROVING OUR EXECUTIVE COMPENSATION (AN ADVISORY, NON-BINDING “SAY ON PAY” RESOLUTION)

PROPOSAL 2: APPROVING OUR EXECUTIVE COMPENSATION (AN ADVISORY, NON-BINDING “SAY ON PAY” RESOLUTION)

Proposal 2 asks shareholders to approve, on an advisory basis, our 2024 executive compensation program. At the 2024 annual meeting of shareholders, 86.4% of the votes cast on the Say on Pay proposal were cast in support of our 2024 compensation of our Named Executive Officers. We believe that offering our shareholders the opportunity to vote on NEO compensation on an annual basis reinforces our commitment to the feedback of our shareholders.

In 2020, we brought together an executive leadership team with the appropriate strategic vision and experience to guide the Company as it continues to grow into a Southeast regional institution. In March 2022, we expanded on that strategic vision by completing the merger with Atlantic Capital Bancshares, Inc. (the “Atlantic Capital Merger”) and most recently, in January 2025, by completing the Independent Merger, the largest transaction in the Company’s history. Our performance-based executive compensation program, which became effective in January 2021, is designed with that strategic vision in mind -- to reflect our guiding principles of soundness, profitability and growth and to align our executive compensation with shareholder return based on our overall profitability on both a short-term and long-term basis, while including metrics that will discourage our NEOs from pursuing strategies that would expose the Company to excessive risk.

In deciding whether to approve our pay practices for our NEOs, we ask that you consider the description of our executive compensation program provided in the “Compensation Discussion and Analysis,” the compensation tables and the accompanying narratives. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this proxy statement. Accordingly, we are asking our shareholders to vote “FOR” the following resolution:

“Resolved, that the shareholders approve the compensation paid to SouthState’s NEOs, as described in the Compensation Discussion and Analysis, the compensation tables and the related narrative disclosures in the Company’s 2025 Proxy Statement.”

Your vote on this proposal, which is required by Section 14A of the Exchange Act, is “advisory” and will serve as a non-binding recommendation to the Board. The Compensation Committee will seriously consider the outcome of this vote when determining future executive compensation arrangements.

Our Board unanimously recommends a vote “for” approving our executive compensation (an advisory, non-binding “Say on Pay” resolution) (Proposal 2).

31 SOUTHSTATE

Compensation DISCUSSION AND ANALYSIS

COMPENSATION DISCUSSION AND ANALYSIS

1.     Executive Summary

a.       Our Named Executive Officers

Our NEOs for 2024 are identified below and include the Chief Executive Officer and Chief Financial Officer of the Company and our next three most highly compensated executive officers.

Named Executive Officers	Title	Years of Service (1)
John C. Corbett	Chief Executive Officer of the Company and President and Chief Executive Officer of the Bank	25
William E. Matthews V	Chief Financial Officer of the Company and the Bank	13
Richard Murray IV	President of the Company	14
Renee R. Brooks	Chief Operating Officer of the Company and the Bank	28
Stephen D. Young	Chief Strategy Officer of the Company and the Bank	23

(1)	Reflects combined years of service at SouthState and CenterState for NEOs. With regard to Messrs. Matthews and Murray, these figures include their tenures as CFO and Chief Executive Officer, respectively, of NCOM.

The following provides a brief biographical description of each of our NEOs, other than Mr. Corbett for whom we have provided biographical information under the Board biographical information above. All positions held by each of our NEOs, including the period each such position has been held, a brief account of their business experience during at least the past five years and certain other information is provided below. Information concerning directorships, committee assignments, minor positions and peripheral business interests have not been included.

●	William E. Matthews V, age 60, was appointed as our Chief Financial Officer on June 7, 2020, in connection with the CenterState Merger. Before that, he served as Executive Vice President and Chief Financial Officer of CenterState and CenterState Bank (2019 to June 7, 2020); President and Chief Financial Officer of NCOM (2018 to 2019); Chief Financial Officer of NCOM and NBC (2011 to 2019); NCOM and NBC Board member (2010 to 2019, Vice Chair 2012 to 2019); Partner at New Capital Partners, Birmingham, Alabama (2009 to 2011); Chief Financial Officer of RBC Bank (USA) (2008 to 2009); Executive Vice President and Chief Financial Officer of Alabama National Bancorporation (1998 to 2008). Mr. Matthews has been actively engaged in the community, having served on the boards of several non-profit organizations, including Vulcan Park Foundation, Girls, Inc., Childcare Resources, Workshops, Inc., and Start the Adventure in Reading.
●	Richard Murray IV, age 62, was appointed the President of the Company on June 7, 2020, in connection with the CenterState Merger, and on April 1, 2023, he assumed leadership over the commercial and consumer banking divisions upon the retirement of the Chief Banking Officer. Murray previously served as Chief Executive Officer of CenterState Bank and a Director of both CenterState and CenterState Bank. Prior to joining CenterState, Murray served as the Chairman of NCOM, its Chief Executive Officer, and President (2017 to 2019). He also served as the President of National Bank of Commerce (“NBC”), NCOM's bank subsidiary (2012 to 2018). In addition, Murray served as the Chief Operating Officer of NCOM (2010 to 2018) and served as the Chief Operating Officer of NBC (2010 to 2012). He previously served as President and Chief Operating Officer of Alabama National Bancorporation starting 2000 until it was acquired in 2008, and then as Regional President (Alabama and Florida) of RBC Bank (USA) from February 2008 to July 2009. Prior to Alabama National, he began his career at SouthTrust Bank in 1984. A community leader, Murray currently serves on the Board of the Quarterbacking Children’s Health Foundation, and served as President of its fundraising arm, the Monday Morning Quarterback Club. He also currently serves on the board of the Birmingham Business Alliance, and he is a former member of the United Way of Central Alabama board, the Mountain Brook City Board of Education, the Kiwanis Club of Birmingham, and the O’Neal Library Foundation board.
●	Renee R. Brooks, age 55, has served as the Chief Operating Officer of the Company since 2018 and was appointed the Chief Operating Officer of the Bank on June 8, 2020, in connection with the CenterState Merger. Before that, she also served as: Chief Operating Officer for South State Bank, a predecessor of the Bank (2018 to 2020); Chief Administrative Officer for the Company and South State Bank (2012 to 2018); Chief Risk Officer (in addition to the title of Chief Administrative Officer) for the Company and South State Bank (2015 to 2017); Head of Retail Banking for the Company and South State Bank (2009 to 2012); and Commercial Banking Manager and Regional Leader for South State Bank (2005 to 2009); Chief Operating Officer of The Mortgage Banc, a subsidiary of the Company (2000 to 2005); and Commercial Team Lead for de novo bank NBYC, a bank subsidiary of the Company (1996 to 2000). In addition to her other responsibilities, Ms. Brooks also served as the Corporate Secretary for the Company and

2025 PROXY STATEMENT 32

ISCUSSION AND
Compensation DISCUSSION AND ANALYSIS

South State Bank (2007 to 2014). Before joining the Company in 1996, Ms. Brooks served a Commercial Lender (1994 to 1996) and a Consumer Lender and Assistant Branch Manager (1992 to 1994) for Wachovia Bank. Ms. Brooks is an active member of the community, currently serving on the boards of the South Carolina Student Loan Corporation and Columbia International University.
●	Stephen D. Young, age 49, was appointed as our Chief Strategy Officer on June 7, 2020, in connection with the CenterState Merger. Prior to June 2020, Mr. Young served as Executive Vice President and Chief Operating Officer of CenterState (2016 to June 7, 2020) and CenterState Bank (May 2010 to June 8, 2020) and as Executive Vice President and Chief Financial Officer of CenterState Bank (2002 to 2010). From 1998 to 2001, Mr. Young was a senior auditor with Deloitte & Touche LLP. Mr. Young is the brother-in-law of Mr. Corbett, the Company’s Chief Executive Officer. Mr. Young has been actively engaged in the community, having served on the boards of several non-profit organizations including The Salvation Army of East Polk County, Parker Street Ministries, SeeJesus, and Geneva Classical Academy.

b.       2024 Highlights

In 2024, we continued to emphasize performance achievement and reinforce our pay for performance philosophy through our executive compensation program. Our accomplishments in 2024 have laid the foundation for long-term soundness, profitability, and growth. Our accomplishments during the year include:

Acquired Independent Bank Group, Inc., creating a $65 billion regional bank with 343 branches and expanded banking operations in eight states, including Texas and Colorado.

Earned net income of $535 million, or $6.97 per diluted share, or adjusted net income of $553 million, or $7.21 per diluted share, excluding merger-related and other one-time costs, earned pre-provision net revenue (“PPNR”) of $740 million and PPNR per share of $9.64, experiencing net charge offs of average loans of only 6 basis points, down from 8 basis points for 2023 (1)

Achieved return on average tangible common equity of 15%, adjusted return on average tangible common equity (“ROATCE”) of 15.5%, and total tangible book value per share of $51.11 as of December 31, 2024, a 10.3% increase from $46.32 as of December 31, 2023 (1)

Increased stock value by 18% in 2024 and outperformed the Keefe Bruyette & Woods Regional Bank Index (i) by 8% in 2024, (ii) by 25% in the 2-year lookback period, and (iii) by 29% in the 3-year lookback period (2)

Experienced 4.7% annualized loan growth, 2.7% annualized deposit growth, and net interest margin of 3.43% in 2024 (1)
Continued employee engagement of 83%, as reported through our 2024 employee engagement survey, as compared to 75% of engagement in the financial services industry generally
Named by TIME and Statista as one of America’s best midsize companies in 2024, and listed by American Banker as a 2024 best bank to work for (3)
(1)	Adjusted net income, PPNR, and ROATCE are Non-GAAP measures that exclude the impact of merger, branch consolidation and severance related expense, gains or losses on AFS securities and other one-time adjustments such as FDIC special assessment, net of tax. In addition, PPNR excludes income taxes and provision for credit losses. ROATCE also excludes after - tax amortization of intangibles. See reconciliation of GAAP to Non-GAAP measures in Appendix A.
(2)	“The KBW Nasdaq Regional Banking Index is a modified market capitalization weighted index designed to track the performance of U.S. regional banks or thrifts that are publicly traded in the U.S.” February 15, 2024, www.kbw.com/capabilities/indexes-etfs/.
(3)	TIME, https://time.com/collection/americas-best-mdisize-companies-2024/; Kline, Allissa, “Best Banks to Work For 2024”, American Banker, November 12, 2024, www.americanbanker.com/list/best-banks-to-work-for-2024.

The Compensation Committee of the Board has approved a performance-based executive compensation program applicable to each of our NEOs, including the CEO, described below. We believe this performance-based compensation program reflects our guiding principles of soundness, profitability and growth and aligns our executive compensation with shareholder return based on our overall profitability on both a short-term and long-term basis, while including metrics that will discourage our NEOs from pursuing strategies that would expose the Company to excessive risk.

Under the SouthState executive compensation program assuming target performance levels: (i) approximately 82% of our CEO’s 2024 pay was variable, while approximately 71% of the average pay of the other NEOs was variable; and (ii) approximately 62.5% of our

33 SOUTHSTATE

Compensation DISCUSSION AND ANALYSIS

CEO’s 2024 pay was performance-based, while approximately 57% of the average pay of the other NEOs was performance-based. Such compensation consists of base salaries, the AIP awards, and LTI awards granted in 2024 as reflected in the tables set forth under the section captioned “2024 Compensation Paid or Awarded to Our NEOs – Incentive Awards” beginning on page 41.

(1)	Percentages exclude the total direct compensation for Mr. Corbett.

2.     Executive Compensation Governance

a.       Pay Evaluation and Decision Process

SouthState’s executive compensation program is structured to be performance-based to align total compensation with SouthState’s guiding principles of soundness, profitability, and growth and to the achievement of financial and strategic goals. While our executive compensation program provides a variety of compensation elements designed to provide a comprehensive and competitive pay package, a meaningful portion of total compensation is typically variable and tied to metrics aligned with future shareholder return, thereby rewarding our NEOs and other executives for pursuing strategies that are expected to maximize shareholder value over time without exposure to excessive risk. Our Compensation Committee has the primary responsibility for approving our compensation strategy and philosophy, and the compensation programs applicable to our NEOs.

The Compensation Committee annually reviews and validates its compensation philosophy with the assistance of the Compensation Committee’s independent compensation consultant. The purpose of the review is to ensure that compensation decisions made by the Compensation Committee and the Board of Directors are consistent with this philosophy. The fundamental philosophy of our compensation program is to offer competitive compensation opportunities for executive officers that:

2025 PROXY STATEMENT 34

ISCUSSION AND
Compensation DISCUSSION AND ANALYSIS

When setting compensation, the Compensation Committee considers a range of factors that indicate successful management, including:

●	Company, line of business and individual performance (both financial and non-financial)
●	Adherence to sound risk management policies
●	Year over year performance
●	Performance as compared to competitor peer group
●	Promotion of the core values of the Company

Our CEO works closely with the Compensation Committee in establishing executive compensation and overall bonus and incentive payments (other than with respect to his own compensation). The CEO evaluates the performance of the other senior executives, and based on these performance evaluations, market compensation surveys, and other data, he makes compensation recommendations, including with respect to incentive compensation payments, to the Compensation Committee and shares with its members the basis for his recommendations. The Compensation Committee, at its discretion, may accept, approve, reject, or modify the CEO’s recommendation. With respect to the compensation of the CEO, the Compensation Committee evaluates the CEO’s performance and determines his compensation without the CEO present.

Taking these factors into consideration, the Compensation Committee exercises its discretion and authority granted by the Board to determine the appropriate compensation for the CEO and each other NEO. While the Compensation Committee Charter permits the Compensation Committee to confer with other members of the Board as to their respective views on establishing compensation, the Compensation Committee has exercised final approval over compensation for the CEO and, prior to the elimination of its role, the Executive Chairman. The Compensation Committee continues to assess our pay practices to balance risks with our commitment to link NEO pay to our performance while maintaining executive compensation programs that are market competitive and shareholder aligned.

35 SOUTHSTATE

Compensation DISCUSSION AND ANALYSIS

b.       Compensation Risk Management Features

Our Compensation Committee believes that the design and governance of our executive compensation program encourage executive performance consistent with the highest standards of risk management.

i.       Pay Practices

The Compensation Committee has implemented pay and governance practices that reinforce our principles, support sound risk management, and align with our shareholders:

✓    Pay for Performance: We apply a framework based on soundness, profitability, and growth goals to drive short-term and long-term shareholder value.

✓  Annual Say on Pay Vote: We conduct an annual Say on Pay vote in line with best governance practices.

✓    Stock Ownership Guidelines: We maintain strict stock ownership requirements for our Executive Leadership and Directors.

✓    Insider Trading Policy and Strong Pledging and Hedging Prohibitions: Executive Leadership and Directors are expected to comply with our SEC-compliant Insider Trading Policy, including with respect to Rule 10b5-1 trading plans, and prohibitions on pledging or hedging/speculative trading in shares of SouthState stock.

✓    Independent Compensation Consultant: The Compensation Committee engages an independent compensation consultant who reports directly to the Compensation Committee.

✓    Recoupment Policies: We maintain a compensation recoupment policy that requires us to recoup reasonably promptly incentive-based compensation received by executive officers in the event of certain restatements of our financial statements due to material noncompliance with any financial reporting requirement under federal securities laws, and which complements a broader clawback policy covering a broader scope of employees and other triggering events besides a restatement.

✓    Responsible Equity Grant Practices: We use the average of the closing price of our common stock for the preceding month to determine the number of PSU or RSU awards but recognize the expense of all share-based awards in our income statement over the award’s minimum required service period.

⌧   No New Excise Tax Gross-Ups: We do not provide gross-up payments for excise taxes other than under historic grandfathered arrangements.

⌧   No New Single Trigger Payments: Following the CenterState Merger, we no longer provide single trigger severance payments other than under historic grandfathered arrangements.

⌧   Severance: We provide only cash severance (in the form of base salary, cash bonuses and COBRA coverage) pursuant to the terms of the NEOs’ employment agreements.

⌧ No Repricing: We do not allow for repricing of stock options without our shareholders’ consent.

⌧ No Excessive Perquisites: We do not provide our NEOs with excessive perquisites beyond what is reasonable and appropriate to increase the productivity of our NEOs.

ii.       Impact of Compensation Practices on Risk Management

The Company’s incentive governance process includes a framework for developing new incentive compensation policies and procedures and a robust, multi-layered risk review process designed to comply with applicable law. The Compensation Committee has ultimate authority regarding all incentive plans. The Compensation Committee reviews and approves any material changes to incentive plans. An Incentive Compensation Committee at the management-level is responsible for reviewing the annual risk review process for incentive plans and monitors business line compliance with the approved incentive plans. The Compensation Committee reviews and approves the annual incentive plan risk assessments. For additional information, please see the discussion captioned “Compensation Governance and Risk Management – Compensation Risk Management Policies and Practices” beginning on page 22.

We believe that our layered compensation governance approach, which includes offering a mix of fixed and variable compensation, performing annual incentive plan risk assessments, setting appropriate performance metrics that reward performance without encouraging excessive risk, and monitoring incentive plan awards, allows us to effectively mitigate excessive risk. The Chief Risk Officer presented the 2024 and 2025 incentive plans and risk review analyses for 2024 and 2025 plans, respectively, to the Compensation Committee, and based on its deliberations, the Compensation Committee concluded that our compensation and incentive plans and practices for 2024 and 2025 do not create risks that are likely to have a material adverse effect or would cause plan participants to take unnecessary risks.

2025 PROXY STATEMENT 36

ISCUSSION AND
Compensation DISCUSSION AND ANALYSIS

c.       Role of Compensation Consultant

The Compensation Committee engages an independent compensation consultant to provide market reference perspective and serve as an advisor. The independent compensation consultant serves at the request of, and reports directly to, the Compensation Committee. Further, the Compensation Committee has the sole authority to engage a compensation consultant and approve the independent compensation consultant’s fees and other terms of the engagement.

For 2024, the Compensation Committee engaged the services of FW Cook as its independent consultant. FW Cook performed a review of our director and executive compensation programs, provided peer group analyses, advised on regulatory developments, corporate governance, and best practice trends, and participated in the Compensation Committee meetings held during 2024. The Compensation Committee considered the independence of FW Cook in light of applicable SEC rules and the NYSE Listing Standards. The Compensation Committee requested and received a report from FW Cook addressing the independence of FW Cook and its senior advisors. The following factors were considered: (1) services other than compensation consulting provided to us by FW Cook; (2) fees paid by us as a percentage of FW Cook’s total revenue; (3) policies or procedures maintained by FW Cook that are designed to prevent a conflict of interest; (4) any business or personal relationships between the senior advisors of FW Cook and a member of our Compensation Committee; (5) any stock of the Company owned by the senior advisors of FW Cook; and (6) any business or personal relationships between our executive officers and the senior advisors of FW Cook. The Compensation Committee discussed these considerations and concluded that the work performed by FW Cook, and FW Cook’s senior advisors involved in the engagements did not raise any conflict of interest.

During 2024, FW Cook provided the following services to the SouthState Compensation Committee:

●	provided data and analysis to the Compensation Committee regarding compensation related trends in the banking industry;
●	reviewed the Company’s total compensation philosophy for reasonableness and appropriateness;
●	reviewed overall compensation levels;
●	reviewed the competitiveness of the compensation elements currently offered by the Company to its top executives, including base salary, annual incentive or bonus, long-term incentives (stock options, restricted stock, RSUs and PSUs), all other compensation, and changes in retirement benefits as compared to those of the customized peer group;
●	advised the Compensation Committee regarding the compensation of outside directors, including the competitiveness of its elements as compared to the defined peer group;
●	advised the Compensation Committee regarding the amendment and restatement of the Amended and Restated 2020 Omnibus Incentive Plan approved by the shareholders at the 2024 annual shareholder meeting;
●	recommended and made observations regarding the potential alignment of the Company’s executive compensation practices with the Company’s overall business strategy and culture relative to the market as defined by the peer group (including a review of the current performance-based programs with respect to the annual cash incentives and annual equity grants);
●	interacted with management to obtain compensation and benefits data, as well as other relevant information that is not available from public sources, to understand the scope of the various executive jobs to provide accurate benchmarking and confirm accurate and up-to-date factual and data analyses; and
●	provided market and peer data and recommendations on executive management compensation.

In addition, the Company engaged McLagan, an AON Company, to assist the Company with calculating the potential payments to our NEOs upon termination or change in control as disclosed in the 2024 Proxy Statement and continued that limited engagement for purposes of assisting the Company with the calculations disclosed in this Proxy Statement on page 54 below. In addition, we participated in McLagan’s annual survey of regional and community banks’ incentive compensation practices for specific lines of business, including commercial and specialty lending divisions, and executive management received a report of such results for banks with assets between $20 and $100 billion in assets.

37 SOUTHSTATE

Compensation DISCUSSION AND ANALYSIS

3.     Our 2024 Compensation Program

For 2024, the Compensation Committee of the Board approved a performance-based executive compensation program which is designed to reflect the compensation principles described above while including metrics that will discourage our NEOs from pursuing strategies that would expose the Company to excessive risk.

a.       Executive Pay Components and Variable Pay Mix

The elements of our executive compensation program for 2024 included:

Base salary	Performance Based Annual Cash Incentive Program ("AIP")	Long Term Incentive Program ("LTIP")	
Annually reviewed by the Compensation Committee; reflects scope of responsibilities based on years of experience, performance, skills and knowledge	Designed to (i) encourage, recognize and reward achievement of performance metrics, (ii) reward NEOs for shareholder value creation, and (iii) align NEO and shareholder interests	Designed to reward NEOs for shareholder value creation, to align NEO and shareholder interests, and to retain and motivate talented NEOs. Equity-based and provided under shareholder-approved plans that permit granting a variety of equity-based awards 3-year term	
Provides income stability to allow NEOs to focus on the execution of strategic goals and to attract and retain highly qualified NEOs	Provides short-term variable pay for the performance year by NEOs	**Performance Share Units ("PSUs")** Rewards achievement of corporate, team and individual performance metrics over a prescribed performance period	**Restricted Share Units ("RSUs")** Rewards sustainable long-term appreciation of the Company's stock price and aligns NEO compensation with stock price appreciation
		60% of LTIP opportunity	40% of LTIP opportunity

b.       Base Salaries

We pay base salaries to attract, reward and retain senior executives to compete for talent. Each year, the Compensation Committee reviews the salaries of our NEOs as a percentage of total target compensation and makes appropriate adjustments to maintain competitive market levels, which are based on the experience and scope of responsibilities of each NEO. The Compensation Committee typically conducts these evaluations during the third quarter of our fiscal year. In 2023, the Compensation Committee approved a modest three percent (3%) increase in base salaries for the NEOs for 2024, as further described under “2024 Compensation Paid or Awarded to our NEOs – Base Salaries” starting on page 41.

c.       Annual Cash Incentive and Long-Term Incentive Plans

The table below summarizes the components of each of the Annual Cash Incentive Plan (“AIP”) and Long-Term Incentive (“LTI”) Plan approved by the Compensation Committee for 2024, including the performance metrics that are being applied, and purpose for including such components.

The Compensation Committee annually sets the amount of each executive’s threshold, target, and maximum award that can be awarded under the AIP, determined as a percentage of the participant’s base salary. In addition, the Compensation Committee approves the form of LTI awards and the related performance conditions for each executive under the LTI plan in a manner designed to align the interests of our executives with those of our shareholders. Each January, the Compensation Committee reviews the Company’s performance for the prior fiscal year, aligns such performance with the opportunities and metrics under the AIP and LTI plan, and calculates and approves the awards to be granted. Following Board approval of such awards, the awards are granted to the NEOs in late January.

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ISCUSSION AND
Compensation DISCUSSION AND ANALYSIS

The Compensation Committee establishes rigorous performance goals that are designed to achieve strong results without encouraging excessive risk-taking. For 2024, the metrics for receiving AIP and LTI awards were as set forth below:

Annual Cash Incentive

- **Adjusted PPNR less Net Charge Offs (1)(3) (80%):** Measures the core profitability of the Company using actual credit losses incurred in place of the provisions for credit losses. In response to the 2020 Current Expected Credit Losses ("CECL") accounting changes, the Compensation Committee sought to insulate incentive performance from volatility related to CECL credit loss provisioning for the year. As a result, net charge-offs, which better reflects actual performance, was substituted for provision in the calculation of adjusted PPNR. Investors and analysts widely use the PPNR metric to measure pre-tax profitability excluding any cost or benefit of provision expense or release and the Net Charge Offs metric to measure actual credit losses.

- **NPA/Loans + OREO (4) (20%):** Measures the level of non-performing assets. Investors and analysts widely use the measure-to-measure asset quality, which is critical to the Company's soundness.

The Committee established performance goals for Adjusted PPNR less Net Charge Offs and NPA/Loans + OREO at the beginning of 2024 and applied no adjustments to the goals or performance results when evaluating achievement at the end of the performance period.

Long Term Incentive (PSUs and RSUs)

- **PSUs (60%):** Awarded in the form of PSUs that vest ratably over 3 years on January 1 of each subsequent year.

  - **TBV Growth (5) (50%):** The Compensation Committee believes this measure correlates with growth in the per share value of the Company. Using a 3-year cumulative approach encourages strong performance over a sustained period of time. Awarded in the form of PSUs.

  - **3-Year Cumulative Relative Return on Average Tangible Common Equity ("ROATCE") 50%) (2):** The Compensation Committee believes that ROATCE is meaningful because it measures, as relative to peers, the Company's (i) capital formation rate and (ii) its ability to fund growth and capital returns to shareholders. Using a 3-year cumulative approach encourages strong performance over a sustained period of time. Awarded in the form of PSUs.

- **RSUs (40%):** Awarded in the form of RSUs at target opportunity that vest ratably over 3 years on January 1 of each subsequent year.

(1)	Adjusted PPNR is a non-GAAP financial measure that excludes the impact of merger, branch consolidation, severance-related, and other expense, gains, or losses on AFS securities and other one-time adjustments such as FDIC special assessment and applicable donations with tax credits. See reconciliation of GAAP to Non-GAAP measures in Appendix A.
(2)	Adjusted ROATCE is defined as Core ROATCE as reported by S&P Global Market Intelligence and adjusted for the impact of provision for credit losses recorded for non-purchase credit deteriorated loans acquired during the measurement period. Core ROATCE, as reported by S&P Global Market Intelligence, excludes the effects of one-time adjustments such as gain or losses on available for sale securities, merger related expenses, FDIC special assessment, branch consolidation expenses, and amortization of intangible assets, net of tax. See reconciliation of GAAP to Non-GAAP measures in Appendix A.
(3)	Adjusted PPNR less Net Charge-Offs equals net income before income taxes and provision for credit losses and excludes items as noted in note (1) above, less loan charge-offs, net of recoveries, recorded during the measurement period.
(4)	Non-performing assets divided by the sum of loans plus other real estate owned on an absolute basis and as compared to our peers. A ratio less than or equal to 0.75% is maximum performance. A ratio above 0.75% results in a peer group comparison.
(5)	TBV Growth is the compounded tangible book value growth per share excluding: (a) the impact of cumulative dividends per share paid to shareholders during the measurement period; (b) the impact of share repurchase activity on the Tangible Book Value per share during the measurement period; and (c) the impact of the change in accumulated other comprehensive income during the measurement period as described below.

Each year, the Compensation Committee assesses the appropriateness of the prospective metrics for AIP and LTI awards. For the 2024 AIP, the Compensation Committee approved prospective performance metrics for the NEOs which included adjusting the calculation for the Adjusted PPNR metric to exclude Net Charge-offs in order to provide a more appropriate measure of net income outside of fluctuations in the CECL reserve.

For LTI determinations for 2024, the Compensation Committee approved an LTI award mix of 60% PSUs and 40% RSUs of the overall LTI opportunity.

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Compensation DISCUSSION AND ANALYSIS

The 2024 AIP and LTI target opportunities as a percentage of base salary for each of the NEOs are outlined in the table below.

Name	AIP Opportunity (Cash) (1)	LTI Opportunity 60% PSUs 40% RSUs (2)
John C. Corbett, Chief Executive Officer	125%	280%
William E. Matthews V, Chief Financial Officer	75%	130%
Richard Murray IV, President of the Company	75%	105%
Renee R. Brooks, Chief Operating Officer	75%	105%
Stephen D. Young, Chief Strategy Officer	105%	155%
(1)	Maximum payout available under the AIP is 150% of the target AIP opportunity.
(2)	40% in the form of time-vesting RSUs that vest ratably over a three-year vesting period on January 1 of each year following the year of grant and 60% in the form of PSUs that are eligible to vest and become earned between 0% and 150% of target levels based on the achievement of a TBV Growth performance metric and a 3-Year Relative ROATCE performance metric, equally weighted, over a three-year performance period, subject to the NEO’s continued employment with us through the vesting date.

Following the Compensation Committee’s review of our compensation consultant’s competitive analysis of incentive programs sponsored by our peers, for 2024, the Compensation Committee approved (i) a modest increase in Mr. Corbett’s target AIP opportunity (125% in 2024 as compared to 115% in 2023) and (ii) a five percent (5%) increase to both target AIP and LTI opportunities for Ms. Brooks and Messrs. Matthews, Murray and Young from 2023 levels.

We believe this performance-based compensation reflects our guiding principles of soundness, profitability and growth, and aligns our executive compensation with shareholder return based on our overall profitability on both a short-term and long-term basis, while including metrics that will discourage our NEOs from pursuing strategies that would expose the Company to excessive risk.

d.       Clawback Feature

Pursuant to the Dodd-Frank Act, incentive-based compensation paid to executive officers are subject to recoupment under the Company’s Compensation Recoupment Policy if the Company is required to prepare an accounting restatement due to the material noncompliance of the company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period. Key terms of the policy include:

●	Incentive-based compensation that an executive officer is granted, earned, or vested, wholly or in part, upon the attainment of a financial reporting measure is subject to recoupment under the policy. Base salary, time-based incentive awards, and discretionary bonuses are not subject to this policy.
●	Only current and former executive officers are subject to the policy, which includes our CEO and president, the principal financial officer, the principal accounting officer, any vice-president in charge of a principal business unit, division or function, and any other officer who performs a policy-making function for the Company.
●	The incentive-based compensation subject to recovery is the gross (not after-tax) amount of incentive-based compensation that otherwise would have been received had it been determined based on the restated amounts.
●	Incentive-based compensation is subject to a three-year lookback from the date we are required to prepare an accounting restatement.

Under the oversight and supervision of the Compensation Committee, the Director of Human Resources is responsible for the (i) daily administration of this policy and (ii) collaboration with the Finance Department in the event a financial restatement requires calculation and recoupment of incentive payments that were erroneously awarded. The Compensation Committee has the authority to update and modify the Compensation Recoupment Policy to the extent necessary and appropriate to meet with changes in applicable law from time to time.

This Compensation Recoupment Policy complements a broader clawback policy, which has been in place since 2021, covering a broader scope of employees and compensation and allowing us to recoup incentive compensation that was paid in reliance on materially inaccurate financial statements or other materially inaccurate performance metric criteria.

e.       2024 CEO and NEO Pay Mix

The charts below depict total direct compensation at the target performance level for fiscal year 2024 for our CEO and our other NEOs. Such compensation consists of base salaries, the AIP awards, and LTI awards and assumes incentive grants awarded at the target level opportunity. Under the SouthState executive compensation plan: (i) approximately 82% of our CEO’s 2024 pay was variable, while

2025 PROXY STATEMENT 40

ISCUSSION AND
Compensation DISCUSSION AND ANALYSIS

approximately 71% of the average pay of the other NEOs was variable; and (ii) approximately 63% of our CEO’s 2024 pay was performance-based, while approximately 57% of the average pay of the other NEOs was performance-based.

(1)	Percentages exclude the total direct compensation for Mr. Corbett.

f.       Stock Ownership and Retention Requirements

The Compensation Committee believes that members of executive leadership, including the NEOs, should accumulate meaningful equity stakes in SouthState over time to further align their economic interests with the interests of shareholders, thereby promoting our objective of increasing shareholder value. For 2024, our CEO must own SouthState stock having a value equal to at least six times his base salary and all other NEOs must own SouthState stock having a value of at least two times their base salary. Our NEOs have five years from being named an executive officer to comply with the stock ownership guidelines. As of the end of 2024, all our NEOs exceeded their required ownership levels. Beneficially owned shares include shares held by a named executive officer, directly or indirectly, unvested RSUs, vested RSUs and PSUs subject to a holding period, and vested and unexercised stock options. These requirements remain in place for 2025.

4.      2024 Compensation Paid or Awarded to our NEOs

The following discusses the compensation paid or awarded to our NEOs under our 2024 compensation program. The incentive-based compensation components apply universally to our NEOs, with no additional specific, individual criteria applicable to one or more NEOs.

a.	Base Salaries

The table below presents the base salaries for our NEOs in 2024. In 2023, after a careful review of market data and consideration of compensation paid by a peer competitor group of similarly situated executives, the Compensation Committee approved a modest three percent (3%) increase in base salaries for the NEOs for 2024.

Name	2023 Annual Base Salary ($)	2024 Annual Base Salary ($)
John C. Corbett	1,043,250	1,074,547
William E. Matthews V	562,000	578,860
Richard Murray IV	535,000	551,050
Renee R. Brooks	535,000	551,050
Stephen D. Young	626,000	644,780

Following completion of the Independent Merger effective January 1, 2025, the Compensation Committee again analyzed market data and considered compensation paid by a peer competitor group. Following such analysis, the Compensation Committee approved a five percent (5%) increase in base salary for each NEO for 2025.

41 SOUTHSTATE

Compensation DISCUSSION AND ANALYSIS

b.	Incentive Awards

2024 AIP Opportunity and Awards

Effective January 1, 2024, the target and maximum 2024 AIP opportunities for each of our NEOs were as follows:

	Total AIP Opportunity
Name	Target ($)	% Base Salary	Maximum ($)	% Base Salary
John C. Corbett, Chief Executive Officer	1,343,184	125%	2,014,777	187.5%
William E. Matthews V, Chief Financial Officer	434,145	75%	651,218	112.5%
Richard Murray IV, President of the Company	413,288	75%	619,931	112.5%
Renee R. Brooks, Chief Operating Officer	413,288	75%	619,931	112.5%
Stephen D. Young, Chief Strategy Officer	677,019	105%	1,015,529	157.5%

The table below reflects the performance metrics under the 2024 AIP, including threshold, target, and maximum performance levels, the actual level of achievement for each metric, and the payout determined for such achievement as a percentage of target:

AIP Goal (1)	Scale		Metric	Metric Result	Performance Achieved	Payout Achieved (as a % of target)
Adjusted PPNR less Net Charge-Offs (in millions, 80%)	Threshold	0%	$586 million	$722 million	Above Maximum	150%
	Target	100%	$651 million
	Max	150%	$716 million
NPAs/Loans +ORE (20%) (2)	Threshold	0%	25th percentile	0.63%	Above Maximum	150%
	Target	100%	50th percentile
	Max	150%	75th percentile
(1)	Adjusted PPNR less Net Charge-offs constitutes 80% of the AIP award determination, and NPAs/Loans + ORE constitutes 20% of the AIP award determination. Adjusted PPNR is a non-GAAP financial measure that exclude the impact of merger, branch consolidation, severance-related and other expenses, gains, or losses on AFS securities and other one-time adjustments such as FDIC special assessment and other applicable donations with tax credits. See reconciliation of GAAP to Non-GAAP measures in Appendix A.
(2)	Ratio less than or equal to 0.75% equals maximum performance. If the ratio is greater than 0.75%, then a peer group comparison is completed to determine quartile ranking with achievement based on the metrics above.

The table below reflects the amounts earned under the 2024 AIP and paid to each of our NEOs based on the achievements described above:

The table below reflects the amounts earned under the 2022 AIP and paid to each of our NEOs based on the achievements described above:
Name	Target (% Base Salary)	Performance Achieved	Earned AIP ($)
John C. Corbett, Chief Executive Officer	125%	150%	2,014,777
William E. Matthews V, Chief Financial Officer	75%	150%	651,218
Richard Murray IV, President of the Company	75%	150%	619,931
Renee R. Brooks, Chief Operating Officer	75%	150%	619,931
Stephen D. Young, Chief Strategy Officer	105%	150%	1,015,529

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ISCUSSION AND
Compensation DISCUSSION AND ANALYSIS

2024 LTI Opportunity and Awards

As discussed above, in 2024, each of our NEOs received grants under our LTI plan that were comprised (i) 40% in the form of time-vesting RSUs that vest ratably over a three-year vesting period on January 1 of each year following the year of grant and (ii) 60% in the form of PSUs that are eligible to vest and become earned between 0% and 150% of target levels based on the achievement of a TBV Growth performance metric and a 3-Year relative ROATCE performance metric, equally weighted, over a three-year performance period, subject to the NEO’s continued employment with us through the vesting date. Effective January 1, 2024, the 2024 LTI opportunities as a percentage of base salary for each of our NEOs were as follows:

NEO	Base Salary ($)	LTI Grant at Target (% of Base Salary) ($)	RSUs 40% ($)	PSUs at Target 60% ($)
John C. Corbett, Chief Executive Officer	1,074,547	280%	1,203,493	1,805,239
		3,008,732
William E. Matthews V, Chief Financial Officer	578,860	130%	301,007	451,511
		752,518
Richard Murray IV, President of the Company	551,050	105%	231,441	347,162
		578,603
Renee R. Brooks, Chief Operating Officer	551,050	105%	231,441	347,162
		578,603
Stephen D. Young, Chief Strategy Officer	644,780	155%	399,764	599,645
		999,409

2024 AIP Award Earned and Target LTI Award

The table below sets forth the value of the AIP award earned and target LTI awards granted to each of our NEOs in respect of fiscal year 2024:

NEO	Base Salary ($)	AIP Earned (1) ($)	LTI Target (2) ($)	Total ($)
John C. Corbett, Chief Executive Officer	1,074,547	2,014,777	3,008,732	6,098,056
William E. Matthews V, Chief Financial Officer	578,860	651,218	752,518	1,982,595
Richard Murray IV, President of the Company	551,050	619,931	578,603	1,749,584
Renee R. Brooks, Chief Operating Officer	551,050	619,931	578,603	1,749,584
Stephen D. Young, Chief Strategy Officer	644,780	1,015,529	999,409	2,659,718
(1)	AIP earned for fiscal year 2024 was paid to NEOs in the first quarter of 2025.
(2)	Reflects the LTI award which was converted to shares as set forth in the Summary Compensation Table on page 48 and as further explained in Note (3) to the Summary Compensation Table.

2022 PSU Award Payouts

The January 2022 LTI grants to Ms. Brooks and Messrs. Corbett, Matthews, Murray, and Young were comprised (i) 20% in the form of time-vesting RSUs that vested ratably over a three-year vesting period on January 1 of each year following the year of grant, and (ii) 80% in the form of PSUs that were eligible to vest and become earned based on the achievement of two equally weighted metrics, a TBV Growth performance metric and a 3-Year ROATCE performance metric, over a three-year performance period, subject to the NEO’s continued employment with us through the vesting date. Both performance objectives were measured over the three-year performance period commencing January 1, 2022, and ending December 31, 2024. Following the end of the three-year performance period performance, the Compensation Committee reviewed our achievement against the performance goals and determined a payout of 131.2%, as more fully shown below:

	Performance Period: January 1, 2022, through December 31, 2024
Performance Metric	Threshold	Target	Maximum	Achievement	Payout
TBV Growth	10.0%	11.0%	12.0%	16.6%	150.0%
Adjusted ROATCE	25th percentile	50th percentile	75th percentile	64th percentile	112.3%
Blended result:					131.2%

43 SOUTHSTATE

Compensation DISCUSSION AND ANALYSIS

The table below sets forth the value of the 2022 PSUs earned by the NEOs:

NEO	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
John C. Corbett, Chief Executive Officer	36,092	3,590,432
William E. Matthews V, Chief Financial Officer	8,677	863,188
Richard Murray IV, President of the Company	6,611	657,662
Renee R. Brooks, Chief Operating Officer	6,611	657,662
Stephen D. Young, Chief Strategy Officer	11,602	1,154,167
(1)	The amounts presented reflect the fair value of PSUs, computed in accordance with FASB ASC Topic 718, which represents the closing stock price of the Company’s common stock on December 31, 2024, the last trading day of the year ($99.48), multiplied by the number of shares earned on the vesting date, December 31, 2024. The number of shares acquired on vesting are expected to be released on or about February 26, 2025.

5. Other compensation topics

a.    Competitor Groups

Peer Benchmarking. Each year, with assistance from its independent compensation consultant, the Compensation Committee reviews the compensation practices of our peers to assess the competitiveness of the compensation arrangements of our NEOs. See the discussion captioned “Executive Compensation Governance -- Role of Compensation Consultant” on page 37. Although benchmarking is an active tool used to measure compensation structures among peers, it is only one of the tools used by the Compensation Committee to determine total compensation. The Compensation Committee uses benchmarking primarily to ascertain competitive total compensation levels (including base salary, equity awards, cash incentives, etc.) with comparable institutions.

Working with FW Cook, our independent compensation consultant, the Compensation Committee reviewed the compensation practices of our peers in 2024 to ascertain competitive total compensation levels for our NEOs (including base salary, equity awards, cash incentives, etc.) with comparable institutions. In addition to peer pay data, the Compensation Committee also assesses other market factors, the Company’s performance, individual roles, tenure, and performance to set NEO pay levels.

Using the selection criteria set forth below as guidelines, in April 2023, the Compensation Committee worked with FW Cook to validate the integrity of the peer group composition for continued use in compensation benchmarking and relative performance comparison for 2024. The criteria considered were as follows:

●	Peer banks that are generally within 1/3x to 3x of the Company’s key size indicators:
o	Assets ranging from $13.2 billion to $131.8 billion
o	Market Capitalization of $1.8 billion to $16.2 billion
o	Revenue of $521 million to $4.7 billion
●	Peer banks that have similar business models (including total number of employees, branches, headquarters location, with a preference for the Southeast, and overall business geographic dispersion)
●	Peer banks that are considered a peer by proxy advisor firms, other peer banks, or consider SouthState to be a peer for compensation benchmarking purposes
●	Peer banks that demonstrate comparable performance including growth and return

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ISCUSSION AND
Compensation DISCUSSION AND ANALYSIS

The results of such review resulted in removing one peer and adding another peer. The specific members of the peer group selected by the Compensation Committee for reference in determining 2024 compensation had median assets of $50.7 billion, median market capitalization of $4.4 billion and median revenue of $1.6 billion, as follows:

Company Name	Ticker	HQ
Flagstar Financial Inc. (1)	FLG	Hicksville, NY
Zions Bancorporation	ZION	Salt Lake City, UT
Comerica Inc.	CMA	Dallas, TX
First Horizon Corp.	FHN	Memphis, TN
Webster Financial Corp.	WBS	Stamford, CT
Western Alliance Bancorp.	WAL	Phoenix, AZ
East West Bancorp.	EWBC	Pasadena, CA
Synovus Financial Corp.	SNV	Columbus, GA
Valley National Bancorp	VLY	New York, NY
Wintrust Financial Corp.	WTFC	Rosemont, IL
Cullen/Frost Bankers Inc.	CFR	San Antonio, TX
Cadence Bank	CADE	Tupelo, MS
F.N.B. Corp.	FNB	Pittsburgh, PA
Pinnacle Financial Partners	PNFP	Nashville, TN
Banc of California, Inc. (2)	BANC	Los Angeles, CA
Associated Banc-Corp	ASB	Green Bay, WI
UMB Financial Corp.	UMBF	Kansas City, MO
Prosperity Bancshares Inc.	PB	Houston, TX
BankUnited, Inc.	BKU	Miami Lakes, FL
Hancock Whitney Corp.	HWC	Gulfport, MS
Commerce Bancshares Inc.	CBSH	Kansas City, MO
Ameris Bancorp	ABCB	Atlanta, GA
United Community Banks, Inc. (3)	UCB	Blairsville, GA

(1)	Formerly known as New York Community Bancorp.
(2)	Successor in interest to PacWest Bancorp
(3)	Added as a peer in April 2023

Given the successful completion of the Independent Merger effective January 1, 2025, and the Company’s increase in size to $65 billion in assets as a result, the Company has selected a new peer group for its review of compensation practices of its peers and its assessment of the competitiveness of the compensation arrangements of our NEOs for 2025.

b.	Retirement, Health and Welfare Benefits and Perquisites

During 2024, we maintained various employee benefit plans that constitute a portion of the total compensation package available to the NEOs and all eligible employees of SouthState. These plans consisted of the following:

●	Retirement Savings Plan 401(k). SouthState maintains a defined contribution plan which permitted its employees to contribute a portion of their compensation, on a tax-deferred basis, up to certain IRS compensation deferral amount limits applicable to a tax - qualified retirement plan. As of December 31, 2024, each NEO participated in the SouthState 401(k) plan. We matched 100% of the participant’s deferral up to 4% of the participant’s compensation as defined under the plan. See the table in footnote of the Summary Compensation Table.
●	Health and Dental Care. SouthState offered health and dental coverage to its employees. The NEOs are eligible to receive medical and dental coverage that is provided to all eligible employees in accordance with applicable enrollment.
●	Disability Insurance. The NEOs are eligible to receive disability insurance which, in the event of disability, pays an employee 60% of his or her monthly compensation, subject to a cap of $15,000 per month. In addition, the employment agreements for each of Messrs. Corbett and Young provide an additional monthly disability benefit of the lesser of $25,000 or 60% of his salary.
●	Other Welfare Benefits. The NEOs received certain other welfare benefits (such as Paid Time Off, vision coverage, etc.) available to all SouthState employees.

The applicability of these benefits is determined by the same criteria applicable to all of our employees. In general, benefits are designed to provide a safety net of protection against the financial catastrophes that can result from illness, disability, or death, and to provide a reasonable level of retirement income based on years of service with SouthState. These benefits are part of the strong

45 SOUTHSTATE

Compensation DISCUSSION AND ANALYSIS

value proposition we offer our employees in furtherance of our purpose and help keep us competitive in attracting and retaining employees. We believe that our employee benefits are generally competitive with benefits provided by our peer group and are consistent with industry standards.

In addition, during 2024, we maintained additional benefit plans that were made available to select members of the senior management team, including executive officers, as follows:

●	Deferred Compensation Plan. SouthState makes available to selected members of the SouthState senior management group, including all NEOs and/or other selected employees who are highly compensated, the opportunity to elect to defer current compensation for retirement income or other future financial needs. See the discussion entitled “Executive Compensation – Nonqualified Deferred Compensation in 2024” on page 53 for additional information.
●	CenterState Supplemental Executive Retirement Plans (“SERP”). Messrs. Matthews and Murray were each a participant in the nonqualified deferred compensation arrangements of NCOM which were designed to provide supplemental retirement income benefits to participants. CenterState assumed this SERP upon its acquisition of NCOM in April 2019 and was obligated under the agreement and applicable law to accelerate the unvested portion of all SERPs in connection with the CenterState Merger, including that of Messrs. Matthews and Murray. See the discussion entitled “Executive Compensation – Pension Benefits in 2024” on page 53 for additional information on this SERP.
●	CenterState Split Dollar Agreements and BOLI. Each of Messrs. Corbett, Matthews, Murray, and Young had a Split Dollar Agreement through CenterState, whereby CenterState purchased single premium life insurance on the executive. If the executive dies while still employed with us, each of Messrs. Corbett’s and Young’s beneficiary is entitled to a benefit equal to 50% of the Net Death Proceeds (as defined in the agreement), and each of Mr. Matthews’ and Mr. Murray’s beneficiary would be entitled to receive the lesser of $3,600,000 or the Net at Risk Value (as defined in the agreement) of the underlying policy. If death occurred as of December 31, 2024, the amount each of Mr. Corbett’s and Mr. Young’s beneficiaries would be entitled to receive is $239,782 and $223,299, respectively, and each of Mr. Matthews’ and Mr. Murray’s beneficiaries would be entitled to receive the lesser of $3,600,000 or the Net at Risk Value of the underlying policy. If death occurs after separation from service, and if, pursuant to the Split Dollar Agreement, the executive has a Vested Insurance Benefit (as defined in the applicable agreement) at the date of death, each of Messrs. Corbett’s and Young’s beneficiaries is entitled to a benefit equal to 10% of the Net Death Proceeds, and each of Mr. Matthews’ and Mr. Murray’s beneficiaries is entitled to receive the lesser of $3,600,000 or the Net at Risk value of the underlying policy. In addition to Split Dollar Agreements, CenterState also maintained certain term life insurance Bank-Owned Life Insurance (“BOLI”) arrangements between CenterState and Messrs. Corbett and Young in addition to the normal group life insurance coverage on all employees. As of December 31, 2024, the additional amounts of these term life insurance arrangements for Messrs. Corbett and Young, respectively, are $212,141 and $193,430. The form of the Split Dollar Agreement was filed as Exhibit 10.1 to CenterState’s Form 8-K dated January 11, 2006. SouthState assumed these agreements in connection with the CenterState Merger, and they remain in place.
c.	Employment Agreements

For a discussion of the employment agreements in effect for the NEOs, please see the discussion of employment and noncompetition agreements beginning on page 55.

d.	Policies on the Timing of Option Awards

Item 402(x) of Regulation S-K requires us to discuss our policies and practices on the timing of awards of options in relation to the disclosure by us of material nonpublic information. The Company does not grant stock options or similar awards and has not granted any such awards since 2018. Accordingly, we do not consider the release of material nonpublic information in relation to the grant of such awards and do not time such release for the purpose of affecting the value of executive compensation.

e.	Tax Deductibility of Compensation

The Compensation Committee takes into consideration the tax implications of our executive compensation program, including with respect to the tax deductibility of compensation paid under Section 162(m) of the Internal Revenue Code. The Company does not have a policy that requires all compensation to its named executive officers in a fiscal year to be tax deductible. While the Compensation Committee considers the net cost and value to SouthState of maintaining the deductibility of all compensation, it also desires the flexibility to reward named executive officers and other key employees in a manner that enhances SouthState’s ability to attract and retain individuals as well as to create longer term value for shareholders. The Compensation Committee reserves the right to pay nondeductible compensation if it is in the best interests of the Company and consistent with the Company’s business needs.

2025 PROXY STATEMENT 46

ISCUSSION AND
COMPENSATION COMMITTEE REPORT

COMPENSATION COMMITTEE REPORT

Our Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis that immediately precedes this report. Based on this review and discussion, our Compensation Committee has recommended to our Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our annual report on Form 10-K for the year ended December 31, 2024.

This report is provided by the undersigned directors, who serve on the Compensation Committee as of the date of this Proxy Statement and who served on the Compensation Committee during 2024. Our Board has determined that all Committee members are independent under the NYSE listing standards and applicable SEC rules and regulations.

Submitted by the Compensation Committee of the Board:
Joshua A. Snively, Chair
Jean E. Davis
Douglas J. Hertz

47 SOUTHSTATE

EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table shows compensation paid, accrued, or awarded by SouthState with respect to our named executive officers during the years indicated.

2024 Summary Compensation Table

Name and Principal Position	Year	Salary ($) (1)	Stock Awards ($) (2) (3)	Non-equity Incentive Plan compensation ($) (4)	All other compensation ($) (5)	Total ($)
John C. Corbett Chief Executive Officer	2024	1,074,547	3,077,836	2,014,777	53,908	6,221,068
	2023	1,043,250	2,746,330	1,325,331	51,748	5,166,659
	2022	975,000	2,723,310	1,625,813	50,360	5,374,483
William E. Matthews V Chief Financial Officer	2024	578,860	769,930	651,218	41,033	2,041,040
	2023	562,000	660,536	434,583	44,690	1,701,809
	2022	525,000	654,703	551,250	32,802	1,763,755
Richard Murray IV (6) President of the Company	2024	551,050	591,983	619,931	36,694	1,799,658
	2023	535,000	973,172	413,704	46,091	1,967,967
Renee R. Brooks Chief Operating Officer	2024	551,050	591,983	619,931	14,676	1,777,640
	2023	535,000	503,037	413,704	14,046	1,465,787
	2022	500,000	498,909	525,000	13,053	1,536,962
Stephen D. Young Chief Strategy Officer	2024	644,780	1,022,397	1,015,529	46,727	2,729,432
	2023	626,000	882,847	691,532	45,349	2,245,728
	2022	585,000	875,421	877,500	42,185	2,380,106
(1)	Consists of total salary compensation paid by SouthState, including any amounts deferred at the executive’s election.
(2)	Other than as described below, the amounts presented reflect the grant date fair value of RSUs and PSUs, computed in accordance with FASB ASC Topic 718, by dividing the LTI opportunity by the 30-day average closing price through the month-end prior to the grant date and multiplying by the closing stock price on the grant date. For a discussion of assumptions used in the valuation of the stock awards see Note 17, “Share-based Compensation” in our Annual Report on Form 10-K for the year ended December 31, 2024.

In addition, as previously disclosed on December 13, 2022, the Compensation Committee approved an adjustment to the calculation of the TBV Growth performance metric under the PSUs granted to each of the named executive officers in fiscal year 2022 to exclude changes in accumulated other comprehensive income during the relevant performance period for the PSUs. As a result of this adjustment, the amounts in this column for 2022 reflect the incremental fair value, calculated as of December 13, 2022, in accordance with FASC ASC Topic 718.

(3)	The fair value of PSUs received by each NEO as of the grant date, assuming maximum performance, is as follows: Mr. Corbett, $2,770,052; Mr. Matthews, $692,912; Mr. Murray, $532,735; Ms. Brooks, $532,735; and Mr. Young, $920,157. The grant date for such PSU awards was January 23, 2024.
(4)	Reflects the dollar value of all amounts earned during the fiscal year pursuant to the AIP. See “Compensation Discussion and Analysis – Our 2024 Executive Compensation – Incentive Awards” for a description of how the Compensation Committee determined the incentive payments awarded in 2024.
(5)	The following table provides all other compensation in 2024, including perquisites (as defined under SEC Rules), which represents a small part of our executive compensation program and which increases the productivity of our executives and aligns our compensation program with competitive practices among our peers. The Company’s incremental costs of providing these benefits are described below. The table does not include any amounts for personal benefits provided to our NEOs for which we believe there is no aggregate incremental cost to us, including assistance with travel arrangements and the use of ground transportation and shared lodging of a spouse when accompanying an executive traveling for a business-related purpose. Personal expenses, including those incurred due to a spouse’s travel with an executive for a business-related purpose, are reimbursed to us by the executive. We believe that the perquisites we offer to our NEOs, as described below, are reasonable and appropriate.

2025 PROXY STATEMENT 48

EXECUTIVE COMPENSATION

2024 All Other Compensation Table

Name	401(k) Matching and Other Employer Contributions ($) (a)	Life Insurance and LT Disability premium ($) (b)	Other Cash ($) (c)	Total ($)
John C. Corbett	13,800	876	39,232	53,908
William E. Matthews V	13,800	876	26,356	41,033
Richard Murray IV	13,800	876	22,018	36,694
Renee R. Brooks	13,800	876	—	14,676
Stephen D. Young	13,800	876	32,050	46,727
(a)	The Company matches all employee contributions up to 4% of qualifying compensation for substantially all its employees.
(b)	The Company has made cash payments to certain executives related to long-term disability insurance pursuant to the terms of the executive’s employment agreement.
(c)	Other Cash includes:

Name	Employers HSA Contribution ($)	Auto Allowance ($)	Personal Use of Corporate Apartment and Bank-owned Automobile ($)	Contract Disability Insurance Premiums ($)	Imputed Income BOLI Split-Dollar Agreements ($)	Club Membership Dues ($)	Inconvenience Payment (*)	Total Other Cash ($)
John C. Corbett	1,000	9,000	—	17,660	322	10,000	1,250	39,232
William E. Matthews V	—	—	9,102	—	7,254	10,000		26,356
Richard Murray IV	—	—	3,452	—	8,566	10,000		22,018
Stephen D. Young	1,000	9,000	—	12,518	166	9,366		32,050
*	Reflects payment related to a correction in administering Health Savings Account plan and similar payments made to other employees in the same situation

(6)	Mr. Murray qualified as a NEO for the first time in 2023, and, thus, information with respect to 2022 is not required to be reported pursuant to SEC rules.

49 SOUTHSTATE

EXECUTIVE COMPENSATION

Grants of Plan-based Awards Table

The following table shows additional information regarding the AIP and LTI awards granted to our named executive officers in 2024.

Grants of Plan-Based Awards in 2024

Name	Award type	Grant/ Approval date	Estimated future payouts under non-equity incentive plan awards (1)			Estimated future payouts under equity incentive plan awards (2)			All other stock awards: number of shares of stock or units (#) (3)	Grant date fair value of stock awards ($) (4)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
John C. Corbett	—	—	—	1,343,184	2,014,777
	RSU	1/23/2024							15,034	1,231,134
	PSU	1/23/2024				—	22,551	33,827		1,846,701
William E. Matthews V	—	—	—	434,145	651,218
	RSU	1/23/2024							3,761	307,988
	PSU	1/23/2024				—	5,641	8,462		461,941
Richard Murray IV	—	—	—	413,288	619,931
	RSU	1/23/2024							2,892	236,826
	PSU	1/23/2024				—	4,337	6,506		355,157
Renee R. Brooks	—	—	—	413,288	619,931
	RSU	1/23/2024							2,892	236,826
	PSU	1/23/2024				—	4,337	6,506		355,157
Stephen D. Young	—	—	—	677,019	1,015,529
	RSU	1/23/2024							4,994	408,959
	PSU	1/23/2024				—	7,491	11,237		613,438
(1)	These amounts represent ranges of the possible cash payout pursuant to the AIP component of our 2024 Executive Incentive Plan as described under “Compensation Discussion and Analysis – 2024 Compensation Paid or Awarded to Our NEOs – Incentive Awards – 2024 AIP Opportunity and Payout.” Actual amounts paid under the AIP are included in the column entitled “Non-Equity Incentive Plan Compensation” of the Summary Compensation Table above. See “Compensation Discussion and Analysis – Our 2024 Compensation Program – Annual Cash Incentive Plan and Long-Term Incentive Plans” above for a further description of the AIP.
(2)	These amounts represent ranges of possible payouts for PSUs, denominated in the number of shares of common stock, granted under the LTI component of our 2024 Executive Incentive Plan as described under “Compensation Discussion and Analysis –2024 Executive Compensation –2024 LTI Opportunity”.
(3)	These amounts represent the RSUs granted on January 23, 2024. RSUs granted under the LTI plan vest ratably over three (3) years on January 1 of each subsequent year.
(4)	The amounts presented reflect the grant date fair value of RSUs and PSUs computed in accordance with FASB ASC Topic 718 by dividing the applicable LTI opportunity by the 30-day average closing price through December 31, 2023 (the month-end prior to the grant date), which was $80.05, to determine the number of shares awarded. The number of shares awarded was then multiplied by grant date price of $81.89, which was the closing stock price as of January 23, 2024. For a discussion of assumptions used in the valuation of the stock awards, see Note 17, “Share-based Compensation” in our Annual Report on Form 10-K for the year ended December 31, 2024.

Year-end Equity Values and Equity Exercised or Vested Table

The table below shows certain information about awards granted to our NEOs that remain outstanding as of December 31, 2024. The awards were issued under the 2012, 2019 and 2020 Omnibus Plans, in addition to CenterState’s 2013 Equity Incentive and 2018 Equity Incentive Plans, which were assumed by SouthState as a result of the CenterState Merger. The pre-CenterState Merger awards granted by CenterState were converted into SouthState equity awards on June 8, 2020.

2025 PROXY STATEMENT 50

EXECUTIVE COMPENSATION

Outstanding Equity Awards as of December 31, 2024

Name	Option awards (1)					Stock awards (3)
	Number of Securities Underlying Unexercised Options (#) Exercisable (2)	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of shares/ units of stock that have not vested (#) (4)	Market value of shares/ units of stock that have not vested ($) (5)	Equity incentive plan awards: number of unearned shares/ units of stock that have not vested (#) (6)	Equity incentive plan awards: market value of unearned shares/ units of stock that have not vested ($) (5)
John C. Corbett	—	—	—	—	—	18,142	1,804,766	—	—
	—	—	—	—	—	2,294	228,207	—	—
	—	—	—	—	—	9,616	956,600	—	—
	—	—	—	—	—	15,034	1,495,582	—	—
	—	—	—	—	—	—	—	36,092	3,590,432
	—	—	—	—	—	—	—	21,636	2,152,349
	—	—	—	—	—	—	—	22,551	2,243,373
William E. Matthews V	—	—	—	—	—	4,577	455,320	—	—
	—	—	—	—	—	552	54,913	—	—
	—	—	—	—	—	2,312	229,998	—	—
	—	—	—	—	—	3,761	374,144	—	—
								8,677	863,188
	—	—	—	—	—	—	—	5,204	517,694
	—	—	—	—	—	—	—	5,641	561,167
Richard Murray IV	—	—	—	—	—	4,577	455,320	—	—
	—	—	—	—	—	421	41,881	—	—
	—	—	—	—	—	1,761	175,184	—	—
	—	—	—	—	—	4,115	409,360	—	—
	—	—	—	—	—	2,892	287,696	—	—
	—	—	—	—	—	—	—	6,611	657,662
	—	—	—	—	—	—	—	3,963	394,239
	—	—	—	—	—	—	—	4,337	431,445
Renee R. Brooks	2,183	—	—	$91.35	1/25/2027	—	—	—	—
	2,816	—	—	$91.05	1/17/2028	—	—	—	—
	—	—	—	—	—	421	41,881	—	—
	—	—	—	—	—	1,761	175,184	—	—
	—	—	—	—	—	2,892	287,696	—	—
	—	—	—	—	—	—	—	6,611	657,662
	—	—	—	—	—	—	—	3,963	394,239
	—	—	—	—	—	—	—	4,337	431,445
Stephen D. Young	—	—	—	—	—	8,630	858,512	—	—
	—	—	—	—	—	738	73,416	—	—
	—	—	—	—	—	3,091	307,493	—	—
	—	—	—	—	—	4,994	496,803	—	—
	—	—	—	—	—	—	—	11,602	1,154,167
	—	—	—	—	—	—	—	6,955	691,883
	—	—	—	—	—	—	—	7,491	745,205
(1)	All options are fully vested and exercisable. The Company did not grant any options in 2024.
(2)	Represents the total number of shares subject to outstanding, vested, and unexercised options as of December 31, 2024. The number of options granted, and the options exercise price have been adjusted to reflect any applicable stock dividends.

51 SOUTHSTATE

EXECUTIVE COMPENSATION

(3)	The RSUs and PSUs awarded to Ms. Brooks and Messrs. Corbett, Matthews, Murray, and Young include the right to accrue dividend equivalents equal to the amount of cash shareholder dividends declared for each share of the Company’s common stock during the period between the grant date and the vesting date, and paid out in cash when, and to the extent, the underlying vested RSUs and PSUs to which they relate are settled. The table below presents the dividend equivalents accrued, but not yet settled, accumulated through December 31, 2024, for the RSUs and PSUs granted on January 19, 2022, January 24, 2023, and January 23, 2024.
Name	Grant/ Approval date	Accrued Dividend Equivalent ($)

John C. Corbett	1/19/2022	183,058
	1/24/2023	130,008
	1/23/2024	79,680
William E. Matthews V	1/19/2022	44,012
	1/24/2023	31,267
	1/23/2024	19,932
Richard Murray IV	1/19/2022	33,537
	1/24/2023	23,812
	1/23/2024	15,325
Renee R. Brooks	1/19/2022	33,537
	1/24/2023	23,812
	1/23/2024	15,325
Stephen D. Young	1/19/2022	58,846
	1/24/2023	41,791
	1/23/2024	26,468

(4)	For Messrs. Corbett, Matthews, Murray, and Young, the shares presented in the table above reflect the RSUs and PSUs granted by CenterState prior to the CenterState Merger. The pre-CenterState Merger awards granted by CenterState were converted into SouthState RSUs on June 8, 2020, and such awards are subject only to time-vesting through the remainder of the originally scheduled performance and/or vesting period (through May 2023), and otherwise remain subject to the same terms and conditions as applied immediately prior to the CenterState Merger, which includes a two-year holding period after vesting date. Of the amount reported above for Ms. Brooks and Messrs. Corbett, Matthews, Murray, and Young, totals of 2,266, 30,255, 7,538, 6,843, and 12,578, RSUs, respectively, have vested as of December 31, 2024, but are subject to holding periods ending in January 2025. The amount reported above includes RSUs granted on January 19, 2022, January 24, 2023, and January 23, 2024, to Ms. Brooks and Messrs. Corbett, Matthews, Murray, and Young. The RSUs vest ratably over three years on January 1 of each subsequent year. The amount reported above also includes RSUs granted on January 24, 2023, to Mr. Murray independent of the LTI plan, as a result of assuming leadership over the commercial and consumer banking divisions upon the retirement of the Chief Banking Officer as of December 31, 2022. These RSUs were valued at the time of grant at $76.16, the closing stock price as of January 24, 2023, the grant date, and vest ratably over three years on January 24 of each subsequent year.
(5)	Market value is based on a closing price of $99.48 as of December 31, 2024, the last trading day of the fiscal year.
(6)	Represents (a) the PSUs granted on January 19, 2022, at actual achievement to Ms. Brooks and Messrs. Corbett, Matthews, Murray, and Young, which were subject to certain performance measures and vested over a three-year performance period commencing on January 1, 2022, and ending on December 31, 2024; please see the discussion captioned “Compensation Discussion and Analysis – 2024 Compensation Paid or Awarded to Our NEOs –2022 PSU Award Payouts” beginning on page 41 for performance achievement and payouts; (b) the PSUs granted on January 24, 2023, at target, to Ms. Brooks and Messrs. Corbett, Matthews, Murray and Young, which are subject to certain performance measures and vest over a three-year performance period commencing on January 1, 2023, and ending on December 31, 2025, and (c) the PSUs granted on January 24, 2023, at target, to Ms. Brooks and Messrs. Corbett, Matthews, Murray and Young, which are subject to certain performance measures and vest over a three-year performance period commencing on January 1, 2024, and ending on December 31, 2026. The PSUs granted on January 26, 2021, and January 19, 2022, were modified in December 2022 to exclude the effects of changes in AOCI from the computation of TBV growth discussed in footnote 3 to the Summary Compensation Table set forth on page 48. See “Compensation Discussion and Analysis –2024 Compensation Paid or Awarded to our NEOs –2024 LTI Opportunity and Awards” on page 43 for a further description of the LTI plan.

The following table shows information regarding the value of options that were exercised and stock awards that vested during 2024:

Option Exercises and Stock Vested in 2024

	Option awards		Stock awards
	Number of shares	Value realized on	Number of shares	Value realized on
Name	acquired on exercise (#) (1)	exercise ($) (2)	acquired on vesting (#) (3)	vesting ($) (2)
John C. Corbett	—	—	59,521	5,009,358
William E. Matthews V	—	—	13,008	1,094,393
Richard Murray IV	—	—	12,114	1,015,804
Renee R. Brooks	6,298	188,245	9,442	794,228
Stephen D. Young	—	—	20,535	1,728,654
(1)	This column includes the gross number of options that were exercised during 2024 and includes any amounts that were withheld for applicable taxes.
(2)	The value represents the gross number of options that were exercised, or shares or units that vested or settled after completing the required holding period, multiplied by the closing price of our common stock on the applicable vesting or exercise date (and, in the case of option exercises, less the exercise price), and includes any amounts that were withheld for applicable taxes.
(3)	This column includes RSUs that vested or settled if subject to a holding period during 2024 and includes any amounts that were withheld for applicable taxes.

Any shares acquired either by the vesting of RSUs or the exercise of the stock options are subject to the Company’s stock ownership and retention guidelines. For more information on such guidelines, please see the discussion on page 41 captioned “Our 2024 Compensation Program – Stock Ownership and Retention Requirements.”

2025 PROXY STATEMENT 52

EXECUTIVE COMPENSATION

Nonqualified Deferred Compensation Table

Nonqualified Deferred Compensation in 2024

We have adopted a deferred compensation plan in which selected members of senior management, including the NEOs and/or other highly compensated employees, have the opportunity to elect to defer current compensation for retirement income or other future financial needs. Generally, the top five percent (5%) of highly compensated employees may participate in the plan. The plan is a nonqualified deferred compensation plan that is designed to be exempt from certain ERISA requirements as a plan that covers a select group of management and certain other highly compensated employees. Each year participants can choose to have their compensation for the upcoming year reduced by a certain whole percentage amount ranging between 5% and 80% or by a specific dollar amount (in all cases, subject to a minimum value established by us). Participants may also defer the settlement date of either 50% or 100% of RSU awards. In addition, we may make matching or partially matching contributions for participant deferrals or discretionary contributions for any or all participant(s). Both types of employer contributions would be subject to certain vesting requirements. The plan includes forfeiture provisions, which can result from unvested amounts existing at terminations or from materially incorrect earnings that are subsequently adjusted or corrected. Deferrals are recorded in a bookkeeping account which is adjusted to reflect hypothetical investment earnings and losses of investment funds selected by the plan participant among those offered pursuant to the plan. Payments made under the plan will be made from our general assets and will be subject to claims of our creditors. Amounts payable under the plan are payable at the future times (or over the periods) designated by plan participants upon their enrollment in the plan and their annual renewal of enrollment and upon certain automatic distribution events (death, disability, separation from service and change in control). Amounts deferred under the plan will generally be subject to income taxes payable by the participant in the year in which received (end of the deferral period), but these deferred amounts are subject to employment taxes in the year of deferral.

None of our NEOs participated in or had account balances under our deferred compensation plan in 2024.

Pension Benefits Table

The following provides information regarding CenterState’s Supplemental Executive Retirement Plans, or SERPs, in which Mr. Matthews participates. CenterState was obligated under each SERP agreement and applicable law to accelerate the unvested portion of all SERPs in connection with the CenterState Merger, including those of Mr. Matthews. Other than SERPs offered by CenterState, the Company did not maintain any other pension plans for its NEOs.

Pension Benefits in 2024

		Number of	Present value of	Payments
		years credited	accumulated	during last
Name	Plan name	service (#) (1)	benefit ($) (2)	fiscal year ($)
William E. Matthews V	SERP Agreements dated January 1, 2016, as amended September 12, 2018	12	1,974,048	0
Richard Murray IV	SERP Agreements dated January 1, 2016, as amended September 12, 2018	13	2,182,545	0
(1)	Years of credited service equal years of actual service.
(2)	The amount reported above for Mr. Matthews represents the present fair value of the expected future payments using a discount rate of 5.25%. For additional information regarding retirement plans, please refer to Note 16 to the Company’s Consolidated Financial Statements in the 2024 Form 10-K.

Messrs. Matthews and Murray were party to two SERP agreements with NCOM (assumed by CenterState in the NCOM merger), one dated January 1, 2016, and a second agreement dated September 12, 2018. Pursuant to the terms of the SERP agreements, if Mr. Matthews or Mr. Murray remains employed by NCOM or its successor companies through reaching age 65 (which will occur on July 19, 2029, for Mr. Matthews and July 6, 2027, for Mr. Murray), then he will be entitled to receive his “full benefit” in the form of monthly continuation payments for a period of up to 180 months commencing with the month following the month in which he reaches age 65. Each of Mr. Matthews and Mr. Murray has a full benefit amount in the amount of $120,000 under each agreement, for a total benefit of $240,000. Immediately prior to the CenterState Merger, each of  Mr. Matthews and Mr. Murray was vested 33% and 20% in the current accrual balances of the 2016 SERP and 2018 SERP respectively; however, in connection with the closing of the CenterState Merger on June 7, 2020, pursuant to the SERP agreements, each SERPs fully vested and will be paid to Mr. Matthews and Mr. Murray in accordance with the terms of the SERP agreements, which is monthly beginning the month following the month such NEO reaches age 65 or subsequent separation from service. The annual total benefit payable to each of Mr. Matthews and Mr. Murray under the SERPs is $240,000. The SERP Agreements may be located by referencing the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on February 21, 2025, for (a) Mr. Matthews, as Exhibits 10.9, 10.17, 10.25, and 10.26, and (b) Mr. Murray, as Exhibits 10.7, 10.15, 10.21, 10.22.

53 SOUTHSTATE

EXECUTIVE COMPENSATION

Potential Payments upon Termination or Change in Control

We have entered into certain agreements and maintain certain plans that will require us to provide compensation to our named executive officers in the event of his or her termination of employment or a change in control of the Company. The following table describes the potential payments to the NEOs upon termination for various reasons or a change in control as of December 31, 2024.

6
Compensation / Benefits	Voluntary Termination by Executive without Good Reason/Non- Retirement ($)	Qualifying Termination (not CIC related) ($) (1) (2)	Involuntary Termination by Company For Cause ($)	Termination in the event of Disability ($) (3)	Termination in the event of Death ($) (3)	Termination upon Retirement ($) (4)	Change in Control (including a Qualifying Termination following a Change in Control) ($) (5)
John C. Corbett
Payable Upon Termination
Compensation
Cash Severance	0	5,872,934	0	0	0	0	17,618,803 (5)
BOLI Split Dollar Agreement	0	0	0	0	239,782	0	0
Additional Term Life Insurance	0	0	0	0	212,141	0	0
Intrinsic Value of Performance Share Units	0	4,533,537	0	4,533,537	4,533,537	4,533,537	4,533,537
Intrinsic Value of unvested Restricted Stock/Units (6)	0	2,766,349	0	2,766,349	2,766,349	2,766,349	2,766,349
Benefits and Perquisites
Medical and Dental COBRA Insurance	0	109,945	0	0	24,988	0	109,945
Tax Gross Up	0	0	0	0	0	0	8,856,899(5)
Total	0	13,282,765	0	7,299,886	7,776,796	7,299,886	33,885,533
William E. Matthews V
Payable Upon Termination
Compensation
Cash Severance	0	1,520,164	0	0	0	0	2,825,275
BOLI Split Dollar Agreement		0	0	0	3,600,000	0	0
Intrinsic Value of Performance Share Units	0	1,112,468	0	1,112,468	1,112,468	1,112,468	1,112,468
Intrinsic Value of unvested Restricted Stock/Units (6)	0	680,036	0	680,036	680,036	680,036	680,036
Benefits and Perquisites
Medical and Dental COBRA Insurance	0	41,368	0	0	18,563	0	41,368
Best Net of Tax Forfeiture	0	0	0	0	0	0	0
Total	0	3,354,035	0	1,792,504	5,411,067	1,792,504	4,659,146
Richard Murray IV
Payable Upon Termination
Compensation
Cash Severance	0	1,447,131	0	0	0	0	2,690,125
BOLI Split Dollar Agreement	0	0	0	0	3,600,000	0	0
Intrinsic Value of Performance Share Units	0	851,365	0	851,365	851,365	851,365	851,365
Intrinsic Value of unvested Restricted Stock/Units (6)	0	520,803	0	930,163	930,163	930,163	930,163
Benefits and Perquisites
Medical and Dental COBRA Insurance	0	40,448	0	0	18,154	0	40,488
Best Net of Tax Forfeiture	0	0	0	0	0	0	0
Total	0	2,859,747	0	1,781,528	5,399,682	1,781,528	4,512,101
Renee R. Brooks
Payable Upon Termination
Compensation
Cash Severance	0	964,338	0	0	0	0	2,690,125
Intrinsic Value of Performance Share Units	0	851,365	0	851,365	851,365	0	851,365
Intrinsic Value of unvested Restricted Stock/Units (6)	0	520,803	0	520,803	520,803	0	520,803
Benefits and Perquisites
Medical and Dental COBRA Insurance	0	27,257	0	0	27,257	0	27,257
Best Net of Tax Forfeiture	0	0	0	0	0	0	0
Total	0	2,363,762	0	1,372,168	1,399,424	0	4,086,549
Stephen D. Young
Payable Upon Termination
Compensation
Cash Severance	0	2,983,532	0	0	0	0	8,950,595 (5)
BOLI Split Dollar Agreement	0	0	0	0	223,299	0	0
Additional Term Life Insurance	0	0	0	0	193,430	0	0
Intrinsic Value of Performance Share Units	0	1,481,902	0	1,481,902	1,481,902	0	1,481,902
Intrinsic Value of unvested Restricted Stock/Units (6)	0	905,689	0	905,689	905,689	0	905,689
Benefits and Perquisites
Medical and Dental COBRA Insurance	0	95,362	0	0	24,397	0	95,362
Tax Gross Up	0	0	0	0		0	4,097,262 (5)
Total	0	5,466,485	0	2,387,591	2,828,717	0	15,530,810
(1)	A “Qualifying Termination” consists of an involuntary termination by the Company without cause or a voluntary termination by the employee for good reason.

2025 PROXY STATEMENT 54

EXECUTIVE COMPENSATION

(2)	PSUs will vest at 100% of the greater of target or actual performance through the end of the most recent quarter ended. All unvested units will immediately vest and be considered vested shares.
(3)	All unvested RSUs and any accrued but unpaid dividend equivalents will immediately vest and be considered vested RSUs upon the date of death or disability. Vesting of PSUs is not accelerated upon termination in the event of disability. Rather, awards vest at target performance level as scheduled after the performance period on a pro-rata basis, based on the percentage of the performance period for which the participant was employed.
(4)	If a NEO retires because of reaching the age of 65 or reaching the age of 55 plus ten years of service and agrees to sign a non-compete for a two-year period from date of retirement, then all unvested PSUs and RSUs will immediately vest and will be paid after the holding period; otherwise, such shares will vest pro-rata as of the date of retirement, to be paid after the applicable performance and holding period.
(5)	These figures represent amounts payable upon a “qualifying termination” within 12 months following a change in control, except that amounts reported as Cash Severance and Tax Gross Up for Messrs. Corbett and Young would be payable upon the occurrence of a change in control even without a qualifying termination under the terms of their historic grandfathered agreements as described below.
(6)	The value used in the table above is equal to the amount of vested and unvested restricted shares or units as of December 31, 2024, multiplied by $99.48 per share, the closing price of the Company’s common stock on December 31, 2024, the last trading day of the year, as reported by the NYSE.

Narrative to Potential Payments upon Termination or Change in Control Table

Amounts shown in the table above and in the discussion below assume that a change in control occurred on, or the NEO terminated employment on, December 31, 2024, and are estimates of the amounts the NEO would receive upon termination pursuant to the employment agreement applicable to each such executive as in effect on December 31, 2024). The actual amounts to be paid can be determined only at the time of a change in control or the NEO’s termination of employment. The amounts reported above do not include amounts payable on a termination of employment or change in control that would be provided to a NEO under plans and arrangements that are generally available to all salaried employees or that are otherwise reported in the Summary Compensation, Pension Benefits in 2024, and 2024 Non-qualified Deferred Compensation tables. Please see the section below captioned “Employment Agreements” for a summary of employment agreements and the related potential payments upon termination or change of control.

For purposes of the employment agreements in effect with the NEOs, the terms “good reason,” “cause,” “disability” and “change in control” are defined in the applicable NEO’s employment agreement.

Employment Agreements

The purpose of our NEO employment agreements is to attract and retain highly qualified executive officers, recognizing that termination and change in control protections are commonly provided at comparable financial institutions with which we compete for executive talent. In addition, the Compensation Committee believes change in control protections enhance the impartiality and objectivity of the NEOs in the event of a change in control transaction and better ensure that shareholder interests are protected. The Compensation Committee is committed to providing change in control protections that reflect good governance practices, do not present windfalls to the Company’s executives and are in line with market practice.

a.Employment and Non-Competition Agreements with Messrs. Corbett and Young

Each of Mr. Corbett and Mr. Young entered into an employment agreement with the Company on July 13, 2010, which had an initial term of employment of three years, and which automatically renews for one-year periods thereafter (each, a “Grandfathered Agreement”). As was previously disclosed in our supplemental proxy materials filed on April 8, 2024, in connection with the completion of CenterState Merger, each of Messrs. Corbett and Young had entered into a retention agreement with the Company which was intended to apply for a three-year period following the CenterState Merger, and which was subsequently terminated in February 2024 following the lapse of the three-year period.

In the event the executive’s employment is involuntarily terminated without “cause” or the executive voluntarily terminates for “good reason” without regard to a change in control, under the Grandfathered Agreement, such executive will be entitled to a lump sum cash payment equal to one times the highest annual compensation as reported on such executive’s Form W-2 over the three-year period immediately preceding the year in which executive delivers the notice of termination, subject to execution of an appropriate release.

In the event of a change of control during the term of each such Grandfathered Agreement, the executive is entitled to receive, in lieu of any other regular severance entitlement, a lump-sum cash payment equal to three times the highest annual compensation as reported on such executive’s Form W-2 over the three-year period immediately preceding the year in which the change in control occurred, and an additional payment to account for any excise tax payable under Sections 280G and 4999 of the Internal Revenue Code (including any associated taxes thereon). If the NEO’s employment is terminated within 12 months following a change in control (a) without cause or (b) by the executive for good reason (as these terms are defined in their employment agreements), then all unvested units will immediately vest and be considered vested shares.

The Company no longer provides single trigger severance payments other than under these historic grandfathered arrangements.

If such executive’s employment is terminated by reason of death, the executive’s estate shall receive any sums due to the executive as base salary and reimbursement of expenses through the end of the month in which death occurred, any bonus earned or accrued through the date of death, including any unvested amounts awarded for previous years, and for twelve months after the executive’s death, the Company shall provide without cost to the executive’s family continuing health care coverage under COBRA substantially identical to that provided for the executive before death. If the executive’s employment terminates because of disability, the executive shall receive such executive’s base salary earned through the date on which termination became effective, any unpaid bonus or incentive

55 SOUTHSTATE

EXECUTIVE COMPENSATION

compensation due to the executive for the calendar year preceding the calendar year in which the termination became effective, any payments the executive is eligible to receive under any disability insurance program in which the executive participates, and such other benefits to which the executive may be entitled under the Company’s benefit plans, policies, and agreements, or the provisions of this Agreement.

In consideration for the foregoing payments and benefits, Messrs. Corbett and Young are prohibited from competing with or soliciting business relationships or soliciting Company employees for a period of one year subsequent to termination, except following a change in control.

b.	Employment and Noncompetition Agreements with Ms. Brooks

Ms. Brooks entered into an employment agreement with the Company for an initial term of three years on the effective time of June 7, 2020, which automatically renews for one-year periods beginning on the first anniversary of the agreement and each anniversary thereafter.

The employment agreement provides for the following severance payments and benefits in the event Ms. Brooks’ employment is terminated without cause or she resigns for good reason prior to or following a change in control: (a) a cash payment equal to the sum of her base salary plus target annual bonus opportunity; and (b) continued employer-paid medical and dental insurance premiums to Ms. Brooks and her dependents and beneficiaries for up to twelve months. However, if such termination occurred within twelve months following a change in control that occurs after the effective time, in lieu of the cash payment described in the immediately preceding sentence, Ms. Brooks would be entitled to a cash payment equal to the sum of two and one-half times the sum of her base salary plus the highest annual bonus earned in the three years immediately preceding the year in which the change in control occurs.

If Ms. Brooks’ employment is terminated by reason of death or disability, she would be entitled to substantially the same payments and benefits as would be payable upon a termination without cause or for good reason, excluding the cash severance payment. She would not be entitled to the employer-paid medical and dental benefits described above in the case of disability, but her family would be entitled to such benefits for twelve months following death.

In consideration for the foregoing payments and benefits payable upon a termination of employment without cause or by Ms. Brooks for good reason, she is required to execute a release of claims. In addition, the employment agreement contains restrictive covenants concerning nondisclosure of confidential information at any time following a termination of employment, mutual non-disparagement of either party at any time following a termination of employment, non-competition for a period of one year following termination of employment, and non-solicitation of customers and employees for a period of two years following termination of employment. The severance benefits described above are also contingent on Ms. Brooks’ compliance with the restrictive covenants.

c.	Employment and Non-Competition Agreements with Messrs. Matthews and Murray

Each of Messrs. Matthews and Murray entered into an employment agreement with the Company on November 23, 2018. Each such agreement had an initial employment term of three years, which automatically renews for one-year periods beginning on the first anniversary of the agreement and each anniversary thereafter, unless the Board or the executive opts not to extend the term.

Under each agreement, if the executive’s employment is terminated by the Company without “cause” or such executive resigns for “good reason” without regard to a change in control, the executive is entitled to receive a lump-sum cash payment equal to one and one-half times the sum of (i) base salary, and (ii) the target bonus earned for the year immediately preceding the year of termination; provided, that if such termination occurred within 12 months following a change in control, in lieu of the cash payment described in the immediately preceding sentence, such NEO would be entitled to a cash payment equal to two and one-half times the sum of (i) his base salary plus (ii) the highest annual bonus earned in the three years immediately preceding the year in which the change in control occurs. Each of Mr. Matthews and Murray will also be entitled to receive continued medical and dental insurance coverage at the Company’s cost for the executive and his or her dependents and beneficiaries for a period up to the end of the employment term under the employment agreement.

If such executive’s employment is terminated by reason of death, the executive’s estate shall receive any sums due to the executive as base salary and reimbursement of expenses through the date of death, any bonus earned or accrued through the date of death, including any unvested amounts awarded for previous years, and for twelve months after the executive’s death, the Company shall provide without cost to the executive’s family continuing health care coverage under COBRA substantially identical to that provided for the executive before death. If the executive’s employment terminates because of disability, the executive shall receive such executive’s base salary earned through the date on which termination became effective, any unpaid bonus or incentive compensation due to the executive for the calendar year preceding the calendar year in which the termination became effective, any payments the executive is eligible to receive under any disability insurance program in which the executive participates, and such other benefits to which the executive may be entitled under the Company’s benefit plans, policies, and agreements, or the provisions of this Agreement.

In addition, each of Mr. Matthews’ and Mr. Murray’s employment agreement includes such NEO’s covenant not to (i) solicit customers, accept the business of customers or sell customers a product or service of any other financial institution or (ii) compete with the Company in Alabama or metropolitan statistical areas of Atlanta, Jacksonville, Orlando or Tampa, for a period of 24 months following his separation of service (or 18 months in the situation of an involuntary termination without cause or a voluntary termination with good reason).

2025 PROXY STATEMENT 56

CEO PAY RATIO

CEO PAY RATIO

Below are: the (i) 2024 annual total compensation of Mr. Corbett, our CEO; (ii) the 2024 annual total compensation of our median employee; (iii) the ratio of the annual total compensation of our CEO to that of our median employee; and (iv) the methodology we used to calculate our CEO pay ratio.

CEO Pay Ratio
CEO Annual Total Compensation	$6,221,068.46
Median Employee Annual Total Compensation	$69,066.80
CEO to Median Employee Pay Ratio	90.1 to 1

Methodology

CEO Annual Total Compensation. Mr. Corbett’s total compensation is calculated and reported in the Summary Compensation Table included in this Proxy Statement.

Median Employee. We identified our median employee as of December 31, 2024, using our entire workforce of approximately 5,191 full time, part-time and temporary employees. We believe that there has been no change to our employee population or employee compensation arrangements that we believe would result in a significant change to our pay ratio disclosure in this proxy statement. The median employee was determined by reviewing wages, tips, employer matching contributions under SouthState’s 401(k) plan, and other compensation on payroll records for our employee population, as reported to the IRS on Form W-2 for the period from January 1, 2024, to December 31, 2024. We then calculated the median employee’s annual total compensation in accordance with applicable SEC rules for determining the annual total compensation of our NEOs to determine the pay ratio.

THE PAY RATIO IDENTIFIED ABOVE IS A REASONABLE ESTIMATE CALCULATED IN A MANNER CONSISTENT WITH SEC RULES. PAY RATIOS THAT ARE REPORTED BY OUR PEERS OR OTHER COMPANIES MAY NOT BE DIRECTLY COMPARABLE TO OURS BECAUSE OF DIFFERENCES IN THE COMPOSITION OF EACH COMPANY’S WORKFORCE, AS WELL AS THE ASSUMPTIONS AND METHODOLOGIES USED IN CALCULATING THE PAY RATIO, AS PERMITTED BY SEC RULES.

57 SOUTHSTATE

PAY VERSUS PERFORMANCE

PAY VERSUS PERFORMANCE

The table below reflects compensation of the Company’s Principal Executive Officer (“PEO”) and average compensation of the Company’s non-PEO NEOs during 2020 through 2024, both as reported in the Summary Compensation Table and with certain adjustments to reflect the "compensation actually paid” (“CAP”), as defined under SEC rules. In addition, the table provides our cumulative Total Shareholder Return (“TSR”), the cumulative TSR of our peer group TSR (using the KBW Regional Banking index), Net Income, and Adjusted PPNR less Net Charge Offs (“NCOs”), which is the “company selected measure” chosen for purposes of this disclosure. CAP is a supplemental measure for stockholders, and is not a replacement for, or incorporated into the philosophy and strategy of setting compensation as more particularly described in the “Compensation Discussion and Analysis” beginning on page 32 of this proxy statement.

Pay Versus Performance Table

In determining the CAP for our NEOs, we are required to make various adjustments to amounts that have been previously reported in the Summary Compensation Table (the “SCT”) for the last four calendar years. The table below summarizes compensation values both previously reported in our SCT, as well as footnotes of the adjusted values for 2024.

	Summary Compensation Total		Compensation Actually Paid (3)		Average Summary	Average Compensation	Value of Fixed $100 Investment based on:		GAAP
Fiscal Year (1)	John C. Corbett ($) (2)	Robert R. Hill, Jr. ($) (2)	John C. Corbett ($) (4)	Robert R. Hill, Jr. ($) (4)	Compensation Total for Non- PEO NEOs ($) (5)	Actually Paid for Non- PEO NEOs ($) (5)	Company TSR ($) (6)	Peer Group TSR ($) (7)	Net Income (Loss) ($M) (8)	Adjusted PPNR less NCOs ($) (9)
2024	6,221,068	—	7,706,856	—	2,086,943	2,453,383	131	131	535	722
2023	5,166,659	—	6,000,069	—	2,784,360	2,855,622	108	116	494	758
2022	5,374,483	—	6,398,334	—	2,490,730	2,832,485	95	116	496	742
2021	5,311,551	—	6,003,122	—	3,067,288	3,411,157	97	125	476	515
2020	1,632,376	12,889,221	6,265,904	12,690,699	2,345,769	2,397,420	86	91	121	462
(1)	The Pay Versus Performance table reflects required disclosures for fiscal years 2024, 2023, 2022, 2021 and 2020.
(2)

For fiscal years 2024, 2023, 2022, and 2021, Mr. Corbett was the sole Principle Executive Officer (“PEO”) of the Company. For fiscal year 2020, both Mr. Corbett and Robert R. Hill, Jr. served as PEO. Amounts reported in these columns represent (i) the total compensation reported in the Summary Compensation Table (“SCT”) for the applicable year in the case of our PEOs, Mr. Corbett and Mr. Hill (former CEO), and (ii) the average of the total compensation reported in the SCT for the applicable year for our Non-PEO NEOs.

(3)

The Compensation Actually Paid (“CAP”) for each year was calculated beginning with the applicable Summary Compensation Table (“SCT”) total as set forth on page 48, less the amounts reported in the SCT for stock-based awards (RSUs and PSUs), plus the fair value as of the end of the covered fiscal year of all awards granted during the fiscal year that are outstanding and unvested as of the fiscal year-end, plus the amount equal to the change in fair value as of the end of the covered fiscal year, whether positive or negative, of any awards granted in any prior fiscal year that are outstanding and unvested as of the end of the covered fiscal year; and adding the dollar value of any dividends or other earnings paid on awards in the covered fiscal year prior to the vesting date that are not otherwise included in another component of total compensation for such fiscal year, plus an amount equal to the change in fair value as of the vesting date, whether positive or negative, of any award granted in any prior fiscal year for which all applicable vesting conditions were satisfied at the end of or during the covered fiscal year. Relative to the PEO’s CAP, the following amounts were deducted from and added to SCT total compensation. Fair values were computed in accordance with ASC 718 as of the applicable valuation date and take into account any excess fair value as a result of the TBV Growth Adjustment.

(4)

Amounts reported in these columns represent the CAP for the applicable year in the case of our PEOs, Mr. Corbett and Mr. Hill. Adjustments were made to the amounts reported in the SCT for the applicable year. A reconciliation of the adjustments made to the 2024 SCT amounts to calculate CAP for our PEO, Mr. Corbett, and for the average of the Non-PEO NEOs is set forth in the following table. For purposes of the table, “EOY” means End of Year, and “BOY” means Beginning of Year.

2024	SCT Reported Total	Less: SCT Reported Stock Award Value	Plus (Less): Fair Value of Equity Awards Granted During Fiscal Year Outstanding and Unvested at EOY	Plus (Less) Change from BOY to EOY in Fair Value of Awards Granted in any Prior Fiscal Year that are Outstanding and Unvested at EOY	Plus (Less) Change in Fair Value from BOY to Vesting Date of Awards Granted in Any Prior Fiscal Year that Vested During the Fiscal Year	Value of Dividends or Other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation	Compensation Actually Paid
PEO	$6,221,068	$3,077,836	$3,738,956	$917,822	($302,294)	$209,140	$7,706,856
Average Non-PEO NEOs	$2,086,943	$744,073	$903,900	$228,460	($71,153)	$49,306	$2,453,383

(5)

Each of the three fiscal years presented includes the average SCT totals of the non-PEO NEOs as applicable in each reporting year. Fiscal year 2024 includes Messrs. Matthews, Murray and Young, and Ms. Brooks. Fiscal year 2023 includes Messrs. Hill, Matthews, Murray and Young, and Ms. Brooks. Fiscal year 2022 includes Messrs. Hill, Matthews, Williams, and Young. Fiscal year 2021 includes Messrs. Hill, Matthews and Young, and Ms. Brooks. Fiscal year 2020 includes Messrs. Matthews, Goettee, Lapointe, and Pollok, and Ms. Brooks.

2025 PROXY STATEMENT 58

PAY VERSUS PERFORMANCE

(6)

This amount represents the cumulative TSR based on an initial fixed $100 investment in SouthState common stock for the measurement periods beginning on December 31, 2019, and ending on December 31 of each of 2024, 2023, 2022, 2021, and 2020, respectively, assuming in each case reinvestment of all dividends, calculated in accordance with Item 201(e) of the Regulation S-K. TSR is calculated by dividing the difference between the price of the Company’s common stock at the end and the beginning of the measurement period by the price of the Company’s common stock at the beginning of the measurement period.

(7)	The peer group for purposes of this table is the KBW Nasdaq Regional Banking Index (“KRX”), which is the same peer group disclosed in the Company’s Annual Report on Form 10-K.
(8)

This amount represents the Company’s GAAP Net Income (Loss) Attributable to SouthState (in millions) as disclosed in SouthState’s Annual Reports on Form 10-K for each applicable fiscal year-end 2024, 2023, 2022, 2021, and 2020.

(9)

Adjusted PPNR less Net Charge-Offs has been selected as the Company Selected Measure because the Company believes it is the most important measure linked to compensation actually paid, has a close association with the Company’s share price and TSR, and has been and is expected to continue to be a performance metric that is important to the Company and our stockholders. Adjusted PPNR is a non-GAAP financial measure that equals net income before income tax and provision (recovery) for credit losses (including unfunded commitments) and excludes the impact of merger, branch consolidation, severance-related, and other expense, gains or losses on AFS securities and other one-time adjustments such as FDIC special assessment, extinguishment of debt cost, swap termination expense, FHLB borrowing prepayment penalty, and loan charge-offs, net of recoveries, recorded during the measurement period. See reconciliation of GAAP to Non-GAAP measures in Appendix A.

The following table sets forth an unranked list of the performance measures which we view as the “most important” measures for linking our NEOs’ compensation to performance:

Most Important Performance Measures (unranked)
Adjusted PPNR less NCOs
Tangible Book Value/Share
Return on Average Tangible Common Equity
SouthState's Share Price

59 SOUTHSTATE

PAY VERSUS PERFORMANCE

Relationship between CAP and Adjusted PPNR less NCOs (our Company-Selected Measure). The graph below reflects the relationship between the PEOs and average Non-PEO NEOs CAP and the Company’s Adjusted PPNR less NCOs over the applicable measurement period.

Pay Versus Adjusted PPNR less NCOs (2020-2024)
PEO CAP (J. Corbett)
PEO CAP (R. Hill)
Avg. Non-PEO NEOs CAP
Adjusted PPNR less NCOs
Adjusted PPNR less NCOs ($M)
Compensation Actually Paid ($ millions)
$1,000.00
$800.00
$600.00
$400.00
$200.00
$0.00
$25.0
$20.0
$15.0
$10.0
$5.0
$0.0
$6.3
$12.7
$2.4
$462
$6.0
$3.4
$515
$6.4
$2.8
$742
$6.0
$2.9
$758
$7.7
$2.5
$722
FY2020
FY2021
FY2022
FY2023
FY2024

2025 PROXY STATEMENT 60

PAY VERSUS PERFORMANCE

Relationship between CAP and TSR. The graph below reflects the relationship between the PEO and average Non-PEO NEO CAP and the Company’s cumulative indexed Total Shareholder Return, or TSR (assuming an initial fixed investment of $100) over the applicable measurement period.

61 SOUTHSTATE

PAY VERSUS PERFORMANCE

Relationship between CAP and GAAP Net Income. The graph below reflects the relationship between the PEOs and Average Non-PEO NEO CAP and the Company’s GAAP Net Income over the applicable measurement period.

CAP vs GAAP Net Income (2020-2024)
PEO CAP (J. Corbett)
PEO CAP (R. Hill)
Avg. Non-PEO NEOs CAP
GAAP Net Income
GAAP Net Income ($ millions)
Compensation Actually Paid ($ millions)
$750
$500
$250
$0
$15.0
$10.0
$5.0
$0.0
$12.7
$6.3
$2.4
$121
$6.0
$3.4
$476
$6.4
$2.8
$496
$6.0
$2.9
$494
$7.7
$2.5
$535
FY2020
FY2021
FY2022
FY2023
FY2024

2025 PROXY STATEMENT 62

PROPOSAL 3: APPROVING A CHANGE IN DOMICILE OF THE COMPANY FROM SOUTH CAROLINA TO FLORIDA

PROPOSAL 3: Approving a Change in Domicile of the Company from South Carolina to Florida

Our Board of Directors has unanimously approved and recommends to the shareholders a proposal to change the Company’s domicile from the State of South Carolina to the State of Florida (the “Re-domiciliation”) pursuant to the terms of that certain Agreement and Plan of Merger, the form of which is attached to this proxy statement as Appendix B (the “Merger Agreement”). If our shareholders approve this Proposal, we will effect the Re-domiciliation by forming a new, wholly owned subsidiary of the Company under the laws of the State of Florida (“SouthState-FL”) and then merging the Company with and into SouthState-FL, with SouthState-FL surviving the merger (the “Domicile Merger”) as provided in the South Carolina Business Corporation Act (as amended, the “SCBCA”) and the Florida Business Corporation Act (as amended, the “FBCA”), pursuant to the terms of the Merger Agreement. Approval of the Domicile Merger will also constitute approval of the Merger Agreement. The Re-domiciliation will not result in a material change in our business, management, assets, liabilities, or net worth. For the purposes of this proposal, we sometimes refer to the Company as “SouthState-SC” prior to the proposed Re-domiciliation.

Pursuant to the Merger Agreement, as a result of the Domicile Merger the Company’s existence as a South Carolina corporation shall cease, and SouthState-FL will continue as the surviving corporation governed by the laws of the State of Florida. In connection with the Domicile Merger, the Merger Agreement provides that each outstanding share of the Company's common stock, par value $2.50 per share (the “SouthState-SC Common Stock”), will become one outstanding share of SouthState-FL’s common stock, par value $2.50 per share (the “SouthState-FL Common Stock”), with no further action required on the part of the shareholders. The Domicile Merger will become effective upon the filing of the requisite merger documents in South Carolina and Florida, which is expected to occur in the second quarter of 2025 if the Domicile Merger is approved by our shareholders. The Board of Directors believes the Domicile Merger will benefit the Company and its shareholders for the reasons outlined below. The Board of Directors, however, may determine to abandon the Domicile Merger either before or after shareholder approval has been obtained.

Reasons for the Change in Domicile

Our Board of Directors believes that there are several reasons why a change in domicile is in the best interests of the Company and its shareholders.

●	As both the Company and the Bank maintains its corporate headquarters in the State of Florida, a change in domicile aligns with the already strong nexus both the Company and the Bank maintain in the State of Florida.

●	The Board believes that the FBCA is more developed and robust than the SCBCA, as evidenced by the fact that the State of Florida is home to 22 public companies relative to South Carolina’s three public companies, and because of this, the predictability of outcomes under the FCBA and the case law developed thereunder is greater than it would be were the Company to continue to be domiciled in South Carolina. The Board believes that the greater predictability provided by the FBCA with respect to the Company’s conduct and outcomes is in the best interests of the Company and our shareholders.

●	The Company actively considers possible mergers and acquisitions that would enhance the value of the Company for the benefit of its stakeholders, including its customers, employees, officers, and shareholders as part of its business strategy. The relevant merger laws in effect in Florida allow shareholders holding a majority of the outstanding common stock of the Company to approve a merger or acquisition unless otherwise specified in the corporation’s articles of incorporation, as opposed to the more onerous standard under the SCBCA, which requires two-thirds of the outstanding common stock to approve a merger or acquisition absent a provision in the corporation’s article of incorporation setting a lower standard. The Board believes that Florida’s statutory requirement is more consistent with the operations of most public companies, and with other states’ merger-related requirements, and will allow the Board greater flexibility when overseeing execution of the Company’s merger-related business strategy.

For these reasons, the Board believes that the State of Florida is the more appropriate state of domicile for the Company going forward.

The change in domicile is not being effected to prevent a change in control, nor is it in response to any present attempt known to our Board to acquire control of the Company or obtain representation on our Board. Nevertheless, certain effects of the proposed Re-domiciliation may be considered to have anti-takeover implications by virtue of being subject to Florida law. For a discussion of differences between the laws of South Carolina and Florida, including differences that may have anti-takeover implications, see “Comparative Rights of Shareholders Before and After the Change in Domicile” below.

The Domicile Merger; Material Terms

The Re-domiciliation would be effected by creating a newly formed Florida corporation wholly-owned by the Company, referred to hereafter as SouthState-FL, and merging SouthState-SC with and into SouthState-FL, with SouthState-FL surviving the merger, and each Company shareholder receiving one share of SouthState-FL Common Stock in exchange for each share of SouthState-SC Common Stock held at the effective time of the Domicile Merger. The Merger Agreement, provides that SouthState-FL will continue with all of the rights, privileges, franchises, and immunities of SouthState-SC, and all property owned by SouthState-SC, all debts due to SouthState-SC, as well as all other causes of action belonging to SouthState-SC immediately prior to the Domicile Merger shall be

63 SOUTHSTATE

PROPOSAL 3: APPROVING A CHANGE IN DOMICILE OF THE COMPANY FROM SOUTH CAROLINA TO FLORIDA

vested in SouthState-FL following the Domicile Merger. Further, the directors and officers of SouthState-SC immediately prior to the Domicile Merger will be the directors and officers of SouthState-FL.

Pursuant to the Domicile Merger, SouthState-FL will assume all of SouthState-SC’s obligations related to convertible equity securities and other rights to purchase SouthState-SC Common Stock. Each outstanding RSU, PSU or option to purchase shares of SouthState-SC common stock will be converted into an RSU, PSU or option to purchase a number of shares of SouthState-FL common stock on the same terms and conditions as in effect immediately prior to the Domicile Merger.

Effect of Vote for the Domicile Merger

A vote in favor of this Proposal is a vote to approve the Domicile Merger and the Merger Agreement and therefore the Re-domiciliation. If this Proposal fails to obtain the requisite vote for approval, the Domicile Merger will not be consummated, and the Company will continue to be domiciled in South Carolina and be subject to the Company’s existing Amended and Restated Articles of Incorporation (the “SC Articles”) and Amended and Restated Bylaws (the “SC Bylaws”). For approval, shareholders representing two-thirds of the outstanding shares of common stock of the Company must vote in favor of this Proposal.

Effective Time

If this Proposal is approved, the Re-domiciliation will become effective upon the filing of, and at the date and time specified in (as applicable), the articles of merger filed with the Secretary of State of South Carolina and the articles of merger filed with the Secretary of State of Florida, in each case, upon acceptance thereof by the Florida Secretary of State and the South Carolina Secretary of State. If this Proposal is approved, it is anticipated that the Domicile Merger will be effected as soon as reasonably practicable. However, the Domicile Merger may be delayed by the Board or the Merger Agreement may be terminated and abandoned by action of the Board at any time prior to the effective time of the Domicile Merger, whether before or after the approval by the Company’s shareholders, if the Board determines for any reason that the consummation of the Domicile Merger should be delayed or would be inadvisable or not in the best interests of the Company and its shareholders, as the case may be.

Material U.S. Federal Income Tax Consequences of the Domicile Merger

The following is a discussion of the material U.S. federal income tax consequences of the Domicile Merger to U.S. holders (as defined below). This discussion does not purport to be a complete analysis of all the potential U.S. federal income tax consequences, and does not describe any state, local, or non-U.S. income, estate, gift, or other tax consequences, of the Domicile Merger. This discussion is based upon current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), current, temporary and proposed Treasury regulations and judicial and administrative decisions and rulings as of the date hereof, all of which are subject to change (possibly with retroactive effect) and all of which are subject to differing interpretations. This discussion is limited to U.S. holders that hold SouthState-SC Common Stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a U.S. holder’s particular circumstances or to persons subject to special treatment under U.S. federal income tax laws, including, without limitation, banks and other financial institutions, insurance companies, regulated investment companies, real estate investment trusts, cooperatives, tax-exempt organizations, brokers, dealers or traders in securities, persons holding shares of SouthState-SC Common Stock as part of a hedge, straddle, or other risk reduction strategy or as part of a conversion transaction or other integrated or similar investment, U.S. expatriates or former long-term residents of the United States, U.S. holders whose functional currency is not the U.S. dollar, persons subject to the alternative minimum tax, non-U.S. persons, partnerships or other pass-through entities or arrangements for U.S. federal income tax purposes (or holders of interests in such entities or arrangements), persons that are subject to mark-to-market accounting rules, persons that actually or constructively own 5% or more of the voting power, or 5% or more of the total value, of the SouthState-SC Common Stock, and persons who hold or receive the Company’s common stock pursuant to the exercise of any employee stock option or otherwise as compensation. No ruling will be sought from the Internal Revenue Service (the “IRS”) with respect to the U.S. federal income tax consequences of the Domicile Merger, and no assurance can be given that the IRS will not take a contrary position to the U.S. federal income tax consequences described below or that any such contrary position will not be sustained by a court.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of SouthState-SC Common Stock, that, for U.S. federal income tax purposes, is (1) an individual who is a citizen or resident of the United States, (2) a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) that is created or organized under the laws of the United States, any state thereof, or the District of Columbia or (3) an estate or trust, the income of which is subject to U.S. federal income tax regardless of its source.

If a partnership (including, for this purpose, any entity or arrangement treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of SouthState-SC Common Stock, the U.S. federal income tax consequences to a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. Accordingly, a holder of SouthState-SC Common Stock that is a partnership, and the partners in such partnership, should consult their tax advisors regarding the U.S. federal income tax consequences of the Domicile Merger.

The Domicile Merger is intended to qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code. Assuming that the Domicile Merger qualifies as a reorganization within the meaning of Section 368(a)(1)(F) of the Code:

●	U.S. holders will not recognize any gain or loss as a result of the Domicile Merger;

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●	the aggregate tax basis of the shares of SouthState-FL Common Stock deemed received in the Domicile Merger by a U.S. holder will be equal to the U.S. holder’s aggregate tax basis of the shares of SouthState-SC Common Stock converted therefor;
●	the holding period of the shares of SouthState-FL Common Stock deemed received in the Domicile Merger by a U.S. holder will include the U.S. holder’s holding period of the shares of SouthState-SC common stock converted therefor; and
●	no gain or loss will be recognized by the Company as a result of the Domicile Merger.

THE DISCUSSION SET FORTH ABOVE IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT INTENDED TO BE, NOT SHOULD IT BE CONSTRUED TO BE, LEGAL OR TAX ADVICE. MOREOVER, THIS DISCUSSION DOES NOT ADDRESS ANY NON-INCOME, STATE, LOCAL, NON-U.S., OR OTHER TAX CONSEQUENCES OF THE DOMICILE MERGER. ALL HOLDERS OF SOUTHSTATE-SC COMMON STOCK SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE CHANGE IN DOMICILE TO THEIR PARTICULAR CIRCUMSTANCES, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE AND LOCAL, NON-U.S. AND OTHER TAX LAWS.

Securities Act Consequences

The shares of SouthState-FL Common Stock to be issued in exchange for shares of SouthState-SC Common Stock are not being registered under the Securities Act of 1933, as amended (the “Securities Act”). SouthState-FL is relying on Rule 145(a)(2) under the Securities Act, which provides that a conversion that has “as its sole purpose” a change in a corporation’s domicile does not involve the sale of securities for purposes of the Securities Act. After the Domicile Merger, SouthState-FL will be a publicly held company, and it will file with the SEC and provide to its shareholders the same type of information that we have previously filed and provided. Shareholders whose shares of SouthState-SC Common Stock are freely tradable before the Domicile Merger will continue to have freely tradable shares of SouthState-FL Common Stock that trade on the NYSE under the symbol “SSB.” Shareholders holding restricted shares of SouthState-FL Common Stock will be subject to the same restrictions on transfer as those to which their present shares of SouthState-SC Common Stock are subject. In summary, the SouthState-FL and its shareholders will be in the same respective positions under the federal securities laws after the Domicile Merger as the Company and our shareholders prior to the Domicile Merger.

No Exchange of Stock Certificates Required

The Domicile Merger will not have any effect on the transferability of outstanding stock certificates representing shares of SouthState-SC Common Stock. Shareholders are not required to exchange their stock certificates for new certificates representing shares of SouthState-FL common stock. Existing stock certificates previously issued under SouthState – SC will remain valid and will continue to represent ownership in SouthState – FL common stock following the effective time of the Domicile Merger. New stock certificates representing shares of SouthState-FL common stock will not be issued to a shareholder until such shareholder submits one or more existing certificates for transfer, whether pursuant to a sale or other disposition. However, shareholders (at their option and at their expense) may exchange their stock certificates for new certificates representing shares of SouthState-FL Common Stock, as the case may be, following the effective time of the Domicile Merger. No action is required for shareholders holding book entry shares or shares held in a fiduciary capacity.

No Appraisal Rights

Under the SCBCA, our shareholders are not entitled to dissenter’s or appraisal rights with respect to the Domicile Merger described in this Proposal.

Potential Disadvantages of the Change in Domicile

A change in domicile will provide certain corporate flexibility in connection with certain corporate transactions, including reverse stock splits, whereby our Board may be able to take certain actions without the need for shareholder approval, as discussed under “Comparative Rights of Shareholders Before and After the Change in Domicile.”

Comparative Rights of Shareholders Before and After the Change in Domicile

Upon consummation of the Domicile Merger, the outstanding shares of our common stock will be converted into shares of SouthState - FL’s common stock. Consequently, our common shareholders, whose rights as shareholders are currently governed by the SCBCA and the Company’s current Amended and Restated Articles of Incorporation (the “SC Articles”) and the Amended and Restated Bylaws (the “SC Bylaws), will become common shareholders of SouthState - FL (as the surviving corporation) whose rights will be governed by the FBCA and the Articles of Incorporation and the Bylaws of SouthState - FL, which are attached hereto as Appendix C (the “FL Articles”) and Appendix D (the “FL Bylaws), respectively. The SC Articles and the SC Bylaws will not be applicable to the Company following the completion of the Re-domiciliation. Approval of the Domicile Merger will constitute approval of change in domicile, the FL Articles, and FL Bylaws.

After the Re-domiciliation, the Company will continue to be a publicly held company. The Company will continue to file periodic reports and other documents with the SEC. Shareholders who own shares of common stock that are freely tradable prior to the Domicile Merger will continue to have freely tradable shares, and shareholders holding restricted shares of common stock will continue to hold their shares subject to the same restrictions on transfer to which their shares are presently subject.

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PROPOSAL 3: APPROVING A CHANGE IN DOMICILE OF THE COMPANY FROM SOUTH CAROLINA TO FLORIDA

Because of differences between the FBCA and the SCBCA, as well as differences between the Company’s governing documents before and after the Domicile Merger, the Domicile Merger will effect certain changes in the rights of the Company’s shareholders. Summarized below are the most significant provisions of the FBCA and SCBCA, along with the differences between the rights of the shareholders of the Company before and after the Domicile Merger that will result from the differences between the FBCA and the SCBCA and the differences between the SC Articles and SC Bylaws and the FL Articles and FL Bylaws. The summary below is not an exhaustive list of all differences or a complete description of the differences described and is qualified in its entirety by reference to the FBCA, the SCBCA, the SC Articles, the SC Bylaws, the FL Articles and the FL Bylaws, which we urge you to read carefully and in their entirety. The SC Articles and the SC Bylaws are filed as Exhibits 3.1 through 3.5 and Exhibit 3.7, respectively, to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on February 21, 2025.

	SouthState-SC	SouthState – FL
Authorized and Outstanding Capital Stock:

The SCBCA generally provides that the articles of incorporation of a corporation must (1) prescribe the classes of shares and the number of shares of each class that the corporation is authorized to issue and (2) authorize (A) one or more classes of shares that together have unlimited voting rights, and (B) one or more classes of shares (which may be the same class or classes as those with voting rights) that together are entitled to receive the net assets of the corporation upon dissolution. The SCBCA further provides that the articles of incorporation of a corporation may authorize one or more classes of shares that, among other things, have preference over any other class of shares with respect to distributions, including dividends and distributions upon the dissolution of the corporation.

The SC Articles currently authorize SouthState-SC to issue up to one hundred sixty million (160,000,000) shares of common stock, par value $2.50 per share, and ten million (10,000,000) shares of preferred stock, par value $0.01 per share. As of the Record Date, there were 101,364,628 shares of SouthState-SC common stock outstanding and no shares of SouthState-SC preferred stock outstanding.

The FBCA generally provides that the articles of incorporation of a corporation must set forth any classes of shares and series of shares within a class, and the number of shares of each class and series, that the corporation is authorized to issue, and must have (1) one or more classes or series of shares that together have unlimited voting rights and (2) one or more classes or series of shares (which may be the same class or series or classes or series as those with voting rights) that together are entitled to receive the net assets of the corporation upon dissolution. The FBCA further provides that the articles of incorporation of a corporation may authorize one or more classes or series of shares that, among other things, have preference over any other class or series of shares with respect to distributions, including distributions upon the dissolution of the corporation.

The FL Articles authorize SouthState-FL to issue up to one hundred sixty million (160,000,000) shares of common stock, par value $2.50 per share, and ten million (10,000,000) shares of preferred stock, par value $0.01 per share.

Preferred Stock:

The SCBCA generally provides that, if the articles of incorporation of a corporation so provide, the board of directors may determine, in whole or part, the preferences, limitations, and relative rights (subject to certain limitations) of (1) any class of shares before the issuance of any shares of that class or (2) one or more series within a class before the issuance of any shares of that series.

The SC Articles provide that, upon authorization from the SouthState-SC board of directors, SouthState-SC has the authority to issue up to ten million (10,000,000) shares of preferred stock, par value $0.01 per share, without prior shareholder approval.

The SC Articles authorize the SouthState-SC board of directors to specify the preferences, limitations and relative rights of any class or series of SouthState-SC preferred stock. The rights and privileges of holders of SouthState-SC common stock are subject to any classes or

The FBCA generally provides that, if the articles of incorporation of a corporation so provide, the board of directors is authorized, without shareholder approval, to determine the terms, including the preferences, limitations, and relative rights of (1) any class of shares before the issuance of any shares of that class or (2) any series within a class before the issuance of any shares of that series.

Upon authorization from the SouthState-FL board of directors, SouthState-FL has the authority to issue up to ten million (10,000,000) shares of preferred stock, par value $0.01 per share, without prior shareholder approval.

The FL Articles authorize the SouthState-FL board of directors to provide for the issuance of shares of preferred stock in one or more series, with such voting powers, designations, preferences and relative participating, option or other rights, qualifications, limitations or restrictions, as shall be fixed and determined in the resolution or resolutions providing for the issuance thereof.

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	SouthState-SC	SouthState – FL
series of preferred stock that SouthState-SC may issue.

Preemptive Rights

The SCBCA provides that the shareholders of a corporation have a preemptive right to acquire the corporation's unissued shares except to the extent the articles of incorporation otherwise provide.

The SC Articles provide that SouthState-SC has elected not to have preemptive rights.

The FBCA provides that the shareholders of a corporation do not have a preemptive right to acquire the corporation’s unissued shares or the corporation’s treasury shares, except in each case to the extent the articles of incorporation so provide.

The FL Articles do not provide for preemptive rights.

Voting Rights:

The SCBCA generally provides that, unless the articles of incorporation of a corporation provide otherwise, each outstanding share, regardless of class, is entitled to one vote on each matter voted on at a shareholders' meeting.

Holders of SouthState-SC common stock are entitled to one (1) vote for each share on all matters with respect to which the holders of SouthState-SC common stock are entitled to vote. The SC Articles provide that the SouthState-SC shareholders do not have the right to cumulate their votes with respect to the election of directors.

The FBCA generally provides that, unless the articles of incorporation of a corporation provide otherwise, each outstanding share, regardless of class or series, is entitled to one vote on each matter submitted to a vote at a meeting of shareholders.

Holders of SouthState-FL common stock are entitled to one (1) vote for each share on all matters with respect to which the holders of SouthState-FL common stock are entitled to vote. The FL Articles will provide that SouthState-FL shareholders do not have the right to cumulate their votes with respect to the election of directors.

Qualification of Directors:

The SCBCA provides that the articles of incorporation or bylaws of a corporation may prescribe qualifications for directors. A director need not be a resident of South Carolina or a shareholder of the corporation unless the articles of incorporation or bylaws so prescribe.

The SC Bylaws provide that directors must be SouthState-SC shareholders, not under twenty-five (25) years of age and not over seventy-two (72) years of age at the time of the shareholders’ meeting at which they are elected. In the event that a SouthState-SC director attains age seventy-two (72) during his or her term of office, the SC Bylaws provide that he or she will serve only until the next SouthState-SC shareholders’ meeting after his or her seventy-second (72nd) birthday, at which time his or her successor will be appointed to serve out the remainder of his or her term. The SC Bylaws permit the board of directors to waive the retirement age requirement.

The FBCA provides that directors must be natural persons who are 18 years of age or older but need not be residents of Florida or shareholders of the corporation unless the articles of incorporation or bylaws so require. The articles of incorporation or bylaws may prescribe additional qualifications for directors or nominees for directors.

The FL Bylaws provide that directors must be natural persons who are SouthState-FL shareholders, not under twenty-five (25) years of age and not over seventy-two (72) years of age at the time of the shareholders’ meeting at which they are elected but need not be residents of Florida. In the event that a SouthState-FL director attains age seventy-two (72) during his or her term of office, the FL Bylaws provide that he or she will serve only until the next SouthState-FL shareholders’ meeting after his or her seventy-second (72nd) birthday, at which time his or her successor will be appointed to serve out the remainder of his or her term. The FL Bylaws permit the board of directors to waive the retirement age requirement.

Size of Board of Directors:

The SCBCA provides that a corporation’s board of directors must consist of one or more individuals with the number specified in or fixed in accordance with the articles of incorporation or bylaws and allow for the corporation, through its articles of incorporation or bylaws, to establish a variable range for the size of the board of directors by fixing a minimum and maximum

The FBCA provides that a corporation’s board of directors must consist of one or more individuals, with the number specified in or fixed in accordance with the articles of incorporation or bylaws.

The FL Articles provide that the number of directors serving on the SouthState-FL board of directors may consist of a maximum of twenty (20) persons and that the SouthState-FL board of

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	SouthState-SC	SouthState – FL

number of directors. If a variable range is established, the number of directors may be fixed or changed within the minimum and maximum by the shareholders or the board of directors.

The SC Articles provide that the SouthState-SC board of directors may consist of a maximum of twenty (20) persons and that the SouthState-SC board of directors may increase membership on the board up to this maximum.

There are currently fifteen (15) directors serving on the SouthState-SC board of directors.

directors may increase membership on the board up to this maximum. Following the Domicile Merger, fifteen (15) directors will serve on the SouthState-FL board of directors.

Election and Classes of Directors:

The SCBCA provides that the terms of all directors expire at the next annual shareholders' meeting following their election unless their terms are staggered. If there are six or more directors, the articles of incorporation of a corporation may provide for staggering their terms by dividing the total number of directors into two or three groups, with each group containing one-half or one-third of the total, as near as may be.

The SC Articles and SC Bylaws provide directors are elected annually and each director holds office for the term for which he or she is elected and until his or her successor is elected and qualified, or until such director’s earlier resignation, removal from office or death.

SouthState-SC’s directors are elected by the vote of a plurality of the votes cast at any meeting for the election of directors at which a quorum is present.

The FBCA generally provides that the terms of all directors expire at the next annual shareholders’ meeting following their election, subject to certain exceptions. The articles of incorporation or the bylaws or a corporation may provide for staggering the terms of directors by dividing the total number of directors into two or three groups, with each group containing half or one-third of the total, as near as may be practicable.

The FL bylaws provide that directors are elected annually, and each director holds office for the term for which he or she is elected and until his or her successor is elected and qualified, or until such director’s earlier resignation, removal from office or death.

SouthState-FL’s directors are elected by the vote of a plurality of the votes cast at any meeting for the election of directors at which a quorum is present.

Vacancies on the Board of Directors:

The SCBCA provides that, unless the articles of incorporation of a corporation provide otherwise, a vacancy on the board may be filled by the shareholders or the board of directors.

The SC Bylaws provide that any vacancy occurring on the SouthState-SC board of directors, including vacancies occurring by reason of removal with or without cause or increase in membership, will be filled by appointment by the remaining SouthState-SC directors, and any director so appointed will serve until the next shareholders meeting wherein directors are elected.

The FBCA provides that, unless the articles of incorporation of a corporation provide otherwise, a vacancy on the board may be filled by the shareholders or the board of directors.

The FL Bylaws provide that any vacancy occurring on the SouthState-FL board of directors, including a vacancy from an increase in the number of directors, may be filled by the affirmative vote of a majority of the remaining directors, though less than a quorum. A SouthState-FL director elected to fill a vacancy will hold office until the next election of directors by the SouthState-FL shareholders.

Removal of Directors:

The SCBCA generally provides that, unless a director is elected by a voting group of shareholders or through cumulative voting, the shareholders may remove one or more directors with or without cause unless the articles of incorporation provide that directors may be removed only for cause. If a director is elected by a voting group, only the shareholders of that voting group may participate in a vote to remove the director elected by such group. If cumulative voting is authorized, a director may not be

The FBCA generally provides that, unless a director is elected by a voting group of shareholders or through cumulative voting, the shareholders may remove one or more directors with or without cause unless the articles of incorporation provide that directors may be removed only for cause. If a director is elected by a voting group of shareholders, only the shareholders of that voting group may participate in the vote to remove him or her. If cumulative voting is authorized, a director may not be

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	SouthState-SC	SouthState – FL

removed if the number of votes sufficient to elect him under cumulative voting is voted against his removal.

The SC Articles provide that SouthState-SC shareholders can remove directors with or without cause only by the affirmative vote of the holders of eighty percent (80%) of SouthState-SC’s shares.

removed if, in the case of a meeting, the number of votes sufficient to elect the director under cumulative voting is voted against his or her removal.

The FL Bylaws provide that any director may be removed by SouthState-FL’s shareholders, with or without cause, only by the affirmative vote of the holders of eighty percent (80%) of SouthState-FL’s shares. A director may be so removed by the shareholders at a meeting of shareholders, provided the notice of the meeting states that the purpose, or one of the purposes, of the meeting is removal of the director with cause.

Amendments to Organizational Documents:

Under the SCBCA, an amendment to a corporation’s articles of incorporation generally requires approval by the corporation’s board of directors and by two-thirds (2/3) of the votes entitled to be cast on the amendment, unless a different number, not less than a majority of the votes entitled to be cast on the amendment, is specified in the corporation’s articles of incorporation. The SC Articles do not specify any additional requirements to amend the SC Articles.

The SC Articles, however, do provide that the affirmative vote of the holders of at least eighty percent (80%) of SouthState-SC’s outstanding voting stock is required to amend or repeal certain articles of the SC Articles related to: (1) the issuance of SouthState-SC’s capital stock, (2) the approval of certain business combinations not recommended by the SouthState-SC board of directors and (3) the number, election, terms and classification of directors.

The SC Articles provide that a majority of the entire SouthState-SC board of directors has the power to alter, amend or repeal the SC Bylaws. The SC Articles also provide that the SouthState-SC shareholders may alter, amend, or repeal the SC Bylaws only by the affirmative vote of the holders of eighty percent (80%) of outstanding stock of SouthState-SC.

Under the FBCA, approval of an amendment to a corporation’s articles of incorporation generally must first be adopted by the corporation’s board of directors and thereafter requires the approval of that corporation’s shareholders at a meeting at which a quorum consisting of at least a majority of the shares entitled to be cast on the amendment exists, unless the corporation’s articles of incorporation provide otherwise. The FL Articles do not specify any additional requirements to amend the SouthState-FL certificate of incorporation.

The FL Articles, however, do provide that the affirmative vote of the holders of at least eighty percent (80%) of SouthState-FL’s outstanding voting stock is required to amend or repeal certain articles of the FL Articles related to: (1) the issuance of SouthState-FL’s capital stock, (2) the approval of certain business combinations not recommended by the SouthState-FL board of directors and (3) the number, election, terms and classification of directors.

The FL Articles provide that a majority of the entire SouthState-FL board of directors has the power to adopt, alter, amend or repeal SouthState-FL’s bylaws. The FL Articles also provide that the SouthState-FL shareholders may alter, amend, or repeal the FL Bylaws only by the affirmative vote of the holders of eighty percent (80%) of outstanding stock of SouthState-FL.

Shareholder Action by Written Consent:

Under the SCBCA, a corporation’s shareholders can take any action required or permitted to be taken at an annual or special meeting of shareholders without a meeting if the action is taken by all the shareholders entitled to vote on the action. The action must be evidenced by one or more written consents describing the action taken, signed by all the shareholders entitled to vote on the action, and delivered to the corporation for inclusion in the minutes or filing with the corporate records.

Under the FBCA, a corporation’s shareholders can take any action required or permitted to be taken at an annual or special meeting of shareholders without a meeting, without prior notice, and without a vote if the action is taken by the holders of outstanding shares of each voting group entitled to vote thereon having not less than the minimum number of votes with respect to each voting group that would be necessary to authorize or take such action at a meeting at which all voting groups and shares entitled to vote thereon were present and voted, unless the corporation’s articles of incorporation provide otherwise. In order to be effective the action must be evidenced by one or

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	SouthState-SC	SouthState – FL

more written consents describing the action taken, dated and signed by approving shareholders having the requisite number of votes of each voting group entitled to vote thereon, and delivered to the corporation by delivery to its principal office in this state, its principal place of business, the corporate secretary, or another officer or agent of the corporation having custody of the book in which proceedings of meetings of shareholders are recorded.

Special Meetings of Shareholders:

Under the SCBCA, a special meeting of shareholders may be called (1) by the board of directors, (2) by any person authorized to do so by the articles of incorporation or the bylaws of a corporation or (3) if so provided in the corporation’s articles of incorporation, by the secretary of the corporation if the holders of at least ten percent (10%) of all the votes entitled to be cast on any issue proposed to be considered at the proposed special meeting sign, date, and deliver to the corporation's secretary one or more written demands for the meeting describing the purpose for which it is to be held.

The SC Bylaws provide that special meetings of the SouthState-SC shareholders may be called by the chief executive officer, the chairman of the board of directors, a majority of the board of directors or by the secretary, following his or her receipt of one or more written demands to call a special meeting of the shareholders from the holders of not less than ten percent (10%) of all SouthState-SC common shares entitled to vote at such meeting.

Under the FBCA, a special meeting of shareholders may be called (1) by the board of directors, (2) by the person or persons authorized to do so by the articles of incorporation or the bylaws or (3) by the secretary of the corporation, if shareholders holding not less than 10 percent, unless a greater percentage not to exceed 50 percent is required by the articles of incorporation, of all the votes entitled to be cast on any issue proposed to be considered at the proposed special meeting sign, date, and deliver to the corporation’s secretary one or more written demands for the meeting describing the purpose or purposes for which it is to be held.

The FL Bylaws provide that special meetings of the SouthState-FL shareholders may be called by the chief executive officer, the chairman of the board of directors, a majority of the board of directors or by the secretary, following his or her receipt of one or more written demands to call a special meeting of the shareholders from the holders of not less than ten percent (10%) of all SouthState-FL common shares entitled to vote at such meeting.

Record Date:

The SCBCA provides that the bylaws of a corporation may fix or provide the manner of fixing the record date for one or more voting groups in order to determine the shareholders entitled to notice of a shareholders' meeting, to demand a special meeting, to vote, or to take any other action. If the bylaws do not fix or provide for fixing a record date, the board of directors of the corporation may fix a future date as the record date. A record date may not be more than seventy (70) days before the meeting or action requiring a determination of shareholders.

Under the SC Bylaws, the board of directors, the president, the chairman of the board of directors or the chief executive officer may fix the record date to determine the shareholders entitled to notice of a shareholders’ meeting and to vote or take any other action thereat.

The FBCA provides that the bylaws of a corporation may fix or provide the manner of fixing the record date or dates for one or more voting groups to determine the shareholders entitled to notice of a shareholders’ meeting, to demand a special meeting, to vote, or to take any other action. If the bylaws do not fix or provide for fixing such a record date, the board of directors may fix the record date. A record date may not be more than seventy (70) days before the meeting or action requiring a determination of shareholders.

Under the FL Bylaws, the board of directors, the president, the chairman of the board of directors or the chief executive officer may fix the record date to determine the shareholders entitled to notice of a shareholders’ meeting and to vote or take any other action thereat.

Quorum:	Under the SCBCA, shares entitled to vote as a separate voting group may take action on a matter at a meeting only if a quorum of those shares exists with respect to that matter. Unless	Under the FBCA, shares entitled to vote as a separate voting group may take action on a matter at a meeting only if a quorum of those shares exists with respect to that matter. Unless the

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PROPOSAL 3: APPROVING A CHANGE IN DOMICILE OF THE COMPANY FROM SOUTH CAROLINA TO FLORIDA

	SouthState-SC	SouthState – FL

the articles of incorporation of the corporation or the SCBCA provides otherwise, a majority of the votes entitled to be cast on the matter by the voting group constitutes a quorum of that voting group for action on that matter. Under the SCBCA, the corporation may also provide in its articles of incorporation for a greater quorum or voting requirement for shareholders.

The SC Bylaws provide that, absent a provision in the SC Articles or the SCBCA stating otherwise, a majority of the shares entitled to vote will constitute a quorum for the transaction of business at any meeting of SouthState-SC’s shareholders, except that with respect to a special meeting called to consider a business combination that has not been recommended by the SouthState-SC board of directors, attendance in person or by proxy of eighty percent (80%) of the SouthState-SC shareholders is required in order for a quorum for the conduct of business to exist. Such a meeting may not be adjourned absent notice if a quorum in not present.

Under the SC Bylaws, when a quorum is present at any meeting, action on a matter (other than the election of directors) by a voting group is approved if the votes cast within the voting group favoring the action exceed the votes cast opposing the action, unless the SC Articles or SCBCA require a greater number of affirmative votes.

Under the SCBCA, once a share is represented for any purpose at a meeting, it is considered present for quorum purposes for the remainder of the meeting and for any adjournment of that meeting unless a new record date is or must be set for that adjourned meeting.

The SC Bylaws also provide that a meeting may be adjourned despite the absence of a quorum, and notice of an adjourned meeting need not be given if the time and place to which the meeting is adjourned are announced at the meeting at which the adjournment is taken and the adjournment is for a period of less than thirty (30) days.

articles of incorporation or the FBCA otherwise, a majority of the votes entitled to be cast on the matter by the voting group constitutes a quorum of that voting group for action on that matter. The articles of incorporation may provide for a greater voting requirement or a greater or lesser quorum requirement for shareholders, or voting groups of shareholders, than is provided by this chapter, but in no event shall a quorum consist of less than one-third of the shares entitled to vote.

The FL Bylaws provide that, absent a provision in the FL Articles or the FBCA stating otherwise, a majority of the votes entitled to be cast on the matter by the voting group constitutes a quorum of that voting group at a meeting of shareholders, except that with respect to a special meeting called to consider a business combination that has not been recommended by the SouthState-FL board of directors, attendance in person or by proxy of eighty percent (80%) of the SouthState-FL shareholders is required in order for a quorum for the conduct of business to exist.

If a quorum exists, action on a matter (other than the election of directors) by a voting group is approved if the votes cast within the voting group favoring the action exceed the votes cast opposing the action, unless the FL Articles or the FBCA requires a greater number of affirmative votes.

The FL Bylaws further provide that after a quorum has been established at a shareholders’ meeting, a subsequent withdrawal of shareholders, so as to reduce the number of shares entitled to vote at the meeting below the number required for a quorum, will not affect the validity of any action taken at the meeting or any adjournment thereof.

The FL Bylaws also provide that, when a shareholders’ meeting is adjourned, notice need not be given of the new date, time or place of the meeting if such information is announced at the meeting before an adjournment is taken, unless the SouthState-FL board of directors fixes a new record date for the adjourned meeting.

Notice of Shareholder Actions/Meetings:

Under the SCBCA, a corporation is required to notify shareholders of the date, time, and place of each annual and special shareholders' meeting no fewer than ten (10) nor more than sixty (60) days before the meeting date. The notice of an annual meeting is not required to include a description of the purpose for which the meeting is called, but the notice of a special meeting must include a description of the purpose of the special meeting.

The SC Bylaws provide that written or printed notice stating the place, day, and time of the meeting, and, such other notice as required by the SCBCA, and in the case of a special meeting,

Under the FBCA, a corporation is required to notify shareholders of the date, time, and place of each annual and special shareholders’ meeting no fewer than 10 or more than 60 days before the meeting date. Unless otherwise provided in the articles of incorporation of the corporation or the FBCA, notice of an annual meeting of shareholders need not include a description of the purpose or purposes for which the meeting is called. Notice of a special meeting of shareholders must include a description of the purpose or purposes for which the meeting is called.

The FL Bylaws provide that written notice of each shareholders’ meeting must be mailed to the

71 SOUTHSTATE

PROPOSAL 3: APPROVING A CHANGE IN DOMICILE OF THE COMPANY FROM SOUTH CAROLINA TO FLORIDA

	SouthState-SC	SouthState – FL

the purpose or purposes for which the meeting is called and the person or persons calling the meeting, must be communicated by SouthState-SC to each shareholder of record entitled to vote at such meeting, not less than ten (10) nor more than sixty (60) days before the date of such meeting. Additionally, if at any meeting the SC Bylaws are to be altered, repealed, amended, or adopted, notice of such meeting must make this clear.

SouthState-FL shareholders of record not less than ten (10) and not more than sixty (60) days before the meeting date and that such notice must set forth the date, time and place of such meeting. The notice must include the record date for determining the shareholders entitled to vote at the meeting if the record date for determining the shareholders entitled to vote at the meeting is different than the record date for determining shareholders entitled to notice of the meeting

Advance Notice Requirements for Shareholder Nominations and Other Proposals:

Under the SC Bylaws, director nominations and business proposals by shareholders must be received no earlier than one hundred and twenty (120) days and no later than ninety (90) days before the first anniversary of the prior year’s annual meeting of shareholders, provided that if the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after the first anniversary date, the shareholder’s notice must be delivered not earlier than the one hundred twentieth (120th) day prior to the date of such annual meeting and not later than the close of business on the later of (x) the ninetieth (90th) day prior to such annual meeting or (y) if the first public announcement of such date is less than one hundred (100) days prior to the date of such annual meeting, the tenth (10th) day following the date on which the annual meeting of shareholders is first publicly announced or disclosed.

A shareholder’s notice must also comply with the procedural, informational and other requirements outlined in SouthState-SC’s bylaws.

Under the FL Bylaws, director nominations and business proposals by shareholders must be received no earlier than one hundred and twenty (120) days and no later than ninety (90) days before the first anniversary of the prior year’s annual meeting of shareholders, provided that if the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after the first anniversary date, the shareholder’s notice must be delivered not earlier than the one hundred twentieth (120th) day prior to the date of such annual meeting and not later than the close of business on the later of (x) the ninetieth (90th) day prior to such annual meeting or (y) if the first public announcement of such date is less than one hundred (100) days prior to the date of such annual meeting, the tenth (10th) day following the date on which the annual meeting of shareholders is first publicly announced or disclosed.

A shareholder’s notice must also comply with the procedural, informational and other requirements outlined in SouthState-FL’s bylaws.

Limitation of Liability of Directors and Officers:

Under the SCBCA, the articles of incorporation of a corporation that has a class of voting shares registered with the Securities Exchange Commission under Section 12 of the Securities Exchange Act of 1934 may also contain a provision eliminating or limiting the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, subject to certain exceptions.

The SC Articles provide that its directors are not personally liable to SouthState-SC or its shareholders for monetary damages for breach of fiduciary duty as a director, subject to certain exceptions, including with respect to (i) a breach of the director’s duty of loyalty to SouthState-SC or its shareholders, (ii) an act or omission not in good faith or which involves gross negligence, intentional misconduct or a knowing violation of law, (iii) an act or omission for which liability is imposed due to an unlawful distribution, as provided under SCBCA, and (iv) a transaction from which the director derives an improper benefit.

The FL Articles provide that, to the extent permitted by law, its directors are not personally liable to SouthState-FL or its shareholders for monetary damages for breach of fiduciary duty as a director, subject to certain exceptions, including with respect to (i) a breach of the director’s duty of loyalty to SouthState-FL or its shareholders, (ii) an act or omission not in good faith or which involves gross negligence, intentional misconduct or a knowing violation of law, (iii) an act or omission for which liability is imposed due to an unlawful distribution, as provided under FCBA, and (iv) a transaction from which the director derives an improper benefit.

2025 PROXY STATEMENT 72

PROPOSAL 3: APPROVING A CHANGE IN DOMICILE OF THE COMPANY FROM SOUTH CAROLINA TO FLORIDA

	SouthState-SC	SouthState – FL
Indemnification of Directors and Officers:

The SCBCA provides that a corporation (1) must, unless limited by its articles of incorporation, indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he is or was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding, and (2) may indemnify an individual made a party to a proceeding because he is or was a director against liability incurred in the proceeding if certain conditions are satisfied. A corporation may generally pay or reimburse the reasonable expenses incurred by a director who is a party to a proceeding in advance of final disposition of the proceeding.

Under the SCBCA, a corporation may purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee, or agent of the corporation, or who, while a director, officer, employee, or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, against liability asserted against or incurred by him in that capacity or arising from his status as a director, officer, employee, or agent, whether or not the corporation would have power to indemnify him against the same liability under the SCBCA.

The SC Bylaws provide for mandatory indemnification of any person who at any time serves or has served as a director or officer of SouthState-SC, or who, while serving as a director or officer of SouthState-SC, serves or has served, at the request of SouthState-SC, as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or as a trustee or administrator under an employee benefit plan to the fullest extent permitted by law against (a) reasonable expenses, including attorneys’ fees, incurred by him or her in connection with any threatened, pending or completed proceedings, whether or not brought by or on behalf of SouthState-SC, seeking to hold him or her liable by reason of the fact that he or she is or was acting in such capacity, and (b) reasonable payments made by him or her in satisfaction of any judgment, money decree, fine, penalty or settlement for which he or she may have become liable in any such proceeding.

The right to indemnification under the SC Bylaws includes the right to be paid by SouthState-SC the reasonable expenses incurred in defending any such proceeding in advance of its final disposition, subject to certain requirements.

The FBCA provides that a corporation (1) must indemnify an individual who is or was a director or officer who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the individual was a party because he or she is or was a director or officer of the corporation against expenses incurred by the individual in connection with the proceeding and (2) may indemnify an individual who is a party to a proceeding because the individual is or was a director or officer against liability incurred in the proceeding if certain conditions are satisfied. A corporation generally may, before final disposition of a proceeding, advance funds to pay for or reimburse expenses incurred in connection with the proceeding by an individual who is a party to the proceeding because that individual is or was a director or an officer.

Under the FBCA, a corporation may purchase and maintain insurance on behalf of and for the benefit of an individual who is or was a director or officer of the corporation, or who, while a director or officer of the corporation, is or was serving at the corporation’s request as a director, officer, manager, member, partner, trustee, employee, or agent of another domestic or foreign corporation, limited liability company, partnership, joint venture, trust, employee benefit plan, or other enterprise or entity, against liability asserted against or incurred by the individual in that capacity or arising from his or her status as a director or officer, whether or not the corporation would have power to indemnify or advance expenses to the individual against the same liability under the FBCA.

The FL Articles and the FL Bylaws provide for mandatory indemnification of any person who at any time serves or has served as a director or officer of SouthState-FL, or who, while serving as a director or officer of SouthState-FL, serves or has served, at the request of SouthState-FL, as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or as a trustee or administrator under an employee benefit plan to the fullest extent permitted by law against (a) reasonable expenses, including attorneys’ fees, incurred by him or her in connection with any threatened, pending or completed proceedings, whether or not brought by or on behalf of SouthState-FL, seeking to hold him or her liable by reason of the fact that he or she is or was acting in such capacity, and (b) reasonable payments made by him or her in satisfaction of any judgment, money decree, fine, penalty or settlement for which he or she may have become liable in any such proceeding.

The right to indemnification under the FL Articles and the FL Bylaws includes the right to be paid by SouthState-FL the reasonable expenses incurred in defending any such proceeding in

73 SOUTHSTATE

PROPOSAL 3: APPROVING A CHANGE IN DOMICILE OF THE COMPANY FROM SOUTH CAROLINA TO FLORIDA

	SouthState-SC	SouthState – FL

The SC Bylaws also provide that SouthState-SC may, to the extent authorized from time to time by the SouthState-SC board of directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of SouthState-SC to the fullest extent of the provisions of the SC Bylaws with respect to the indemnification and advancement of expenses to SouthState-SC directors and officers.

The SC Bylaws provide that SouthState-SC may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not SouthState-SC would have the power to indemnify such person against such expense, liability or loss under applicable law. SouthState-SC maintains such insurance with respect to its directors and officers.

advance of its final disposition, subject to certain requirements.

The FL Bylaws also provide that SouthState-FL may, to the extent authorized from time to time by the SouthState-FL board of directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of SouthState-FL to the fullest extent of the provisions of the FL Bylaws with respect to the indemnification and advancement of expenses to SouthState-FL directors and officers.

The FL Bylaws provide that SouthState-FL may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not SouthState-FL would have the power to indemnify such person against such expense, liability or loss under applicable law. SouthState-FL maintains such insurance with respect to its directors and officer.

Constituencies:

The SCBCA does not have an express provision permitting or prohibiting the directors of a corporation to consider the interests of constituencies other than its shareholders.

The SC Articles provide that the SouthState-SC board of directors must consider the interests of the employees of SouthState-SC and the community or communities in which SouthState-SC and its subsidiaries do business in addition to the interest of SouthState-SC’s shareholders in evaluating any proposed plan of merger, consolidation, exchange or sale of all, or substantially all, of the assets of SouthState-SC.

The SC Bylaws further provide that the SouthState-SC board of directors must evaluate whether any proposed tender offer or exchange offer for SouthState-SC’s stock, any proposed merger or consolidation of SouthState-SC with or into another corporation and any proposal to purchase or otherwise acquire all of the assets of SouthState-SC is in the best interests of SouthState-SC by considering the best interests of the SouthState-SC shareholders and other factors the directors determine to be relevant, including the social, legal and economic effects on employees, customers and the communities served by SouthState-SC and its subsidiary or subsidiaries.

The FBCA provides that in discharging board or board committee duties, a director may consider such factors as the director deems relevant, including the long-term prospects and interests of the corporation and its shareholders, and the social, economic, legal, or other effects of any action on the employees, suppliers, customers of the corporation or its subsidiaries, the communities and society in which the corporation or its subsidiaries operate, and the economy of the state and the nation.

Anti-Takeover Provisions:

Under the SC Articles, certain business combinations (for example, mergers, share exchanges, consolidations or a sale, exchange or lease of all or substantially all of SouthState-SC’s assets) that have not been recommended by the SouthState-SC board of directors require, in addition to any vote required by law, the approval of the holders of at least eighty percent (80%) of

Under FL Articles, certain business combinations (for example, mergers, share exchanges, consolidations or a sale, exchange or lease of all or substantially all of SouthState-FL’s assets) that have not been recommended by the SouthState-FL board of directors require, in addition to any vote required by law, the approval of the holders of

2025 PROXY STATEMENT 74

PROPOSAL 3: APPROVING A CHANGE IN DOMICILE OF THE COMPANY FROM SOUTH CAROLINA TO FLORIDA

	SouthState-SC	SouthState – FL

the outstanding SouthState-SC voting stock. In addition, if a business combination involves any SouthState-SC shareholder owning or controlling twenty percent (20%) or more of SouthState-SC’s voting stock at the time of the proposed transaction (a “controlling party”), and (1) certain fair price requirements are not satisfied and (2) the business combination has not been recommended by a majority of the entire SouthState-SC board of directors, then such business combination must be approved by at least eighty percent (80%) of the outstanding SouthState-SC voting stock and at least sixty-seven percent (67%) of the outstanding SouthState-SC voting stock that is not held by the controlling party.

Moreover, at any annual or special meeting at which the SouthState-SC shareholders are to consider a business combination that has not been recommended by the SouthState-SC board of directors, attendance in person or by proxy of eighty percent (80%) of the SouthState-SC shareholders is required in order for a quorum for the conduct of business to exist. Such a meeting may not be adjourned absent notice if a quorum in not present.

at least eighty percent (80%) of the outstanding SouthState-FL voting stock.

Moreover, at any annual or special meeting at which the SouthState-FL shareholders are to consider a business combination that has not been recommended by the SouthState-FL board of directors, attendance in person or by proxy of eighty percent (80%) of the SouthState-FL shareholders is required in order for a quorum for the conduct of business to exist. Such a meeting may not be adjourned absent notice if a quorum in not present.

Control Share Acquisitions:

The SCBCA contains a control share acquisition statute that, in general terms, provides that where a shareholder acquires issued and outstanding shares of a corporation’s voting stock (“control shares”) within one of several specified ranges (one-fifth or more but less than one-third, one-third or more but less than a majority, or a majority or more), approval of the control share acquisition by the corporation’s shareholders must be obtained before the acquiring shareholder may vote the control shares. The required shareholder vote is a majority of all votes entitled to be cast, excluding “interested shares,” defined as shares held by the acquiring person, officers of the corporation and employees who are also directors of the corporation. A corporation may, however, opt out of the control share acquisition statute through a provision of the articles of incorporation or bylaws, which SouthState-SC has done pursuant to the SC Bylaws. Accordingly, the South Carolina control share acquisition statute does not apply to acquisitions of shares of SouthState-SC common stock.

Under the FBCA, unless there is a provision in the articles of incorporation or bylaws electing not to be governed by this provision, “control shares” (shares that would otherwise have voting power for the election of directors within one of several specified ranges (one-fifth or more but less than one-third, one-third or more but less than a majority, or a majority or more) acquired in a control-share acquisition have the same voting rights as were accorded to the shares before such acquisition only to the extent granted by a resolution approved by the majority of all the votes entitled to be cast by each class or series of the disinterested shareholders of the issuing corporation entitled to vote on the matter, subject to certain exceptions. A corporation may, however, opt out of the control share acquisition statute through a provision of the articles of incorporation or bylaws, which SouthState-FL has done pursuant to the FL Bylaws. Accordingly, the Florida control share acquisition statute does not apply to acquisitions of shares of SouthState-FL common stock.

Rights of Dissenting Shareholders:

Under the SCBCA, the holders of SouthState-SC common stock will not be entitled to appraisal or dissenters’ rights in connection with a merger if, on the record date for the SouthState-SC special meeting, SouthState-SC’s shares are listed on a national securities exchange. SouthState-SC common stock is currently listed on the New York Stock Exchange, a national securities exchange (the “NYSE”), and is expected to continue to be

Under the FBCA, the holders of SouthState-FL common stock will not be entitled to appraisal or dissenters’ rights in connection with a merger if, on the record date for the SouthState-FL meeting, SouthState-FL’s shares are listed on a national securities exchange. SouthState-FL common stock will be listed on the NYSE, a national stock exchange. If the Domicile Merger is completed, holders of SouthState-FL common stock will not

75 SOUTHSTATE

PROPOSAL 3: APPROVING A CHANGE IN DOMICILE OF THE COMPANY FROM SOUTH CAROLINA TO FLORIDA

	SouthState-SC	SouthState – FL

so listed on the record date for the SouthState-SC 2025 annual meeting. If the Domicile Merger is completed, holders of SouthState-SC common stock will receive shares of SouthState-FL common stock, which shares are expected to be listed on the NYSE at the effective time of the Domicile Merger. Accordingly, holders of SouthState-SC common stock are not entitled to any appraisal or dissenters’ rights in connection with the merger.

receive any consideration, and their shares of SouthState-FL common stock will remain outstanding, which shares are expected to continue to be listed on the NYSE at the effective time of the Domicile Merger. In addition, the holders of SouthState-SC common stock will receive shares of SouthState-FL common stock as consideration in the merger, which shares will be listed on the NYSE and are expected to continue to be so listed at the effective time. Accordingly, the holders of SouthState-FL common stock are not entitled to any appraisal or dissenters’ rights in connection with the merger.

Exclusive Forum:

The SC Bylaws provide that, unless SouthState-SC consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of SouthState-SC, (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee of SouthState-SC to SouthState-SC or SouthState-SC’s shareholders, (iii) any action asserting a claim against SouthState-SC or any director or officer or other employee of SouthState-SC arising pursuant to any provision of the SCBCA, SouthState-SC’s articles of incorporation or SouthState-SC’s bylaws (as either may be amended from time to time) or (iv) any action asserting a claim against SouthState-SC or any director or officer or other employee of SouthState-SC governed by the internal affairs doctrine will be a state court located in South Carolina (or if such state courts lack jurisdiction, the U.S. District Court for the District of South Carolina).

The FBCA generally provides that the articles of incorporation or the bylaws of a corporation may require that any or all internal corporate claims be brought exclusively in any specified court or courts of Florida and, if so specified, in any additional courts in Florida or in any other jurisdictions with which the corporation has a reasonable relationship.

The FL Bylaws provide that, unless SouthState-FL consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of SouthState-FL, (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee of SouthState-FL to SouthState-FL or SouthState-FL’s shareholders, (iii) any action asserting a claim against SouthState-FL or any director or officer or other employee of SouthState-FL arising pursuant to any provision of the FBCA, SouthState-FL’s articles of incorporation or SouthState-FL’s bylaws (as either may be amended from time to time) or (iv) any action asserting a claim against SouthState-FL or any director or officer or other employee of SouthState-FL governed by the internal affairs doctrine will be a state court located in Polk County, Florida (or if such state courts lack jurisdiction, the U.S. District Court serving Polk County in the District of Florida).

Regulatory Approval

The Re-domiciliation is subject to approval by federal bank regulatory authorities or confirmation by such bank regulatory authorities that no such approval is required.

Vote Required

Approval of the Proposal 3 requires the affirmative vote of the holders of two-thirds of the outstanding shares of common stock entitled to vote on the Proposal.

The Board unanimously recommends that shareholders vote FOR approving a change in domicile of the Company from South Carolina to Florida (Proposal 3).

2025 PROXY STATEMENT 76

PROPOSAL 4: RATIFYING THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2025

PROPOSAL 4: RATIFYING THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2025

Our Board recommends a vote “FOR” ratifying the appointment of our independent registered public accounting firm for 2025 (Proposal 4)

Our Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of our independent registered public accounting firm.

The Committee engages in an annual evaluation of the independent registered public accounting firm. It considers, in particular, whether the retention of the firm is in the best interests of our Company and its shareholders, taking into account the firm’s quality of service, the firm’s institutional knowledge and experience, our Company’s operations and businesses, the firm’s sufficiency of resources, the quality of the communication and interaction with the firm, and the firm’s independence, objectivity, and professional skepticism. The Committee also considers the advisability and potential impact of selecting a different independent registered public accounting firm.

Since January 1, 2023, Ernst & Young LLP (“EY”) has served as the Company’s independent registered public accounting firm. The Audit Committee has assessed the qualifications, performance, and independence of Ernst &Young LLP (“EY”) and believes that retaining EY is in the best interests of our Company.

The Committee has appointed EY as our independent registered public accounting firm to audit the 2025 consolidated financial statements of the Company and its subsidiaries. Although it is not required to do so, our Board is asking shareholders to ratify EY’s appointment. If our shareholders do not ratify EY’s appointment, the Committee will consider changing our independent registered public accounting firm for 2025. Whether or not shareholders ratify EY’s appointment, the Committee may appoint a different independent registered public accounting firm at any time if it determines that such a change is appropriate.

EY has advised the Committee that it is an independent accounting firm with respect to our Company and its affiliates in accordance with the requirements of the SEC and the Public Company Accounting Oversight Board.

Representatives of EY are expected to be present at our annual meeting, will have an opportunity to make a statement if they choose, and are expected to be available to respond to appropriate shareholder questions.

Fees for Professional Services for 2024 and 2023. The aggregate fees for professional services provided by EY for 2024 and 2023, as applicable, were:

	2024	2023
Audit Fees	3,494,399	2,425,100
Audit-Related Fees	44,000	40,000
Tax Fees	263,386	331,045
All Other Fees	—	—
Total Fees	3,801,785	2,796,145

Audit fees. Audit fees relate to the integrated audit of our consolidated financial statements, and internal control over financial reporting, including disclosures presented in the footnotes to our Company’s financial statements (for example, regulatory capital, among other disclosures). Audit fees also relate to the audit of domestic and subsidiary financial statements, the review of our interim consolidated financial statements, and SEC consents, and services provided in connection with certain agreed-upon procedures and other attestation reports. Audit fees are those billed or expected to be billed for audit services related to each fiscal year.

Audit-related fees. Audit-related fees cover other audit and attest services, services provided in connection with certain agreed-upon procedures and other attestation reports, financial accounting, reporting and compliance matters, benefit plan audits, and risk and control reviews. Fees for audit-related services are those billed or expected to be billed for services rendered during each fiscal year. The 2024 audit-related fees relate only to EY’s audit of the SouthState Bank 401(K) Retirement Savings Plan for the year ended December 31, 2024.

Tax fees. Tax fees cover tax compliance, advisory, and planning services and are those billed or expected to be billed for services rendered during each fiscal year.

All other fees. “All Other Fees” consists primarily of amounts billed or expected to be billed for the Company’s engagement of our independent audit firm to provide guidance in connection with regulatory commitments. The Company did not have any such engagements for 2023 or 2024.

77 SOUTHSTATE

PROPOSAL 4: RATIFYING THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2025

Audit Committee Pre-Approval Policies and Procedures

Our Audit Committee annually pre-approves a list of services that EY may provide without obtaining the Committee’s engagement-specific pre-approval and sets pre-approved fee levels for such services. The pre-approved list of services consists of audit services, audit-related services, tax services, and all other services. All requests or applications for EY services must be submitted to members of our corporate audit function or tax function to determine if they are included within the Committee’s pre-approved list of services. The Committee or the Committee chair must specifically approve any type of service that has not been pre-approved. The Committee or the Committee chair must also approve any proposed service that has been pre-approved but has fees that will exceed the pre-approved level. All pre-approvals by the Committee chair must be presented to the full Committee at its next meeting.

The Committee or the Committee chair pre-approved all EY’s 2024 and 2025 fees and services. In addition, the Committee or the Committee chair pre-approved all EY’s 2025 services.

2025 PROXY STATEMENT 78

AUDIT COMMITTEE REPORT

AUDIT COMMITTEE REPORT

This report of the Audit Committee is required by the SEC and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under with the Securities Act or the Exchange Act.

Our Audit Committee is composed of five Board members. Our Board has determined that all Committee members are independent under the NYSE Listing Standards and applicable SEC rules and regulations. Our Board has also determined that the Chair of the Committee, Mr. Cofield, qualifies as an “audit committee financial expert” as defined by SEC rules. The Committee’s responsibilities are stated in a written charter adopted by our Board.

Management is responsible for preparing and the overall reporting process with respect to our Company’s consolidated financial statements, and, with the assistance of our Company’s internal corporate auditors, for establishing, maintaining, and assessing the effectiveness of our internal control over financial reporting. EY, our Company’s 2024 independent registered public accounting firm, is responsible for planning and conducting an independent audit of our Company’s 2024 consolidated financial statements in accordance with the standards of the United States Public Company Accounting Oversight Board (PCAOB) and for expressing an opinion as to the conformity of these financial statements with accounting principles generally accepted in the United States of America and as to the effectiveness of our internal controls over financial reporting. The Committee’s responsibility is to monitor and oversee these processes.

The Committee annually evaluates the qualifications, performance, and independence of its independent public accounting firm. The Committee also oversees the performance of the corporate audit function managed by our Chief Audit Executive. The Committee has reviewed and discussed with management and with EY our Company’s audited financial statements for the year ended December 31, 2024, management’s assessment of the effectiveness of our Company’s internal control over financial reporting, and EY’s evaluation of our Company’s internal control over financial reporting. In addition, the Committee has discussed with EY the matters that independent registered public accounting firms must communicate to audit committees under applicable requirements of the PCAOB and SEC.

The Committee has also discussed and confirmed with EY its independence from our Company and received the written disclosures and a letter required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence. The Committee has evaluated and concluded the non-audit services provided by EY to our Company do not impair EY’s independence.

Based on the reviews and discussions referred to above, the Committee recommended to our Board that the audited financial statements for the year ended December 31, 2024, and the related footnotes be included in our Company’s annual report on Form 10-K for the year ended December 31, 2024.

This report is provided by the undersigned directors, who serve on the Audit Committee as of the date of this Proxy Statement and who served on the Audit Committee during 2024.

Submitted by the Audit Committee of the Board:

Ronald M. Cofield, Sr., Chair
Martin B. Davis
G. Ruffner Page, Jr.
James W. Roquemore
Joshua A. Snively

79 SOUTHSTATE

SHAREHOLDER PROPOSALS AND NOMINATIONS FOR OUR 2026 annual meeting

SHAREHOLDER PROPOSALS AND NOMINATIONS FOR OUR 2026 Annual Meeting

Under Rule 14a-8 of the Exchange Act, any proposal that a shareholder may intend to present at the 2026 Annual Shareholders’ Meeting (the “2026 Annual Meeting”) must be received in writing by the Secretary of the Company at its principal executive office located at 1101 First Street South, Winter Haven, Florida 33880, no later than 120 calendar days before the first anniversary of the release date of the proxy statement for the 2025 annual shareholders’ meeting (the “2025 Annual Meeting”); provided, that if the date of our 2026 Annual Meeting has been changed by more than 30 days before the one year anniversary of the 2025 Annual Meeting, or April 23, 2025, we must receive the proposal within a reasonable time before we begin to print and send the proxy materials. As a result, we must receive any such proposal no later than the close of business on November 7, 2025. Any such proposal must comply with the procedural, informational and other requirements outlined in our Bylaws. If the proposal complies with all the requirements of Rule 14a-8, the proposal will be considered for inclusion in the Company’s proxy statement relating to such meeting.

Under our Bylaws, shareholder proposals and director nominations intended to be raised at the 2026 Annual Meeting outside of Rule 14a-8 must be received in writing by the Secretary of the Company, at 1101 First Street South, Winter Haven, Florida 33880, no earlier than 120 days and no later than 90 days prior to the one year anniversary of our 2025 Annual Meeting, or April 23, 2025, unless the date of our 2026 Annual Meeting is more than 30 days before the one year anniversary of April 23, 2025. Given that we anticipate holding the 2026 Annual Meeting on April 22, 2026, we must receive any such proposal or nomination no later than the close of business on January 23, 2026, but no earlier than the close of business on December 24, 2025, and any such proposal must comply with the procedural, informational and other requirements outlined in our Bylaws.

In addition to complying with the provisions of the Corporate Governance Guidelines, the Governance and Nominating Committee Charter, and the Bylaws of the Company, to nominate a director, shareholders must give timely notice that complies with the additional requirements of Rule 14a-19 under the Exchange Act, which must be received no later than February 22, 2026.

The Governance and Nominating Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether the candidate was recommended by a shareholder or not.

We encourage shareholders that are contemplating submitting a proposal for inclusion in our proxy statement to contact us beforehand at the address above to allow for a constructive discussion of their concerns and for additional information about our practices or policies.

2025 PROXY STATEMENT 80

Voting And Other Information

VOTING AND OTHER INFORMATION

Who Can Vote. Only holders of record at the close of business on February 24, 2025 (the record date) will be entitled to notice of and to vote at our annual meeting. As of February 24, 2025, the following shares were outstanding and entitled to vote:

Shares	Number of shares outstanding and entitled to vote
Common Stock	101,364,628

Each share of our common stock is entitled to one vote.

Voting Information for Registered Holders. If you are a registered holder, meaning that you hold our shares directly (not through a bank, broker, or other nominee), you may vote in person at our annual meeting or by submitting your proxy by:

Internet	going to www.proxyvote.com and following the online instructions. You will need information from your Notice of Internet Availability or proxy card, as applicable, to submit your proxy
Phone	calling the phone number located on the top of your proxy card and following the voice prompts. You will need information from your proxy card to submit your proxy
Mail

(If you received your proxy materials by mail): marking your vote on your proxy card, signing your name exactly as it appears on your proxy card, dating your proxy card, and returning it in the envelope provided

To be counted, your proxy must be received before the polls close at our annual meeting. All shares represented by valid proxies that we receive through this solicitation, and that are not revoked, will be voted according to your voting instructions. If you properly submit a proxy without giving specific voting instructions, your shares will be voted in accordance with our Board’s recommendations. If other matters properly come before our annual meeting, the proxies will vote on these matters.

You may revoke your proxy and change your vote at any time before the voting polls close at our annual meeting by submitting a properly executed proxy of a later date, a written notice of revocation (of your previously executed proxy) sent to our Corporate Secretary, or a vote cast in person at our annual meeting (however, attending the meeting without voting will not revoke a proxy).

Voting Information for Beneficial Owners. If you are a beneficial owner, meaning that you hold our stock in the name of a bank, broker, or other nominee (commonly referred to as holding shares in “street name”), you should have received these proxy materials from your bank, broker, or other nominee by mail or email with information on how to submit your voting instructions, including by:

Internet	going to www.proxyvote.com and following the online instructions
Phone	calling the phone number located on the top of your voting instruction form (VIF) and following the voice prompts
Mail	(if you received your proxy materials by mail): marking your vote on your VIF, signing your name (exactly as it appears on the VIF), and dating, and returning your VIF in the envelope provided

Voting by telephone and the Internet ends at 11:59 p.m. Eastern time on April 22, 2025. As a beneficial owner, if you do not provide voting instructions to your bank, broker, or other nominee, your shares will be treated as a “broker non-vote” with respect to Proposals 1, 2 and 3, and may be voted in the discretion of your bank, broker, or other nominee solely on Proposal 4 as described under “Votes Required” below. To change any of your previously provided voting instructions, or if you have questions about voting your shares, please contact your bank, broker, or other nominee directly.

You may revoke any voting instructions you provided by following the specific directions from your bank, broker, or other nominee to change or revoke any voting instructions you have already provided. Alternatively, you may vote your shares by ballot at the annual meeting if you obtain a legal proxy from your bank, broker, or other nominee and present it at the annual meeting.

Employee Voting. If you participate in Company’s 401(k) Plan or the Company’s Deferred Compensation Plan, (collectively, the Plan), and your Plan account has investments in shares of our common stock, you must provide voting instructions to the Plan trustee (the Trustee) (by the Internet, telephone, or proxy card) for your shares to be voted according to your instructions. Your shares cannot be voted unless you provide voting instructions to the Trustee. Your voting instructions to the Trustee will be held in strict confidence. The deadline to provide voting instructions for shares held in the Plan is April 20, 2025, at 11:59 p.m., Eastern time. If you are an employee and you hold shares in multiple accounts, you may receive one proxy card covering all the shares in your accounts. If you receive one proxy card covering all the shares in your accounts, you must provide voting instructions by April 20, 2025, at 11:59 p.m., Eastern time,

81 SOUTHSTATE

Voting And Other Information

to vote all your shares. After the applicable deadline, you will not be able to submit voting instructions or change prior voting instructions for any shares.

Shares Required to Hold our Annual Meeting. To hold our annual meeting, a quorum representing holders of a majority of the shares entitled to vote must be present in person or represented by proxy. We intend to include as present: shares present in person but not voting; shares for which we have received proxies but for which holders have abstained from voting; and shares represented by proxies returned by a bank, broker, or other nominee holding the shares.

Votes Required

Proposals for your vote	Votes required	Effect of abstentions	Effect of broker non- votes
Proposal 1: Electing Directors	Plurality of votes cast	No effect	No effect
Proposal 2: Approving Our Executive Compensation (an Advisory, Non-binding “Say on Pay” Resolution)	Votes cast in favor exceed votes cast against	No effect	No effect
Proposal 3: Approving a Change in Domicile of the Company from South Carolina to Florida	Votes cast in favor equal or exceed shares representing two-thirds of the outstanding common stock of the Company	No effect	No effect
Proposal 4: Ratifying the Appointment of Our Independent Registered Public Accounting Firm for 2025	Votes cast in favor exceed the votes cast against	No effect	Brokers have discretion to vote

●	Proposal 1: Electing Directors. Section 33-7-280(a) of the South Carolina Code of Laws Annotated (the “SC Code”) provides that unless the Company’s Articles of Incorporation provide otherwise, a nominee for director will be elected to our Board by a plurality of the votes cast by the shares entitled to vote at a meeting at which a quorum is present. Because the Company’s articles of incorporation do not require a different vote, the SC Code plurality requirement applies. Abstentions from voting and broker non-votes are not treated as votes cast and are not counted for purposes of determining the election of directors.
●	Proposal 3: Approving a Change in Domicile of the Company from South Carolina to Florida. Section 33-11-103(e) of the SC Code provides that, unless the Company’s Articles of Incorporation require otherwise, the Proposal will be approved upon the affirmative vote of the holders of at least two-thirds of the outstanding shares of common stock entitled to vote on the Proposal.
●	Other Proposals. Approval of Proposals 2 and 4 requires the votes cast in favor of each such proposal to exceed the votes cast against the proposal. Abstentions from voting and broker non-votes (excluding Proposal 4, for which brokers have discretion to vote) are not treated as votes cast and are not counted in determining the outcome of any of these proposals.

Eliminating Duplicative Proxy Materials through “Householding.” We deliver a single proxy statement and annual report with separate proxy cards, or separate Notices of Internet Availability, to multiple registered holders who share an address, unless we receive other instructions. If (i) you and another registered holder share an address and each receive paper copies of our proxy materials and wish to receive only one paper copy or (ii) you share an address with another registered holder, received a single set of our proxy materials, and would like to receive separate copies, you may request a change in delivery preferences by contacting our transfer agent, Computershare, P.O. Box 505000, Louisville, KY 40233-5000; toll-free 800-568-3476; Foreign (781) 575-2879; or www.computershare.com/investor.

If you are a beneficial owner and receive multiple copies of our proxy materials and you would like to receive only one copy, or if you and another shareholder receive only one copy and would like to receive multiple copies, contact your bank, broker, or other nominee.

Attending our Annual Meeting. All holders of our common stock as of the record date (February 24, 2025) and persons holding valid proxies from such shareholders are invited to attend our annual meeting. To gain entrance to the meeting, you must present valid, government-issued photo identification and the following:

Registered Holders

●	Number of shares held

Beneficial Owners

●	a letter from your bank or broker or a brokerage statement evidencing ownership of shares of SouthState stock as of the record date

2025 PROXY STATEMENT 82

Voting And Other Information

Persons Holding Valid Proxies (one of the following):

●	a proxy from a registered holder—a written legal proxy granted to you and signed by the registered holder; or
●	a proxy from a beneficial owner—a written legal proxy granted by the brokerage firm or bank holding the shares to the beneficial owner, in assignable form, and a written legal proxy granted by the beneficial owner to you, together with a brokerage or bank statement or Notice of Internet Availability showing the beneficial owner’s shares

If you are a beneficial owner and you would like to vote in person at the meeting, you must also present a written legal proxy from the broker, bank, or other nominee.

83 SOUTHSTATE

APPENDIces

APPENDIX A: RECONCILIATION OF GAAP AND NON-GAAP FINANCIAL MEASURES

(Dollars in thousands, except shares and per share data)	2024	2023
Net income (GAAP)	$ 534,783	$ 494,308
Plus:
Merger, branch consolidation, severance related and other expense, net of tax	15,374	10,291
FDIC special assessment, net of tax	2,884	20,087
Less:
(Loss)/gain on sale of securities, net of tax	(38)	33
Adjusted Net Income (non-GAAP)	$ 553,079	$ 524,653

Common shares issued and outstanding	76,322,206	76,022,039
Total shareholders' equity	$ 5,890,415	$ 5,533,098
Book value per common share (GAAP)	$ 77.18	$ 72.78
Total shareholders' equity Less:
Intangible assets	1,989,564	2,011,882
Total tangible common equity	$ 3,900,851	$ 3,521,216
Tangible common equity per common share (non-GAAP)	$ 51.11	$ 46.32
Return on average common equity (GAAP)	9.41%
Plus:
Effect to adjust for intangible assets, net of tax	5.57%
Return on Average Common Tangible Equity (Non-GAAP)	14.98%
Return on average common equity (GAAP)	9.41%
Plus:
Effect to adjust for merger, branch consolidation, severance related and other expense, net of tax	0.27%
Effect to adjust for FDIC special assessment, net of tax	0.05%
Effect to adjust for intangible assets, net of tax	5.74%
Less:
Effect to adjust for gain on sale of securities, net of tax	0.00%
Adjusted Return on Average Common Tangible Equity (Non-GAAP)	15.47%

(Dollars in thousands)	2024	2023	2022	2021
Diluted weighted-average common shares outstanding	76,762,354	76,479,557	75,181,305	70,888,896
Net income (GAAP)	$ 534,783	$ 494,308	$ 496,049	$ 475,543
Earnings per common share - diluted (GAAP)	$ 6.97	$ 6.46	$ 6.60	$ 6.71
Plus:
Effect to adjust for merger, branch consolidation, severance related and other expense, net of tax	0.20	0.14	0.32	0.74
Effect to adjust for FDIC special assessment, net of tax	0.04	0.26	—	—
Effect to adjust for PCL - NonPCD loans and UFC, net of tax	—	—	0.18	—
Effect to adjust for extinguishment of debt cost, net of tax	—	—	—	0.13
Less:
Gain on sale of securities, net of tax	0.00	0.00	0.00	0.00
Adjusted Earnings per Common Share - diluted (Non-GAAP)	$ 7.21	$ 6.86	$ 7.10	$ 7.58

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APPENDices

(Dollars in thousands)	2024	2023	2022	2021	2020
Net income (GAAP)	$ 534,783	$ 494,308	$ 496,049	$ 475,543	$ 120,632
Plus:
Provision (recovery) for credit losses	15,975	114,082	81,855	(165,273)	235,989
Tax provision (benefit)	165,465	136,544	137,313	128,736	(16,660)
Merger, branch consolidation and severance related expense	20,133	13,162	30,888	67,242	85,906
FDIC special assessment	3,852	25,691	—	—	—
Extinguishment of debt cost	—	—	—	11,706	—
Swap termination expense	—	—	—	—	38,787
FHLB prepayment penalty	—	—	—	—	255
Less:
Securities (losses) gains	(50)	43	30	102	50
Pre-Provision Net Revenue (“PPNR”) (non-GAAP)	$740,258	$783,744	$746,075	$517,852	$464,859
Diluted weighted-average common shares	76,762,354
PPNR per Share (non-GAAP)	$ 9.64

PPNR (non-GAAP)	$740,258	$783,744	$746,075	$517,852	$464,859
Plus:
Tax credits	200	1,000	N/A	N/A	N/A
Adjusted PPNR (non-GAAP)	740,458	784,744	746,075	517,852	464,859
Less:
Net charge-offs	18,244	24,866	4,273	3,099	2,825
Adjusted PPNR less net Charge-Offs (non-GAAP)	$722,214	$759,878	$741,802	$514,753	$462,034

85 SOUTHSTATE

APPENDIces

APPENDIX B: PLAN OF DOMICILE MERGER

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (“Agreement”), dated as of [●], 2025, by and between SouthState Corporation, a South Carolina corporation (“SouthState-SC”), and SouthState Corporation, a Florida corporation and wholly-owned subsidiary of SouthState-SC (“SouthState-FL”), pursuant to Section 33-11-101 of the South Carolina Business Corporation Act of 1988 (as amended, the “SCBCA”) and Section 607.1101 of the Florida Business Corporation Act (as amended, the “FBCA”). SouthState-FL and SouthState-SC are sometimes referred to herein collectively as the “Constituent Entities.”

RECITALS

WHEREAS, SouthState-SC, duly organized and existing under the laws of the State of South Carolina, desires to reincorporate as a Florida corporation and has formed SouthState-FL in order to effectuate such reincorporation; and

WHEREAS, the board of directors of each of SouthState-SC and SouthState-FL has unanimously determined that it is advisable, fair to and in the best interests of such corporations and their respective stockholders that SouthState-SC be merged with and into SouthState-FL, upon the terms and subject to the conditions set forth in this Agreement, and that SouthState-FL be the surviving corporation (the “Surviving Corporation”) after such merger (the “Merger”); and

WHEREAS, the stockholders of each of SouthState-SC and SouthState-FL have approved this Agreement and the Merger pursuant to the SCBCA and the FBCA, as applicable, and all other applicable laws and regulations; and

WHEREAS, the Merger is intended to qualify as a “reorganization” under, and within the meaning of, Section 368(a) of the Internal Revenue Code of 1986, as amended (including the Treasury Regulations in effect thereunder, the “Code”) and this Agreement along with all other documents relating to the Merger are intended to be treated as, and are hereby adopted by the Constituent Entities as, a “plan of reorganization” described under Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).

NOW, THEREFORE, in consideration of the premises and the agreements of the parties hereto contained herein, intending to be legally bound, the Constituent Entities hereto agree as follows:

ARTICLE 1

MERGER AND RELATED MATTERS

Section 1.01. Upon the terms and subject to the conditions of this Agreement, SouthState-SC and SouthState-FL shall cause the Merger to be consummated by causing the articles of merger (or equivalent documents) (the “South Carolina Articles of Merger”) to be duly prepared and executed in accordance with the SCBCA and filed with the Secretary of State of the State of South Carolina and shall cause the articles of merger (or equivalent documents) to be duly prepared and executed in accordance with the FBCA and filed with the Secretary of State of the State of Florida (the “Florida Articles of Merger”, and together with the South Carolina Articles of Merger, the “Merger Certificates”) on or prior to the Closing Date (as defined below). The Merger shall become effective upon the date and time specified in the Merger Certificates in accordance with the relevant provisions of the SCBCA and FBCA, or at such other time as shall be provided by applicable law (the time at which the Merger becomes effective, the “Effective Time”).

Section 1.02. At the Effective Time, SouthState-SC shall merge with and into SouthState-FL, whereupon the separate existence of SouthState-SC shall cease to exist, and SouthState-FL shall continue as the surviving corporation. At and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the SCBCA, the FBCA and this Agreement.

ARTICLE 2
CLOSING; REPRESENTATIONS AND WARRANTIES

Section 2.01. The Closing. The closing of the Merger (the “Closing”) shall, unless otherwise agreed, take place by electronic exchange of documents at 10:00 a.m., Eastern time, on the day which the last of the conditions set forth in Article 4 hereof is fulfilled or, to the extent permitted under applicable law, waived (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted under applicable law, waiver thereof), or at such other time and place and on such other date as the parties hereto shall mutually agree (the date on which the Closing actually occurs, the “Closing Date”).

Section 2.02. Representations and Warranties of SouthState-SC. SouthState-SC represents and warrants to SouthState-FL as follows:

(a)SouthState-SC is a corporation duly organized, validly existing, and in good standing under the laws of the state of its organization, has all requisite power and authority to own, lease, and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to conduct business in each jurisdiction in which the business it is conducting, or

2025 PROXY STATEMENT 86

APPENDices

the operation, ownership, or leasing of its properties, makes such qualifications necessary, other than in such jurisdictions where the failure so to qualify could not reasonably be expected to have a material adverse effect with respect to SouthState-FL.
(b)(i)SouthState-SC has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of SouthState-SC. This Agreement has been duly executed and delivered by SouthState-SC and assuming that this Agreement constitutes the valid and binding agreement of SouthState-FL, constitutes a valid and binding obligation of SouthState-SC enforceable in accordance with its terms, except that the enforcement hereof may be limited to: (A) bankruptcy, insolvency, reorganization, moratorium, or other similar laws now or hereafter in effect relating to creditors’ rights generally and (B) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

(ii)The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by SouthState-SC will not conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation (any such conflict, violation, default, right of termination, cancellation or acceleration, a “Violation”), pursuant to any provision of the certificate of incorporation or by-laws of SouthState-SC, each as amended to date, result in any Violation of any material agreement to which SouthState-SC is a party, or any law applicable to SouthState-SC or its assets, in each case which could reasonably be expected to have a material adverse effect with respect to SouthState-SC.

Section 2.03 Representations and Warranties of SouthState-FL. SouthState-FL represents and warrants to SouthState-SC as follows:

(a)SouthState-FL is a corporation duly organized, validly existing, and in good standing under the laws of the state of its organization, has all requisite power and authority to own, lease, and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to conduct business in each jurisdiction in which the business it is conducting, or the operation, ownership, or leasing of its properties, makes such qualifications necessary, other than in such jurisdictions where the failure so to qualify could not reasonably be expected to have a material adverse effect with respect to SouthState-FL.
(b)(i)SouthState-FL has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of SouthState-FL. This Agreement has been duly executed and delivered by SouthState-FL and assuming that this Agreement constitutes the valid and binding agreement of SouthState-SC, constitutes a valid and binding obligation of SouthState-FL enforceable in accordance with its terms, except that the enforcement hereof may be limited to: (A) bankruptcy, insolvency, reorganization, moratorium, or other similar laws now or hereafter in effect relating to creditors’ rights generally and (B) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

(ii) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by SouthState-FL will not conflict with, or result in any Violation pursuant to any provision of the articles of organization or bylaws of SouthState-FL, each as amended to date, result in any Violation of any agreement to which SouthState-FL is a party, or any law applicable to SouthState-FL or its assets, which could reasonably be expected to have a material adverse effect with respect to SouthState-FL.

ARTICLE 3

MANAGEMENT AND BUSINESS OF SURVIVING CORPORATION

Section 3.01 Charter and Bylaws. The articles of incorporation (the “Florida Articles of Incorporation”) and bylaws (“Florida Bylaws”) of SouthState-FL as in effect prior to the Effective Time shall be and remain the articles of incorporation and bylaws, respectively, of Surviving Corporation.

Section 3.02 Officers and Directors. The officers and directors of SouthState-SC immediately prior to the Effective Time shall be the officers and directors of the Surviving Corporation immediately after the Effective Time, each to hold office in accordance with the provisions of the FBCA, all other applicable laws and regulations, the Florida Articles of Incorporation and the Florida Bylaws.

Section 3.03 Committees. Each committee of the board of directors of SouthState-SC existing immediately prior to the Effective Time shall, effective as of, and immediately following, the Effective Time, become a committee of the board of directors of Surviving Corporation, consisting of the members of such committee of SouthState-SC immediately prior to the Effective Time and governed by the charter of such committee of SouthState-SC in existence immediately prior to the Effective Time, which charter shall, at the Effective Time, become the charter of such committee of Surviving Corporation.

Section 3.04 Other Operations. The corporate policies, employees, business, operations and material agreements and other relationships of SouthState-SC effective immediately prior to the Effective Time shall continue in all material respects as those of the Surviving Corporation immediately following the Effective Time.

87 SOUTHSTATE

APPENDIces

ARTICLE 4
CONDITIONS PRECEDENT TO MERGER

Section 4.01. Conditions Precedent to Obligations of each of the Constituent Entities. The respective obligations of the Constituent Entities to effect the Merger are subject to the satisfaction or waiver at or prior to the Closing Date of each of the following conditions:

(a)This Agreement and the Merger shall have been approved and adopted by the affirmative vote of the stockholders of each of the Constituent Entities pursuant to the SCBCA and the FBCA, as applicable, the articles of incorporation and bylaws, as applicable, of each of the Constituent Entities, and all other applicable laws and regulations;
(b)No claim, action, suit, proceeding, arbitration, or litigation has been threatened to be filed, has been filed or is proceeding which has arisen in whole or in part out of, or pertaining to the performance of obligations hereunder or the consummation of the transactions contemplated hereby;
(c)Approval of all appropriate bank or other regulatory authorities of the transactions contemplated by this Agreement, or confirmation by such bank or other regulatory authorities that no such approval is required, has been obtained; and
(d)No statute, rule, regulation, or order of any kind shall have been enacted, issued, entered, promulgated or enforced by any governmental entity which prohibits the consummation of the Merger and which is in effect at the Effective Time.

Section 4.02. Conditions to obligations of SouthState-FL. The obligations of SouthState-FL to effect the Merger are subject to the satisfaction or waiver at or prior to the Closing Date of each of the following conditions:

(a)The representations and warranties of SouthState-SC set forth in this Agreement shall be true and correct, in all material respects, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date; and
(b)SouthState-FL shall have performed in all material respects all obligations required to be performed by it under this Agreement on or prior to the Closing Date.

Section 4.03. Conditions to Obligations of SouthState-SC. The obligations of SouthState-SC to effect the Merger are subject to the satisfaction or waiver at or prior to the Closing Date of each of the following conditions:

(a)The representations and warranties of SouthState-FL set forth in this Agreement shall be true and correct, in all material respects, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date; and
(b)SouthState-FL shall have performed in all material respects all obligations required to be performed by it under this Agreement on or prior to the Closing Date.

ARTICLE 5
CONVERSION OF MERGING CORPORATION SECURITIES AND ASSUMPTION OF INDEBTEDNESS

Section 5.01. Conversion of Securities. At the Effective Time, by virtue of the Merger and without any further action on the part of the Constituent Entities or the stockholders of the Constituent Entities:

(a)Each one (1) share of common stock, par value $2.50 per share, of SouthState-SC outstanding immediately prior to the Effective Time (“SouthState-SC Common Stock”) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into one (1) fully paid and non-assessable share of common stock, par value $2.50 per share, of Surviving Corporation (“Surviving Corporation Common Stock”), and all outstanding shares of SouthState-SC Common Stock immediately prior to the Effective Time shall be cancelled and retired and the certificates therefor, if any, shall be surrendered to SouthState-SC and cancelled, without the issuance of any additional ownership interests thereof.
(b)At the Effective Time, each option, warrant, equity or equity-based award and other security or instrument of SouthState-SC granting the holder thereof the right to acquire SouthState-SC Common Stock (or other SouthState-SC securities) outstanding immediately prior to the Effective Time (collectively, the “SouthState-SC Securities”) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into a corresponding option, warrant, equity or equity-based award and other security or instrument of the Surviving Corporation granting the holder thereof the right to acquire an equivalent number of shares of Surviving Corporation Common Stock (or other Surviving Corporation securities) as the number of shares of SouthState-SC Common Stock underlying such SouthState-SC Securities (collectively, the “Surviving Corporation Securities”). Notwithstanding any term of any agreement, instrument or other document to which such SouthState-SC Securities were subject immediately prior to the Effective Time that provides otherwise, immediately following the Effective Time, each of the Surviving Corporation Securities shall have the same terms and conditions as those of the applicable SouthState-SC Securities, including any vesting and forfeiture conditions. Neither the execution of this Agreement, the consummation of the Merger, nor any other transaction contemplated herein is intended, or shall be deemed, to constitute a “change of control” (or term of similar import) under any plan or agreement to which any SouthState-SC Securities is subject.

Section 5.02. Cancellation of SouthState-SC Securities. At the Effective Time, all rights with respect to the SouthState-SC Common Stock and the SouthState-SC Securities shall cease and terminate, and the SouthState-SC Common Stock and the SouthState-SC

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Securities shall no longer be deemed to be outstanding, whether or not the certificate(s), if any, representing such shares of capital stock have been surrendered to SouthState-SC.

Section 5.03. Treatment of SouthState-SC Indebtedness. At and after the Effective Time, SouthState-FL shall assume the due and punctual performance and observance of the covenants to be performed by SouthState-FL under all indentures to which SouthState-SC is party, and the due and punctual payment of the principal of (and premium, if any) and interest on, the notes governed thereby. In connection therewith, prior to the Effective Time, SouthState-SC and SouthState-FL shall execute and deliver any supplemental indentures, officer’s certificates, or other documents, and shall provide any opinion of counsel to the trustee thereof required to make such assumption effective as of the Effective Time.

ARTICLE 6
TAX MATTERS

Section 6.01. Plan of Reorganization. This Agreement along with all other documents effectuating the Merger are intended to constitute and are hereby adopted by the Constituent Entities as a “plan of reorganization” described under Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) and Sections 354, 361, and 368 of the Code, and the Merger is intended to constitute a “reorganization” under Section 368(a) of the Code. Each party hereto shall perform, and shall cause its affiliates to perform, its United States federal income tax reporting and conforming state tax reporting in accordance with such treatment unless otherwise required by a determination as defined in Section 1313(a) of the Code.

ARTICLE 7
MISCELLANEOUS

Section 7.01. Governing Law. This Agreement shall be governed by, enforced under, and construed in accordance with the laws of the State of Florida without giving effect to any choice or conflict of law provision or rule thereof.

Section 7.02. Modification or Amendment. Subject to the provisions of applicable law, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement; provided, however, that an amendment made subsequent to the adoption of this Agreement by the stockholders of SouthState-SC shall not (a) alter or change the amount or kind of shares and/or rights to be received in exchange for or on conversion of all or any of the shares of capital stock or other securities of SouthState-SC, or (b) alter or change any provision of the Florida Articles of Incorporation or Florida Bylaws that will become effective immediately following the Merger other than as provided herein. No amendment or waiver to this Agreement shall be effective unless it is in writing, identified as an amendment or waiver to this Agreement and signed by an authorized representative of each party hereto.

Section 7.03. No Third-Party Beneficiaries. This Agreement is not intended to confer upon any person other than the parties hereto any rights, benefits, or remedies hereunder.

Section 7.04. Headings. The headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

Section 7.05. Entire Agreement. This Agreement constitutes the entire agreement and supersedes all other prior agreements, understandings, representations, and warranties both written and oral, among the parties hereto, with respect to the subject matter hereof.

Section 7.06. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of such parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

Section 7.07. Termination. This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time, whether before or after either party hereto obtains stockholder approval of this Agreement, upon the consent of the board of directors of SouthState-SC and SouthState-FL.

Section 7.08 Further Assurances. Each party hereto shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

Section 7.09 Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of and be enforceable by, each of the parties hereto and their respective successors and assigns. Each party hereto may assign any or all of its rights under this Agreement to any transferee, provided such transferee agrees in writing to be bound by the provisions hereof that apply to such transferee.

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Section 7.10. Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement. Delivery of a signed counterpart of this Agreement by facsimile or email/pdf transmission shall constitute valid and sufficient delivery thereof.

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the date first set forth above.

SOUTHSTATE-SC SOUTHSTATE CORPORATION
By:
Name:John C. Corbett
Title: Chief Executive Officer

SOUTHSTATE-FL SOUTHSTATE CORPORATION
By:
Name:John C. Corbett
Title: Chief Executive Officer

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APPENDIX C: ARTICLES OF INCORPORATION OF SOUTHSTATE – FL

Articles of Incorporation

of

SouthState Corporation

FIRST:	The name of the corporation is SouthState Corporation (the “Corporation”).
SECOND:	The address of the principal office and mailing address of the Corporation is 1101 First Street South, Winter Haven, Florida 33880.
THIRD:

The street address of the Corporation’s initial registered office is 1101 First Street South, Winter Haven, Florida 33880, and the name of its initial registered agent at such office is Beth S. DeSimone.

FOURTH:	The name of the Incorporator is Beth S. DeSimone and the address of the Incorporator is 1101 First Street South, Winter Haven, Florida 33880.
FIFTH:	The duration of the Corporation is perpetual.
SIXTH:

The specific purpose or purposes for which the Corporation is organized, stated in general terms are, to: (a) exercise all powers of a bank holding company that has elected to be, and is registered with the Board of Governors of the Federal Reserve System as, a financial holding company under the Bank Holding Company Act of 1956, as amended; (b) engage in any and all banking and non-banking activities and non-banking financial services allowed for such a financial holding company under state and federal law; and (3) engage in any lawful act or activity for which corporations may be organized under the Florida Business Corporation Act, as amended (the “Act”).

SEVENTH:

The aggregate number of shares which the Corporation is authorized to issue is (i) One Hundred Sixty Million (160,000,000) shares of one class of Common Stock each of which shall have a par value of Two Dollars Fifty Cents ($2.50) and (ii) Ten Million (10,000,000) shares of preferred stock, par value of One Cent ($.01) per share (referred to in these Articles of Incorporation as “preferred stock”). The Board of Directors shall have the authority to specify the preferences, limitations and relative rights of any class or series of preferred stock. Holders of preferred stock are referred to herein as “preferred stockholders.” Preferred stock may have voting rights, but preferred stock will not be deemed to be “voting stock” for purposes of these Articles of Incorporation, or to be “outstanding stock” for purposes of Article Fifteenth of these Articles of Incorporation. Except for the references to shares in clause (ii) of this Article Seventh, references to “shares” in these Articles of Incorporation refer only to shares of common stock, and references in these Articles of Incorporation to “shareholders” or “stockholders” refer only to holders of common stock (except when used in the term “preferred stockholders”). The rights and privileges of holders of common stock are subject to any classes or series of preferred stock that the Corporation may issue.

EIGHTH:

The capital stock of the Corporation may be issued for valid corporate purposes upon authorization by the Board of Directors of the Corporation without prior stockholder approval. Such authorization by the Board of Directors may be made by a majority of the vote of the Board as may be provided in the Bylaws of the Corporation. The provisions of this Article Eighth may only be amended or repealed by the affirmative vote of the holders of not less than eighty percent (80%) of the outstanding voting stock of the Corporation

NINETH:

The Corporation shall have the right to purchase its own shares to the extent of unreserved and unrestricted earned surplus available therefore and to the extent of unreserved and unrestricted capital surplus available therefore.

TENTH:

The affirmative vote of the holders of not less than eighty percent (80%) of the outstanding voting stock of the Corporation is required in the event that the Board of Directors of the Corporation does not recommend to the stockholders of the Corporation a vote in favor of (1) a merger, exchange or consolidation of the Corporation with, or (2) a sale, exchange or lease of all or substantially all of the assets of the Corporation to, any person or entity. For purposes of this provision, “substantially all of the assets” shall mean assets having a fair market value or book value, whichever is greater, of twenty five percent (25%) or more of the total assets as reflected on a balance sheet of the Corporation as of a date no earlier than 45 days prior to any acquisition of such assets. The affirmative vote of the holders of not less than eighty

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percent (80%) of the outstanding voting stock of the Corporation is required to amend or repeal the provisions of this Article Tenth.
ELEVENTH:

Shareholders can remove Directors with or without cause only by the affirmative vote of the holders of eighty (80%) of the Corporation's shares. The term “cause” shall mean fraudulent or dishonest acts or gross abuse of authority in the discharge of duties to the Corporation and shall be established after written notice of specific charges and the opportunity to meet and refute such charges.

TWELFTH:

The Board of Directors of the Corporation shall consist of a maximum of twenty (20) persons. Directors may increase membership on the Board of Directors up to this maximum but may not do so once the maximum membership is reached. The Board of Directors shall be elected at each annual meeting of shareholders to serve a one-year term. Each Director shall hold office until the expiration of the term for which such Director is elected, except as otherwise stated in the Bylaws, and thereafter until such Director’s successor has been elected and qualified. The affirmative vote of the holders of not less than eighty percent (80%) of the outstanding voting stock of the Corporation is required to amend or repeat the provisions of this Article Twelfth.

THIRTEENTH:	Shareholders and holders of preferred stock shall not have cumulative voting rights.
FOURTEENTH:	Neither the holders of the shares nor the preferred stock shall have preemptive rights
FIFTEENTH:

A majority of the Board of Directors shall have the power to alter, amend, or repeal the Bylaws of the Corporation. Shareholders may alter, amend, or repeal the Bylaws only by the affirmative vote of the holders of eighty percent (80%) of the outstanding stock of the Corporation.

SIXTEENTH:

A special meeting of shareholders, called by the Secretary of the Corporation upon the valid demand of the shareholders in accordance with the Bylaws, the Board of Directors or any members thereof, or any officer of the Corporation, to consider a vote in favor of a merger or consolidation of the Corporation with, or a sale, exchange or lease of substantially all of the assets of the Corporation to, any person or entity which is not recommended by the Board of Directors of the Corporation, shall require attendance in person or by proxy of eighty percent (80%) of the shareholders of the Corporation in order for a quorum for the conduct of business to exist. Such a meeting may not be adjourned absent notice if a quorum is not present. Such eighty percent (80%) quorum requirement will apply at any annual meeting called to consider such a non-Board recommended transaction.

SEVENTEENTH:

No Director of the Corporation shall be personally liable to the Corporation or its shareholders or preferred stockholders for monetary damages for breach of his fiduciary duty as a Director occurring after the effective date hereof; provided, however, the foregoing shall not eliminate or limit the liability of a Director (i) for any breach of the Director's duty of loyalty to the Corporation or its shareholders or preferred stockholders; (ii) for acts or omissions not in good faith or which involve gross negligence, intentional misconduct, or a knowing violation of law; (iii) imposed for unlawful distributions as set forth in Section 607.0834 of the Act, or (iv) for any transaction from which the Director derived an improper personal benefit. This provision shall eliminate or limit the liability of a Director only to the maximum extent permitted from time to time by the Act or any successor law or laws. Any repeal or modification of the foregoing protection by the shareholders (and, if applicable, preferred stockholders) of the Corporation shall not adversely affect any right or protection of a Director of the Corporation existing at the time of such repeal or modification.

EIGHTEENTH:

When evaluating any proposed plan of merger, consolidation, exchange, or sale of all, or substantially all, of the assets of the Corporation, the Board of Directors shall consider the interests of the employees of the Corporation and the community or communities in which the Corporation and its subsidiaries, if any, do business in addition to the interest of the Corporation's shareholders and preferred stockholders.

NINETEENTH:

Any person who at any time serves or has served as a director or officer of the Corporation, or who, while serving as a director or officer of the Corporation, serves or has served, at the request of the Corporation, as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or as a trustee or administrator under an employee benefit plan (whether or not such person continues to serve in such capacity at the time of any indemnification or advancement of expenses pursuant hereto is sought or at the time any proceeding relating thereto exists or is brought), shall have the right to be indemnified by the Corporation (including, for all purposes of this Article Nineteenth, any

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successor of the Corporation by merger or otherwise) to the fullest extent permitted by law against (a) reasonable expenses, including attorneys’ fees, incurred by him in connection with any threatened, pending or completed civil, criminal, administrative, investigative or arbitrative action, suit or proceeding (and any appeal therein), whether or not brought by or on behalf of the Corporation, seeking to hold him liable by reason of the fact that he is or was acting in such capacity, and (b) reasonable payments made by him in satisfaction of any judgment, money decree, fine (including an excise tax assessed with respect to an employee benefit plan), penalty or settlement for which he may have become liable in any such action, suit or proceeding.

IN WITNESS WHEREOF, the undersigned, being the Incorporator named above, for the purpose of forming a corporation pursuant to the Florida Business Corporation Act of the State of Florida has signed these Articles of Incorporation this ______ day of ____________________, 2025.

Beth S. DeSimone

CERTIFICATE OF ACCEPTANCE BY

REGISTERED AGENT

Pursuant to the provisions of Section 607.0501 of the Florida Business Corporation Act, the undersigned submits the following statement in accepting the designation as registered agent and registered office of SouthState Corporation, a Florida corporation (the “Corporation”), in the Corporation’s articles of incorporation:

Having been named as registered agent and to accept service of process for the Corporation at the registered office designated in the Corporation’s articles of incorporation, the undersigned accepts the appointment as registered agent and agrees to act in this capacity. The undersigned further agrees to comply with the provisions of all statutes relating to the proper and complete performance of its duties, and the undersigned is familiar with and accepts the obligations of its position as registered agent.

IN WITNESS WHEREOF, the undersigned has executed this Certificate this ___ day of _________________, 2025.

Beth S. DeSimone

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APPENDIX D: BYLAWS OF SOUTHSTATE – FL

BYLAWS

OF

SOUTHSTATE CORPORATION (the “Corporation”)

Article I

Meetings of Shareholders

1.	Annual Meeting. The annual meeting of the shareholders of the Corporation shall be held annually on such day and at such time and place, either within or without Florida, as shall be fixed by the Board of Directors.
2.	Special Meetings.
(a)	Special meetings of the shareholders may be called by (i) the Chief Executive Officer, (ii) the Chair of the Board of Directors, (iii) a majority of the Board of Directors, or (iv) by the Secretary of the Corporation, following his or her receipt of one or more written demands to call a special meeting of the shareholders in accordance with, and subject to, this Article I, Section 2 from the holders (as of a record date fixed in accordance with Article I, Sections 2(b) and 2(c)) of not less than ten percent (10%) of all of the common shares entitled to vote at such meeting. The place of such meetings shall be designated by the Board of Directors. The notice of a special meeting shall state the purpose or purposes of the special meeting, and the business to be conducted at the special meeting shall be limited to the purpose or purposes stated in the notice. Except in accordance with this Article I, Section 2, shareholders shall not be permitted to propose business to be brought before a special meeting of the shareholders. Shareholders who nominate persons for election to the Board of Directors at a special meeting must also comply with the requirements set forth in Article I, Section 6.
(b)	No shareholder may demand that the Secretary of the Corporation call a special meeting of the shareholders unless a shareholder of record has first submitted a request in writing that the Board of Directors fix a record date (a “Demand Record Date”) for the purpose of determining the shareholders entitled to demand that the Secretary of the Corporation call such special meeting, which request shall be in proper form and delivered to, or mailed and received by, the Secretary of the Corporation at the principal executive offices of the Corporation. To be in proper form for purposes of this Article I, Section 2, a request by a shareholder for the Board of Directors to fix a Demand Record Date shall set forth:
i.	As to each Requesting Person (as defined below), the Shareholder Information (as defined in Article I, Section 6(a)(ii)(a));
ii.	As to the purpose or purposes of the special meeting, (a) a reasonably brief description of the purpose or purposes of the special meeting and the business proposed to be conducted at the special meeting, the reasons for conducting such business at the special meeting and any interest in such business of each Requesting Person, and (b) a reasonably detailed description of all agreements, arrangements and understandings (x) between or among any of the Requesting Persons or (y) between or among any Requesting Person and any other person or entity (including their names) in connection with the request for the special meeting or the business proposed to be conducted at the special meeting; and
iii.	If directors are proposed to be elected at the special meeting, the Nominee Information (as defined in Article I, Section 6(a)(ii)(c)) and the director questionnaire (as required under Article I, Section 6(c)) for each person whom a Requesting Person expects to nominate for election as a director at the special meeting. For purposes of this Article I, Section 2(b), the term “Requesting Person” shall mean (1) the shareholder making the request to fix a Demand Record Date for the purpose of determining the shareholders entitled to demand that the Secretary of the Corporation call a special meeting, (2) the beneficial owner or beneficial owners, if different, on whose behalf such request is made, and (3) any affiliate or associate of such shareholder or beneficial owner.
(c)	Within ten (10) days after receipt of a request to fix a Demand Record Date in proper form and otherwise in compliance with this Article I, Section 2 from any shareholder of record, the Board of Directors may adopt a resolution fixing a Demand Record Date for the purpose of determining the shareholders entitled to demand that the Secretary of the Corporation call a special meeting, which date shall not precede the date upon which the resolution fixing the Demand Record Date is adopted by the Board of Directors. If no resolution fixing a Demand Record Date has been adopted by the Board of Directors within the ten (10) day period after the date on which such a request to fix a Demand Record Date was received, the Demand Record Date in respect thereof shall be deemed to be the twentieth (20th) day after the date on which such a request is received. Notwithstanding anything in this Article I, Section 2 to the contrary, no Demand Record Date shall be fixed if the Chair of the Board of Directors determines that the demand or demands that would otherwise be submitted following such Demand Record Date could not comply with the requirements set forth in clauses (ii), (iv), (v) or (vi) of Article I, Section 2(e).

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(d)	Without qualification, a special meeting of the shareholders shall not be called pursuant to Article I, Section 2(a)(iv) unless shareholders of record as of the Demand Record Date who hold, in the aggregate, not less than ten percent (10%) of all of the common shares entitled to vote at such meeting (the “Requisite Percentage”) timely provide one or more demands to call such special meeting in writing and in proper form to the Secretary of the Corporation at the principal executive offices of the Corporation. Only shareholders of record on the Demand Record Date shall be entitled to demand that the Secretary of the Corporation call a special meeting of the shareholders pursuant to Article I, Section 2(a)(iv). To be timely, a shareholder’s demand to call a special meeting must be delivered to, or mailed and received at, the principal executive offices of the Corporation not later than the sixtieth (60th) day following the Demand Record Date. To be in proper form for purposes of this Article I, Section 2, a demand to call a special meeting shall set forth (i) the business proposed to be conducted at the special meeting or the proposed election of directors at the special meeting, as the case may be, (ii) the text of the proposal or business (including the text of any resolutions proposed for consideration), if applicable, and (iii) with respect to any shareholder or shareholders submitting a demand to call a special meeting (except for any shareholder that has provided such demand in response to a solicitation made pursuant to, and in accordance with, Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) by way of a solicitation statement filed on Schedule 14A) (a “Solicited Shareholder”) the information required to be provided pursuant to this Article I, Section 2 of a Requesting Person. A shareholder may revoke a demand to call a special meeting by written revocation delivered to the Secretary at any time prior to the special meeting. If any such revocation(s) are received by the Secretary after the Secretary’s receipt of written demands from the holders of the Requisite Percentage of shareholders, and as a result of such revocation(s), there no longer are unrevoked demands from the Requisite Percentage of shareholders to call a special meeting, the Board of Directors shall have the discretion to determine whether or not to proceed with the special meeting (any such special meeting of the shareholders that has been called may be canceled by resolution of the Board of Directors upon public notice given prior to the time previously scheduled for such special meeting of shareholders).
(e)	The Secretary shall not accept, and shall consider ineffective, a written demand from a shareholder to call a special meeting (i) that does not comply with this Article I, Section 2, (ii) that relates to an item of business to be transacted at such meeting that is not a proper subject for shareholder action under applicable law, (iii) that includes an item of business to be transacted at such meeting that did not appear on the written request that resulted in the determination of the Demand Record Date, (iv) that relates to an item of business (other than the election of directors) that is identical or substantially similar to an item of business (a “Similar Item”) for which a record date for notice of a shareholder meeting (other than the Demand Record Date) was previously fixed and such demand is delivered between the time beginning on the sixty- first (61st) day after such previous record date and ending on the one-year anniversary of such previous record date, (v) if a Similar Item will be submitted for shareholder approval at any shareholder meeting to be held on or before the ninetieth (90th) day after the Secretary receives such demand, or (vi) if a Similar Item has been presented at the most recent annual meeting or at any special meeting held within one year prior to receipt by the Secretary of such demand to call a special meeting.
(f)	After receipt of demands in proper form and in accordance with this Article I, Section 2 from a shareholder or shareholders holding the Requisite Percentage, the Board of Directors shall direct the Secretary of the Corporation to duly call, and the Board of Directors shall determine the place, date and time of, a special meeting of shareholders for the purpose or purposes and to conduct the business specified in the demands received by the Corporation. Notwithstanding anything in these Bylaws to the contrary, the Board of Directors may submit its own proposal or proposals for consideration at such a special meeting. The record date for notice and voting for such a special meeting shall be fixed in accordance with Article I, Section 3 of these Bylaws. The Board of Directors shall direct the Corporation to provide written notice of such special meeting to the shareholders in accordance with Article I, Section 3.
(g)	In connection with a special meeting called in accordance with this Article I, Section 2, the shareholder or shareholders (except for any Solicited Shareholder) who requested that the Board of Directors fix a record date for notice and voting for the special meeting in accordance with this Article I, Section 2 or who delivered a demand to call a special meeting to the Secretary shall further update and supplement the information previously provided to the Corporation in connection with such request or demand, if necessary, so that the information provided or required to be provided in such request or demand pursuant to this Article I, Section 2 shall be true and correct as of the record date for notice of the special meeting and as of the date that is ten (10) business days prior to the special meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than five (5) business days after the record date for notice of the special meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight (8) business days prior to the date for the special meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the special meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the special meeting or any adjournment or postponement thereof); provided, that this Article I, Section 2(g) shall not permit any such shareholder(s) to change any proposed business or nominee (or add any proposed business or nominee), as the case may be.

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(h)	Notwithstanding anything in these Bylaws to the contrary, the Secretary shall not be required to call a special meeting pursuant to this Article I, Section 2 except in accordance with this Article I, Section 2. If the Chair of the Board of Directors shall determine that any request to fix a record date for notice and voting for the special meeting or demand to call and hold a special meeting was not properly made in accordance with this Article I, Section 2, or shall determine that the shareholder or shareholders requesting that the Board of Directors fix such record date or submitting a demand to call the special meeting have not otherwise complied with this Article I, Section 2, then the Board of Directors shall not be required to fix such record date, the Secretary shall not be required to call the special meeting and the Corporation shall not be required to hold the special meeting. In addition to the requirements of this Article I, Section 2, each Requesting Person shall comply with all requirements of applicable law, including all requirements of the Exchange Act, with respect to any request to fix a record date for notice and voting for the special meeting or demand to call a special meeting.
3.	Record Date for and Notice of Shareholder Meetings.
(a)	The Board of Directors, the Chair of the Board of Directors, the Chief Executive Officer, or the President of the Corporation may fix the record date to determine the shareholders entitled to notice of a shareholders’ meeting and to vote or take any other action thereat.
(b)	Written or printed notice stating the place, day, and hour of the meeting, and such other notice as required by the provisions of the Florida Business Corporation Act, Chapter 607 of the Florida Statutes, as amended (the “FCBA”) and in the case of a special meeting, the purpose or purposes for which the meeting is called and the person or persons calling the meeting, shall be communicated by the Corporation to each shareholder of record entitled to vote at the meeting, not less than ten (10) nor more than sixty (60) days before the date of the meeting. If such notice is mailed, it shall be deemed to be delivered when deposited in the United States mail addressed to the shareholder at the address as it appears on the stock transfer books of the Corporation, with postage thereon prepaid. If at any meeting Bylaws are to be altered, repealed, amended, or adopted, notices or waivers thereof shall so state. A shareholder may waive notice of any meeting, in writing, either before or after the meeting. Any previously scheduled meeting of the shareholders may be postponed, and (unless the Articles of Incorporation otherwise provides) any special meeting of the shareholders called pursuant to Article I, Section 2(a)(i)-(iii) may be canceled, by resolution of the Board of Directors upon public notice given prior to the time previously scheduled for such meeting of shareholders.
4.	Quorum Requirements. Absent a provision in the Articles of Incorporation or the FBCA stating otherwise, a majority of the shares entitled to vote shall constitute a quorum for the transaction of business. A meeting may be adjourned despite the absence of a quorum, and notice of an adjourned meeting need not be given if the time and place to which the meeting is adjourned are announced at the meeting at which the adjournment is taken and the adjournment is for a period of less than thirty (30) days. If the adjournment is for thirty (30) days or more, notice of the adjourned meeting shall be given pursuant to Article I, Section 3 of these Bylaws. When a quorum is present at any meeting, action on a matter (other than the election of directors) by a voting group is approved if the votes cast within the voting group favoring the action exceed the votes cast opposing the action, unless the Articles of Incorporation or the FBCA requires a greater number of affirmative votes.
5.	Voting and Proxies. Every shareholder entitled to vote at a meeting may do so either in person or by proxy. A shareholder or a shareholder’s agent or attorney in fact may appoint a proxy to vote or otherwise act for him, including giving waivers and consents, by signing an appointment form or by an electronic transmission of appointment. The electronic transmission must contain or be accompanied by sufficient information to determine that the transmission appointing the proxy is authorized. A proxy must have an effective date. If not dated by the person giving the proxy, the effective date of the proxy is the date on which it is received by the person appointed to serve as proxy, and that date must be noted by the appointee on the appointment form. An appointment of a proxy is effective when the appointment form or electronic transmission is received by the Secretary of the meeting or other officer or agent authorized to tabulate votes. Unless a time of expiration is otherwise specified, an appointment of a proxy is valid for eleven months (unless duly revoked earlier).
6.	Matters Considered at Shareholder Meetings.
(a)	Annual Meetings of Shareholders.
i.	Nominations of persons for election to the Board of Directors and the proposal of other business to be considered by the shareholders may be made at an annual meeting of shareholders (a) pursuant to the Corporation’s notice of meeting, (b) by or at the direction of the Board of Directors or the Chair of the Board of Directors or (c) by any shareholder of the Corporation who (1) was a shareholder of record at the time of giving of notice provided for in this Article I, Section 6 and at the time of the annual meeting, (2) is entitled to vote at the meeting and (3) complies with the notice procedures set forth in this Article I, Section 6 (including, without limitation, by providing any updates or supplements at the times and in the forms required by Article I, Section 6(a)(ii)(e)) as to such business or nomination. The foregoing clause (c) shall be the exclusive means for a shareholder to make nominations or submit other business (other than matters properly brought under Rule 14a-8 under the Exchange Act and included in the Corporation’s notice of meeting) before an annual meeting of shareholders.

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ii.	Without qualification, for any nominations or any other business to be properly brought before an annual meeting by a shareholder pursuant to Article I, Section 6(a)(i)(c), the shareholder must have given timely notice thereof in writing to the Secretary of the Corporation and such other business must otherwise be a proper matter for shareholder action. To be timely, a shareholder’s notice shall be delivered to the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the one hundred twentieth (120th) day and not later than the close of business on the ninetieth (90th) day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date, notice by the shareholder to be timely must be so delivered not earlier than the close of business on the one hundred twentieth (120th) day prior to the date of such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than one hundred (100) days prior to the date of such annual meeting, then the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by the Corporation. In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period for the giving of a shareholder’s notice as described above.

To be in proper form, a shareholder’s notice (whether given pursuant to this Article I, Section 6(a)(ii) or Article I, Section 6(b)) to the Secretary must:

(a)

set forth, as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (1) the name and address of such shareholder, as they appear on the Corporation’s books, and of such beneficial owner, if any, (2) (A) the class or series and number of shares of the Corporation which are, directly or indirectly, owned beneficially and of record by such shareholder and such beneficial owner, (B) any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Corporation or with a value derived in whole or in part from the value of any class or series of shares of the Corporation, whether or not such instrument or right shall be subject to settlement in the underlying class or series of capital stock of the Corporation or otherwise (a “Derivative Instrument”) directly or indirectly owned beneficially by such shareholder or such beneficial owner and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the Corporation, (C) any proxy, contract, arrangement, understanding, or relationship pursuant to which such shareholder or such beneficial owner has a right to vote any shares of any security of the Corporation, (D) any short interest in any security of the Corporation (for purposes of this Article I, Section 6(a)(ii) a person shall be deemed to have a short interest in a security if such person directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from any decrease in the value of the subject security), (E) any rights to dividends on the shares of the Corporation owned beneficially by such shareholder or such beneficial owner that are separated or separable from the underlying shares of the Corporation, (F) any proportionate interest in shares of the Corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such shareholder or such beneficial owner is a general partner or, directly or indirectly, beneficially owns an interest in a general partner, (G) any performance-related fees (other than an asset-based fee) that such shareholder or such beneficial owner is entitled to based on any increase or decrease in the value of shares of the Corporation or Derivative Instruments, if any, as of the date of such notice, including without limitation any such interests held by members of such shareholder’s or such beneficial owner’s immediate family sharing the same household (which information shall be supplemented by such shareholder and beneficial owner, if any, not later than ten (10) days after the record date for the meeting to disclose such ownership as of the record date), (H) any pending or threatened legal proceeding in which such shareholder or such beneficial owner is a party or participant involving the Corporation or any of its officers or directors, or any affiliate of the Corporation, (I) any other material relationship between such shareholder or such beneficial owner, on the one hand, and the Corporation, any affiliate of the Corporation or any principal competitor of the Corporation, on the other hand, and (J) to the extent known to such shareholder or such beneficial owner, the name(s) of any other shareholder(s) of the Corporation (whether holders of record of beneficial owners) that support the business that the shareholder proposes to bring before the meeting or the nominees whom the shareholder proposes to nominate for election or reelection to the Board of Directors, as applicable, (3) a representation of such shareholder and such beneficial owner, if any, that such person (or a qualified representative thereof) intends to appear in person at the meeting, and (4) any other information relating to such shareholder and beneficial owner, if any, that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder (the disclosures to be made pursuant to the foregoing clauses (1), (2), (3)and (4) are referred to herein as the “Shareholder Information”);

(b)

if the notice relates to any business other than a nomination of a director or directors that the shareholder proposes to bring before the meeting in addition to the information required by Article I, Section 6(a)(ii)(a), set forth (1) a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest of such shareholder and beneficial owner, if any, in such business and (2) a description of all agreements, arrangements and understandings between such shareholder and beneficial owner, if any, and any other person or persons (including their names) in connection with the proposal of such business by such shareholder;

(c)

in addition to the information required by Article I, Section 6(a)(ii)(a), set forth, as to each person, if any, whom the shareholder proposes to nominate for election or reelection to the Board of Directors (1) all information relating to such person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies

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for election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected) and (2) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such shareholder and beneficial owner, if any, and their respective affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including, without limitation all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K if the shareholder making the nomination and any beneficial owner on whose behalf the nomination is made, if any, or any affiliate or associate thereof or person acting in concert therewith, were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant (the disclosures to be made pursuant to the foregoing clauses (1) and (2) are referred to herein as the “Nominee Information”);

(d)

with respect to each nominee for election or reelection to the Board of Directors, include a completed and signed questionnaire, representation and agreement required by Article I, Section 6(c). The Corporation may require any proposed nominee to furnish such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as an independent director of the Corporation or that could be material to a reasonable shareholder’s understanding of the independence, or lack thereof, of such nominee; and

(e)

a shareholder giving the notice shall update and supplement its notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 6(a)(ii) shall be true and correct as of the record date for notice of the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than five (5) business days after the record date for notice of the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight (8) business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof); provided, that this Article I, Section 6(a)(ii)(e) shall not permit any such shareholder(s) to change any proposed business or nominee (or add any proposed business or nominee), as the case may be.

iii.	Notwithstanding anything in Article I, Section 6(a)(ii) to the contrary, in the event that the number of directors to be elected to the Board of Directors at an annual meeting of shareholders is increased and there is no public announcement by the Corporation naming all of the nominees for director or specifying the size of the increased Board of Directors at least one hundred (100) days prior to the first anniversary of the preceding year’s annual meeting, a shareholder’s notice required by this Article I, Section 6(a) shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the Corporation.
(b)	Special Meetings of Shareholders. Only such business shall be conducted at a special meeting of shareholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Nominations of persons for election to the Board of Directors may be made at a special meeting of shareholders at which directors are to be elected pursuant to the Corporation’s notice of meeting (a) by or at the direction of the Board of Directors, or (b) provided that the Board of Directors has determined that directors shall be elected at such meeting, by any shareholder of the Corporation who (1) is a shareholder of record at the time of giving of notice provided for in this Article I, Section 6(b) and at the time of the special meeting, (2) is entitled to vote at the meeting, and (3) complies with the notice procedures set forth in this Article I, Section 6(b) as to such nomination (including, without limitation, by providing all information required to be provided with respect to such nominating shareholder, including, without limitation, by providing any updates or supplements at the times and in the forms required by Article I, Section 6(a)(ii)(e)). In the event the Corporation calls a special meeting of shareholders for the purpose of electing one or more directors to the Board of Directors, any such shareholder may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Corporation’s notice of meeting, if the shareholder’s notice (in proper form) required by Article I, Section 6(a)(ii) with respect to any nomination (including, without limitation, the completed and signed questionnaire, representation and agreement required by Article I, Section 6(c) and the information with respect to such nominating shareholder required by Article I, Section 6(a)(ii)) shall be delivered to the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the one hundred twentieth (120th) day prior to the date of such special meeting and not later than the close of business on the later of the ninetieth (90th) day prior to the date of such special meeting or, if the first public announcement of the date of such special meeting is less than one hundred (100) days prior to the date of such special meeting, then the tenth (10th) day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. In no event shall any adjournment or postponement of a special meeting or the announcement thereof commence a new time period for the giving of a shareholder’s notice as described above.
(c)	Submission of Questionnaire, Representation and Agreement. To be eligible to be a nominee of a shareholders of the Corporation for election or reelection as a director of the Corporation, a person must deliver (in accordance with the time periods prescribed for delivery of notice under this Article I, Section 6) to the Secretary at the principal executive offices of the Corporation a written questionnaire with respect to the background and qualification of such person and the background of any

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other person or entity on whose behalf the nomination is being made (which questionnaire shall be provided by the Secretary upon written request) and a written representation and agreement (in the form provided by the Secretary upon written request) that such person: (a) is not and will not become a party to (1) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation or (2) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Corporation, with such person’s fiduciary duties under applicable law, (b) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed therein, and (c) in such person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director of the Corporation, and will comply with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Corporation.
(d)	General.
i.	Only such persons who are nominated in accordance with the procedures set forth in this Article I, Section 6 shall be eligible to serve as directors and only such business shall be conducted at a meeting of shareholders as shall have been brought before the meeting in accordance with the procedures set forth in this Article I, Section 6. Except as otherwise provided by law, the Articles of Incorporation or these Bylaws, the chairman of the meeting shall have the power to determine all matters relating to the conduct of the meeting, including, but not limited to, determining whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in this Article I, Section 6 and, if any proposed nomination or business is not in compliance with this Article I, Section 6, to declare that such defective proposal or nomination shall be disregarded.
ii.	For purposes of this Article I, Section 6, a “public announcement” shall mean disclosure in a press release reported by a national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act and the rules and regulations promulgated thereunder.
iii.	Notwithstanding the foregoing provisions of this Article I, Section 6, all director nominations are subject to any required regulatory approval(s) and to the director qualifications set forth in Article II, Section 2, and a proposed director will not be entitled to vote on any matter or otherwise take any action in the capacity of a director until all required regulatory approvals, if any, have been obtained. In addition, notwithstanding the foregoing provisions of this Article I, Section 6, a shareholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Article I, Section 6; provided, however, that any references in these Bylaws to the Exchange Act or the rules promulgated thereunder are not intended to and shall not limit the requirements applicable to nominations or proposals as to any other business to be considered pursuant to Article I, Section 6(a)(i)(c) or Article I, Section 6(b). Nothing in Article I, Section 6 shall be deemed to affect any rights of shareholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.
iv.	Unless otherwise required by law, if the shareholder (or a qualified representative of the shareholder) does not appear at the annual or special meeting of shareholders of the Corporation to present the nomination or proposal in compliance with the shareholder’s representation required by Article I, Section 6(a)(ii)(a)(3), such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes hereof, to be considered a qualified representative of the shareholder, a person must be a duly authorized officer, manager or partner of such shareholder or must be authorized by a writing complying with Article I, Section 5 to act for such shareholder as proxy at the meeting of shareholders, and such person must produce such writing, or a reliable reproduction thereof, at the meeting of shareholders.

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7.	Conduct of Meetings.
(a)	Meetings of shareholders shall be presided over by the Chair of the Board of Directors or, in his or her absence, by the Vice Chair or another director or executive officer designated by the Board of Directors. Such person is referred to in these Bylaws as the presiding officer or as the chairman of the meeting. The presiding officer shall determine all questions of order or procedure (and the presiding officer’s rulings shall be final) and may, in his or her discretion, adjourn a meeting of shareholders regardless of whether a quorum is present.
(b)	The Secretary of the Corporation, with the assistance of such agents as may be designated by the Secretary, shall make all determinations of the validity of proxies presented and ballots cast.
(c)	In the event that any person or group other than the Board of Directors hold proxies for more than ten (10) other shareholders, any vote taken with respect to any contested matter, determined to be such by the presiding officer, shall be taken in the following manner:
i.	Shareholders wishing to vote in person shall obtain ballots from the Secretary and cast their votes. After a period determined to be reasonable by the presiding officer, no further voting in person shall be permitted.
ii.	Thereafter, persons holding proxies shall obtain a ballot from the Secretary which shall be in a form to permit the votes cast with respect to each appointment of proxy to be identified as such and shall fill out such ballot and return it together with the original appointments of proxies to the Secretary. After a period determined to be reasonable by the presiding officer, the polls shall be closed and no further voting on the question shall be allowed.
iii.	If the number of proxies held by persons or groups other than the Board of Directors is high, the presiding officer may, after consultation with the Secretary, adjourn the meeting for up to seventy-two (72) hours, to permit the counting of the votes; provided, however, that the presiding officer may, in his or her discretion, permit other business, including the casting of other votes, to be transacted prior to any such adjournment.

ARTICLE II
BOARD OF DIRECTORS

1.	Composition of Board of Directors. The Corporation shall have a Board of Directors consisting of active directors, whose qualifications, election, number, etc. are described and discussed in this Article II and throughout these Bylaws. Whenever the terms “director” or “Board of Directors” or “Board” are used herein or in other corporate documents, the terms shall include active directors only.
2.	Qualification and Election of Active Directors.
(a)	Except for any directors as to whom such age requirement has been waived by the Board of Directors as set forth in this Section 2(a) of Article II, directors must be shareholders, not under twenty (20) years of age and not over seventy-two (72) years of age at the time of the shareholders’ meeting at which they are elected by the shareholders. In the event that a director attains age seventy- two (72) during his or her term of office, he or she shall serve until the end of his or her then-current term of office after his or her seventy-second (72nd) birthday. Notwithstanding the foregoing, if the Board of Directors determines that it is in the best interests of the Corporation and its shareholders, the Board of Directors, upon the recommendation of the Governance and Nominating Committee, may waive the foregoing requirements for one or more directors.

The terms of all directors shall expire at the next annual meeting of shareholders following their election. Each director, except in the case of his or her death, resignation, removal or disqualification, shall hold office until the expiration of the term for which he or she is elected and thereafter until his or her successor has been elected and qualified or until there is a decrease in the number of directors.

(b)	Nomination of Directors. The Board of Directors shall nominate, upon recommendation of the Governance and Nominating Committee, the Board’s nominees for the Board of Directors to the shareholders. No other person shall be a nominee or be eligible to be a director of the Corporation unless that person shall have first been nominated by a record shareholder of the Corporation in accordance with Article I, Section 6 of these Bylaws.
3.	Number. The maximum number of active directors is fixed by the Articles of Incorporation and may be altered only by amendment thereto but shall never be less than the number required by law, with the number of directors to be set or changed from time to time within such minimum and maximum range by resolution of a majority of the full Board of Directors.
4.	Meetings. The annual meeting of the Board of Directors shall be held immediately after the adjournment of the annual meeting of the shareholders, at which time the officers of the Corporation shall be elected. The Board of Directors may also designate more frequent intervals for regular meetings. Special meetings may be called at any time by any one director or any two officers of the Corporation in addition to those parties entitled to call such meetings under Florida law.

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5.	Notice of Directors’ Meetings. The annual and all regular meetings of the Board of Directors may be held without notice. Special meetings shall be held with not less than one hour notice of such meeting to be given to each director, which notice shall be given on a best efforts basis by those calling the meeting. Notice may be waived in writing before or after a meeting. If the meeting is one at which Bylaws are to be altered, repealed, or adopted both waivers and notices must so state. Notice of a special meeting may be given by the Chair, the Chief Executive Officer or any three (3) directors. If the notice of the meeting is not given in writing at least two (2) days prior to the meeting no action shall be taken at the meeting unless such action is approved by the affirmative vote of a majority of the entire Board of Directors.
6.	Quorum and Vote. The presence of a majority of the directors shall constitute a quorum for the transaction of business. A meeting may be adjourned despite the absence of a quorum and notice of an adjourned meeting need not be given if the time and place to which the meeting is adjourned are fixed at the meeting at which the adjournment is taken. The vote of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors, unless the vote of a greater number is required by the Articles of Incorporation, these Bylaws, or by the FBCA.
7.	Appointment of Chair, Committees. The Board of Directors shall appoint a Chair of the Board of Directors, based on the recommendation of the Governance and Nominating Committee. The Board of Directors shall, by resolution adopted by a majority of its members, designate such standing committees (each, a “Board Committee”) with designations of authority, as it deems appropriate, which shall include Audit, Risk, Compensation, and Governance and Nominating Committees. Nominations to such other committees shall be made to the Board of Directors by the Governance and Nominating Committee of the Board of Directors after considering the recommendation of the Chair of the Board of Directors.
8.	Powers. In addition to other powers specifically set out herein or that apply under the FBCA or other applicable law, the Board of Directors shall have the power to manage and administer the affairs of the Corporation and to do and perform all lawful acts with respect to the affairs of the Corporation except those that may be specifically reserved to the shareholders under the FBCA or other applicable law.
9.	Contracts with Interested Directors. Subject to Section 607.0832 of the FCBA, no contract or other transaction between this Corporation and any other corporation shall be affected by the fact that any director of this Corporation is interested in, or is a director or officer of, such other corporation, and any director, individually or jointly, may be a party to, or may be interested in, any contract or transaction of this Corporation or in which this Corporation is interested; and no contract, or other transaction, of this Corporation with any person, firm, or corporation, shall be affected by the fact that any director of this Corporation is a party to, or is interested in, such contract, act, or transaction, or is in any way connected with such person, firm, or corporation, and every person who may become a director of this Corporation is hereby relieved from any liability that might otherwise exist from contracting with the Corporation for the benefit of himself or any firm, association, or corporation in which he may be in any way interested.
10.	Special Considerations by Directors. In accordance with Section 607.0830(6) of the FBCA, the directors of this Corporation shall consider all such factors they deem relevant in evaluating any proposed tender offer or exchange offer for the Corporation’s stock, any proposed merger or consolidation of the Corporation with or into another corporation and any proposal to purchase or otherwise acquire all of the assets of the Corporation. The directors shall evaluate whether the proposal is in the best interests of the Corporation by considering the best interests of the shareholders and other factors the directors determine to be relevant, including the social, legal and economic effects on employees, customers and the communities served by the Corporation and its subsidiary or subsidiaries. The directors shall evaluate the consideration being offered to the shareholders in relation to the then current market value of the Corporation, the then current market value of shares of the Corporation in a freely negotiated transaction, and the directors’ estimate of the future value of shares of the Corporation as an independent entity.

ARTICLE III
OFFICERS

1.	Number. The Corporation shall have a Chief Executive Officer, a President, Chair of the Board of Directors, one or more Vice Presidents, a Secretary, and such other officers as the Board of Directors shall from time to time deem necessary. Any two or more offices may be held by the same person. The Chair of the Board of Directors, and any Vice Chair of the Board of Directors, may but need not be an employee of the Corporation.
2.	Election and Term. The officers shall be elected by the Board of Directors at its annual meeting. Each officer shall serve until the expiration of the term for which he is elected, and thereafter until his or her successor has been elected and qualified.
3.	Duties. All officers shall have such authority and perform such duties in the management of the Corporation as are normally incident to their offices and as the Board of Directors may from time to time provide. The Chief Executive Officer of the Corporation shall report to the Board of Directors and shall designate and assign the duties of the officers under his or her supervision, at the direction or with the approval of the Board of Directors.

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ARTICLE IV
RESIGNATIONS AND VACANCIES

1.	Resignations. Any Director may resign at any time by giving written notice to the Chair of the Board of Directors, the Chief Executive Officer, or the Secretary. Any such resignation shall take effect at the time specified therein, or, if no time is specified, then upon its acceptance by the Board of Directors.
2.	Vacancies. Newly created directorships resulting from an increase in the number of directors and vacancies occurring in any office or directorship for any reason, including removal of an officer or director with or without cause, may be filled by the vote of a majority of the directors then in office, even if less than a quorum exists.

ARTICLE V
CAPITAL STOCK

1.	Stock Certificates. Unless otherwise decided by the Board of Directors (or by the Chief Executive Officer, if the Board of Directors has authorized the issue of all of the Corporation’s shares without certificates as contemplated by Article V, Section 2 of these Bylaws), every shareholder shall be entitled to a certificate or certificates of capital stock of the Corporation in such form as may be prescribed by the Board of Directors. Unless otherwise decided by the Board of Directors, such certificates shall be signed by the Chief Executive Officer or President and by the Secretary or an Assistant Secretary of the Corporation. In the case of the loss, mutilation, or destruction of a certificate of stock, a duplicate certificate may be issued upon such terms as the Board of Directors or an officer of the Corporation shall prescribe.
2.	Shares Without Certificates. The Board of Directors of the Corporation may authorize the issue of some or all of the shares of any or all of its classes or series without certificates in accord with the provisions of Chapter 678 of the 2024 Florida Statutes (the “FL Statutes”). Within a reasonable time after the issue or transfer of shares without certificates, the Corporation or its designated transfer agent shall send the shareholder a written statement containing the following information: (a) the name of the Corporation and a statement that it is organized under the laws of Florida; (b) the name of the person to whom the shares are issued; (c) the number and class of shares and the designation of the series, if any, of the shares; (d) if at such time the Corporation is authorized to issue different classes of shares or different series within a class, a summary of the designations, relative rights, preferences, and limitations applicable to each class and the variations in rights, preferences, and limitations determined for each series (and the authority of the Board of Directors to determine variations for future series); and (e) if applicable, a conspicuous notation that the shares are subject to a restriction on their transfer.
3.	Registration of the Transfer of Shares. Registration of the transfer of shares of the Corporation shall be made only on the stock transfer books of the Corporation (which stock transfer books may be kept by the Corporation or the transfer agent designated by the Corporation to transfer the shares or other agent designated by the Corporation). If a share certificate in registered form is presented to the Corporation with a request to register a transfer of the shares, or an instruction is presented to the Corporation with a request to register the transfer of uncertificated shares, then, subject to applicable law, the Corporation shall register the transfer as requested if: (a) under the terms of the shares the person seeking registration of transfer is eligible to have the shares registered in their name; (b) the indorsement or instruction is made by the appropriate person or by an agent who has actual authority to act on behalf of the appropriate person; (c) reasonable assurance is given that the indorsement or instruction is genuine and authorized (without limiting the foregoing, the Corporation or its transfer agent, may require that the indorsement or instruction must have been guaranteed by a commercial bank or brokerage firm that is a member of the Financial Industry Regulatory Authority (FINRA) and reasonable assurance is given that such endorsements are effective; (d) any applicable law relating to the collection of taxes has been complied with; (e) the transfer does not violate any restriction on transfer imposed by the Corporation in accordance with Section 678.2041 of the FL Statutes; (f) the registered owner has not made a demand that the shares not be transferred, or if such demand has been made, the procedures set forth in Section 678.4031 of the FL Statutes permit the transfer; and (g) the transfer is in fact rightful or is to a person otherwise entitled to obtain the shares as a protected purchaser as defined in Section 678.3031 of the FL Statutes. A person acting as authenticating trustee, transfer agent, registrar, or other agent for the Corporation in the registration of a transfer of its securities, in the issue of new security certificates or uncertificated securities, or in the cancellation of surrendered security certificates has the same obligation to the holder or owner of a certificated or uncertificated security with regard to the particular functions performed as the Corporation has in regard to those functions.
4.	Control Share Acquisitions. The provisions of Section 607.0902 of the FCBA shall not apply to control share acquisitions of the shares of any or all of its classes or series of the Corporation.

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ARTICLE VI
ACTION BY CONSENT

1.	Shareholders. Shareholders may act without a meeting on written consent, setting forth the action so taken, signed by the holders of all outstanding shares entitled to vote thereon or their attorneys-in-fact or proxy holders. Such consent shall be filed with the Secretary as part of the corporate records.
2.	Board of Directors; Board Committees. The Board of Directors or any Board Committee can act without a meeting on action taken by a majority of the members thereof, or by a much larger vote as the Articles of Incorporation or these Bylaws require, if all directors or Board Committee members, as applicable, execute, before or after the action taken, a written consent thereto and the consent is filed in the records of the Corporation. Action which is permitted to be taken only when authorized at a meeting of the Board of Directors or Board Committee, as applicable, can be taken without a meeting, if before or after the action, all Board of Directors or Board Committee members, as applicable, consent thereto in writing and the consent is filed in the minute book of the Board of Directors or Board Committee, as applicable. Such consent shall have the same effect as a vote of the Board of Directors or Board Committee, as applicable, for all purposes.

ARTICLE VII
INDEMNIFICATION

1.	Right to Indemnification. Any person who at any time serves or has served as a director or officer of the Corporation, or who, while serving as a director or officer of the Corporation, serves or has served, at the request of the Corporation, as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or as a trustee or administrator under an employee benefit plan (whether or not such person continues to serve in such capacity at the time of any indemnification or advancement of expenses pursuant hereto is sought or at the time any proceeding relating thereto exists or is brought), shall have the right to be indemnified by the Corporation as set forth in the Articles of Incorporation and as further provided herein.
2.	Right to Advancement of Expenses. The right to indemnification conferred in the Articles and in this Article VII shall include the right to be paid by the Corporation the reasonable expenses (including attorney’s fees) incurred in defending any such action, suit or proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if required by law, an advancement of expenses incurred by a claimant shall be made only if: (a) the claimant furnishes the Corporation with a written affirmation of his or her good faith belief that he or she met the standard of conduct required by law; and (b) the claimant furnishes the Corporation with a written undertaking, executed personally on his or her behalf, to repay the advance if it is ultimately determined that he did not meet the standard of conduct.
3.	Payment of Indemnification and Advancement of Expenses. The Board of Directors of the Corporation shall take all such action as may be necessary and appropriate to authorize the Corporation to pay the indemnification and advancement of expenses required by in the Articles and this Article VII, including, without limitation, making a determination that indemnification and/or advancement of expenses is permissible in the circumstances and a good faith evaluation of the manner in which the claimant acted and of the reasonable amount of indemnity or expenses due him. The Board of Directors may appoint a committee or special counsel to make such determination and evaluation. Following any “Change of Control” of the Corporation defined in the Corporation’s 2012 Omnibus Stock and Performance Plan (or any comparable term as defined in any successor to such plan), any determination as to entitlement of indemnification and advancement of expenses under in the Articles and this Article VII shall be made by independent special legal counsel selected in the manner provided in the FBCA.
4.	Right of Indemnitee to Bring Suit. If a claim under in the Articles and this Article VII is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty (20) days, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the claimant shall be entitled to be paid also for the expense of prosecuting or defending such suit. In (i) any suit brought by a claimant to enforce a right to indemnification or advancement of expenses hereunder, it shall be a defense that, and (ii) in any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, the claimant has not met the applicable standard for indemnification and/or advancement of expenses to the fullest extent permitted by law. A determination by the Corporation (including its Board of Directors, any Board Committee, independent legal counsel, or the shareholders) that a claimant has not met such applicable standard of conduct shall not create a presumption that the claimant has not met the applicable standard of conduct or, in the case of such a suit brought by a claimant, be a defense to such suit. In any suit brought by a claimant to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the claimant is not entitled to be indemnified, or to such advancement of expenses, under in the Articles and this Article VII or otherwise shall be on the Corporation.
5.	Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under applicable law.

103 SOUTHSTATE

APPENDIces

6.	Indemnification of Employees and Agents of the Corporation. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article VII with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.
7.	Binding and Nonexclusive. Any person who at any time after the adoption of this Article VII serves or has served in the aforesaid capacity for or on behalf of the Corporation shall be deemed to be doing or to have done so in reliance upon, and as consideration for, and shall have an express contractual entitlement to, the right of indemnification and advancement of expenses provided herein. Such right shall inure to the benefit of the legal representatives of any such person and shall be exclusive of any other rights to which such person may be entitled apart from the provision of this Article VII. Any amendment or modification of this Article VII or otherwise of these Bylaws that in any way diminishes or adversely affects any rights to indemnification, advancement of expenses or otherwise set forth in this Article VII shall be prospective only and shall not in any way diminish or adversely affect any such rights with respect to any actual or alleged state of facts, occurrence, action or omission occurring prior to the time of such amendment or modification, or proceeding previously or thereafter brought or threatened based in whole or in part upon any such actual or alleged state of facts, occurrence, action or omission, and all of such rights shall continue as to any such person who has ceased to be a director or officer of the Corporation or ceased to serve at the Corporation’s request as a director, officer, partner, trustee, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise, or as a trustee or administrator under an employee benefit plan, and shall inure to the benefit of such person’s heirs, executors and administrators. If any provision or provisions of this Article VII shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (1) the validity, legality and enforceability of the remaining provisions of this Article VII (including, without limitation, each portion of any paragraph of this Article VII containing any such provision held to be invalid, illegal or unenforceable that is not, itself, held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (2) to the fullest extent possible, the provisions of this Article VII (including, without limitation, each such portion of any paragraph of this Article VII containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

ARTICLE VIII
EXCLUSIVE FORUM

Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer or other employee of the Corporation to the Corporation or the Corporation’s shareholders, (iii) any action asserting a claim against the Corporation or any director or officer or other employee of the Corporation arising pursuant to any provision of the FBCA or the Corporation’s Certificate of Incorporation or Bylaws (as either may be amended from time to time), or (iv) any action asserting a claim against the Corporation or any director or officer or other employee of the Corporation governed by the internal affairs doctrine shall be a state court located within Polk County in the State of Florida (or, if no state court located within the State of Florida has jurisdiction, the federal district court serving Polk County in the District of Florida).

ARTICLE IX
AMENDMENT OF BYLAWS

These Bylaws may be amended, added to, or repealed either by: (1) the affirmative vote of the holders of eighty percent (80%) of the shares entitled to vote, or (2) a majority vote of the entire Board of Directors.

2025 PROXY STATEMENT 104

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. V62401-Z89457-P26338 1a. David R. Brooks 1b. Ronald M. Cofield, Sr. 1c. Shantella E. Cooper 1d. John C. Corbett 1e. Jean E. Davis 1f. Martin B. Davis 1g. Janet P. Froetscher 1h. Douglas J. Hertz 1i. Merriann Metz 1j. G. Ruffner Page, Jr. 1k. William Knox Pou, Jr. For Against Abstain ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! SOUTHSTATE CORPORATION 1101 FIRST STREET SOUTH WINTER HAVEN, FL 33880 1. Election of Directors Nominees: The Board of Directors recommends you vote FOR the following proposals 1, 2, 3, and 4: 1l. James W. Roquemore 1m. David G. Salyers 1o. Joshua A. Snively 1n. G. Stacy Smith Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. For Withhold For Withhold SOUTHSTATE CORPORATION 2. Approval, as an advisory, non-binding “say on pay” resolution, of our executive compensation; 3. Approval of a Change in the Company's Domicile from South Carolina to Florida; and 4. Ratification, as an advisory, non-binding vote, of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. ! ! ! SCAN TO VIEW MATERIALS & VOTEw VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information Vote by 11:59 p.m. Eastern Time on April 22, 2025 for shares held directly and by 11:59 p.m. Eastern Time on April 20, 2025 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on April 22, 2025 for shares held directly and by 11:59 p.m. Eastern Time on April 20, 2025 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

V62402-Z89457-P26338 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report on Form 10-K and Shareholder Letter are available at www.proxyvote.com. SOUTHSTATE CORPORATION Annual Meeting of Shareholders April 23, 2025 at 9:00 AM This proxy is solicited by the Board of Directors The shareholder(s) hereby appoint(s) Beth S. DeSimone and Stephen D. Young, or either of them, as proxies, each with the power to appoint his/her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of SOUTHSTATE CORPORATION that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 9:00 AM, EDT on April 23, 2025, at the Rivergate Tower, 400 North Ashley Drive, 29th Floor, Tampa, Florida 33602 and any adjournment or postponement thereof. THE PROXIES WILL VOTE ON THE PROPOSALS SET FORTH IN THE NOTICE OF ANNUAL MEETING AND PROXY STATEMENT AS SPECIFIED ON THIS CARD. IF A VOTE IS NOT SPECIFIED, THE PROXIES WILL VOTE IN FAVOR OF THE ELECTION OF THE DIRECTORS LISTED ON THE REVERSE SIDE, FOR APPROVAL OF AN ADVISORY RESOLUTION TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, FOR APPROVAL OF A CHANGE IN DOMICILE OF THE COMPANY FROM SOUTH CAROLINA TO FLORIDA, AND FOR RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND IF ANY OTHER MATTERS PROPERLY COME BEFORE THE ANNUAL MEETING, SAID PROXIES WILL VOTE ON SUCH MATTERS IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS. Continued and to be signed on reverse side